                                                Filed pursuant to Rule 424(b)(4)
                                                Registration No. 333-31916
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus
March 28, 2000

                                [LOGO OF BEFREE]

                        6,000,000 Shares of Common Stock
--------------------------------------------------------------------------------

The Company:

                                         The Offering:
 .  We are a leading provider of          .  We are offering 4,046,608 shares
   services that enable our                 of our common stock, and the
   customers to generate, place and         selling stockholders identified in
   manage hyperlink promotions for          this prospectus are offering
   their products and services in           1,953,392 shares of our common
   tens of thousands of locations           stock.
   on the Internet. Our customers
   pay us for these promotions only      .  The underwriters have an option to
   when they generate sales or              purchase up to an additional
   traffic.                                 900,000 shares from us to cover
                                            over-allotments.

Symbol & Market:
 .  BFRE/Nasdaq National Market           .  Closing: March 31, 2000

Last Reported Sale Price:
 .  $27.625

    -----------------------------------------------------------------

                                         Per Share    Total
    -----------------------------------------------------------
      Public offering price:              $ 27.50  $165,000,000
      Underwriting fees:                    1.375     8,250,000
      Proceeds to Be Free:                 26.125   105,717,634
      Proceeds to selling stockholders:    26.125    51,032,366
    -----------------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 8.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

              Chase H&Q

                               Robertson Stephens

                                               Dain Rauscher Wessels

                                                            DLJdirect Inc.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
Risk Factors........................    8
Use of Proceeds.....................   22
Price Range of Common Stock.........   22
Dividend Policy.....................   22
Capitalization......................   23
Dilution............................   24
Selected Consolidated Financial
 Data...............................   25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   28
Business............................   38

                                      Page
Management..........................   53
Transactions with Related Parties...   62
Principal and Selling Stockholders..   65
Description of Capital Stock........   68
Shares Eligible for Future Sale.....   71
Underwriting........................   75
Legal Matters.......................   77
Experts.............................   77
Where You Can Find More Information.   78
Index to Financial Statements.......  F-1

                               PROSPECTUS SUMMARY

   This summary may not contain all of the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision. Unless otherwise indicated, all information in this prospectus:

  . gives effect to our 2-for-1 common stock split effected as a 100% stock dividend on March 8, 2000; and

  . assumes that the underwriters will not exercise their over-allotment option.

                                    Be Free

Our Business

   We are a leading provider of services which enable our customers to generate, place and manage hyperlink promotions for their products and services in tens of thousands of locations on the Internet. Our customers pay us for these promotions only when they generate sales or traffic. Our customers include both online merchants, which sell goods or services over the Internet, and portals, which are high traffic Web sites designed to provide content and Internet search capabilities. We recently initiated new services designed to enable similar marketing methods for the business-to-business marketplace.

   Our customers use our services to establish and manage their own marketing relationships directly with third parties that host Web sites or send e-mail messages. We refer to these third parties as our customers' marketing partners and our customers sometimes refer to them as their affiliates. We enable these marketing partners to choose from among a variety of hyperlink promotions made available by our customers. These marketing partners can then integrate the promotions they choose anywhere within the content contained in their Web sites and e-mail messages that is relevant to our customers' products or services being promoted. We track the sales or traffic generated for our customers by these hyperlink promotions and report this information to our customers and to their marketing partners.

   Our customers pay their marketing partners only for those promotions that perform by generating sales or traffic. We call this performance marketing. In contrast, businesses that use more traditional Internet marketing, such as banner advertising, pay for their promotions based upon the number of times the advertisement is viewed, without regard to any sales or traffic generated. Because of this difference and because marketing partners can choose the promotions and the way they are integrated into relevant content in the marketing partner's Web site or e-mail message, our customers generally view their establishment of these marketing relationships as a separate online sales channel for their goods and services. These are commonly known as performance marketing sales channels. We provide customers with a solution that allows them to cost-effectively establish, manage and reward these performance marketing sales channels. We enable our customers to increase their sales and traffic and decrease their cost of customer acquisition.

   Our services are critical to performance marketing because they:

  . provide a data interchange, consisting of a centralized database, that enables the exchange of data between our customers' catalog, transactional and fulfillment systems with their marketing partners' Web sites and e-mail messages;

  . enable our customers to manage promotions that we store on our servers, consisting of hyperlinks in a variety of formats for each of our customers' products or services;

  . enable each of our customer's marketing partners to select and generate those promotions from our servers that are relevant to the content on its Web site or within its e-mail messages and integrate those promotions within that content;

  . track the effectiveness of each individual promotion by recording each time a user views it on a marketing partner's site, clicks on it and is directed to our customer's site, and makes a purchase on that customer's site; and

  . collect, store and analyze viewing, click-through and sales data to improve the effectiveness of online marketing and to reduce the cost of customer acquisition.

   Using our services, our customers pay only for those individual promotions that generate sales or traffic. Our online merchant customers typically pay us fees based upon the sales resulting from promotions hosted by their marketing partners. Our portal customers typically pay us fees based upon the traffic resulting from promotions hosted by their marketing partners. Our customers enter into separate agreements directly with their marketing partners and pay them separate fees based on the level of sales or traffic they generate by hosting the promotions. As a result, our economic interests are closely aligned with the economic interests of our customers and their marketing partners.

   Our performance marketing services to date have focused on enabling our customers to establish and manage marketing relationships with third party Web sites that include on their sites hyperlinks to our customers' Web sites. We also provide performance marketing services which enhance more traditional online marketing, such as the serving of ad banners, by tracking their effectiveness through to a sale rather than merely tracking the number of times they are viewed. Our services also enable the inclusion of hyperlinks in e-mail messages sent by businesses and individuals and to track their effectiveness through to a sale. To date, our banner ad serving and e-mail services have not generated a material amount of our revenue.

   The promotions we tracked for our customers were shown more than 896 million times in February 2000 through our customers' 3.5 million performance marketing relationships. Jupiter Communications, an Internet research firm, estimates that online merchants that have established performance marketing relationships with Web site publishers generate on average 17% of their online sales through these relationships. We believe that performance marketing sales channels will constitute an increasingly significant revenue source for our customers.

Our Market Opportunity

   The Internet has experienced rapid growth both in terms of the number of users online and in the amount and dispersion of content available to them there. The Internet has also emerged as a significant sales channel for goods and services to consumers and businesses. Total U.S. online consumer spending is projected to increase from $7.8 billion in 1998 to $184.5 billion in 2004. Total U.S. online business-to-business transactions are projected to increase from $406.2 billion in 2000 to $2.7 trillion in 2004.

   Online merchants and portals use online promotions to reach a global audience for their products and services, drive traffic to their Web sites, attract customers and facilitate transactions. Initially, these online promotions took the form of banner advertisements. Under this model an advertiser pays fees based on the number of times its ad is displayed and typically evaluates the performance of that ad based on the rate at which viewers click on it and are directed to the advertiser's Web site.

   As a result of decreases in these click-through rates and a need to reach a broader audience viewing more widely dispersed content, online merchants and portals sought ways to pay for their marketing programs based on the sales or traffic they generated.

   However, online merchants and portals face several challenges in establishing and managing performance marketing sales channels. These challenges include the internal development and operation of software and hardware to exchange data with thousands of marketing partners that operate disparate systems, generating and placing hyperlinks and managing relationships with large numbers of marketing partners. In addition, marketing partners want to minimize the time and expense associated with enrolling in performance marketing sales channels and creating and changing hyperlinks for a particular online merchant or portal. We believe these challenges provide a significant opportunity for our comprehensive solutions that are designed to help online merchants and portals establish and manage performance marketing sales channels and to help marketing partners enhance their revenue.

Our Strategy

   Our objective is to be the leading provider of online performance marketing solutions. We are focusing on the following strategic initiatives to achieve this objective:

  . continue our technology leadership and expertise to enhance and extend our comprehensive solutions for performance marketing programs;

  . expand our performance marketing services to allow personalized recommendations across our customers' performance marketing channels and on their Web sites;

  . expand our targeted customer base, both in the U.S. and selected markets abroad;

  . continue to provide customer branded and controlled solutions;

  . increase the size and effectiveness of our customers' sales channels; and

  . expand our services to existing customers.

Recent Developments

   On February 29, 2000, we acquired TriVida Corporation, a provider of personalization services to online merchants and content sites. These personalization services are designed to predict the buying behavior of a unique but anonymous user based upon the past browsing and buying behavior of that user as well as other anonymous users. As consideration for this acquisition, we issued 2,933,276 shares of our common stock in exchange for all of the outstanding shares of TriVida capital stock and assumed options to purchase an additional 566,592 shares of our common stock.

   We intend to integrate these personalization services with our existing performance marketing services to enable our customers to deliver personalized promotions to users visiting their marketing partners' Web sites. We intend to enable our customers to deliver personalized promotions for selected goods or services to users visiting their own Web sites, whether or not those users had been directed to their Web sites by their marketing partners. We believe that the delivery of more personalized promotions can increase the rate at which promotions are converted into sales or result in increased traffic for our customers, resulting in higher revenues for us.

Our History

   We were incorporated in 1996 in Delaware under the name Freedom of Information, Inc. and changed our name to Be Free, Inc. in March 1999. In August 1998 we combined with two affiliated companies under common control and management. One affiliated company was incorporated in 1985 in Pennsylvania and the other was incorporated in 1996 in Delaware.

   We have invested in the expansion of our business in order to become a leading provider of performance marketing services and pursue our market opportunity. As a result, we have a history of operating losses equaling an accumulated deficit of $25.0 million as of December 31, 1999. See "Summary Consolidated Financial Data" and "Risk Factors--We have a history of losses and expect future losses."

                                ----------------

   Our principal executive office is located at 154 Crane Meadow Road, Marlborough, Massachusetts 01752, and our telephone number is (508) 357-8888. Our corporate Web sites are located at www.befree.com, www.affiliaterecruiters.com and www.sitetools.net. The information contained on our Web sites is not a part of this prospectus.

                                  The Offering

Common stock offered by Be Free.... 4,046,608 shares

Common stock offered by selling
 stockholders...................... 1,953,392 shares

Common stock to be outstanding
 after this offering............... 64,725,732 shares

Use of proceeds.................... Working capital and other general corporate purposes. We will not receive any proceeds
                                    from the sale of the shares of common stock
                                    being offered by the selling stockholders.

Nasdaq National Market symbol...... BFRE

   The common stock outstanding after the offering is based on the number of shares outstanding as of February 29, 2000, and excludes:

  . 4,008,482 shares issuable upon the exercise of outstanding options under our 1998 Stock Incentive Plan with a weighted average exercise price of $7.09 per share;

  . 1,058,408 shares available for issuance and grant under our 1998 Stock Incentive Plan, net of outstanding options and restricted stock;

  . 566,592 shares issuable upon the exercise of outstanding options assumed under the TriVida 1998 Equity Incentive Plan with a weighted average exercise price of $7.78 per share;

  . 425,000 shares available for issuance under our 1999 Employee Share Purchase Plan; and

  . 733,000 shares issuable upon the exercise of outstanding warrants to purchase shares of common stock at a weighted average exercise price of $1.02 per share.

                                ----------------

   Be Free, BFAST, B2BFAST, BFIT, B-INTOUCH, AFFILIATE RECRUITERS, Performance Marketing and e-nabled are our servicemarks. This prospectus also contains other trademarks, servicemarks and tradenames that are the property of other parties.

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

   The financial data set forth below should be read with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Be Free and the related notes, TriVida's financial statements and related notes, and the unaudited pro forma financial information and related notes, all included elsewhere in this prospectus.

   Unaudited supplemental basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon issuance. Accordingly, accretion of preferred stock to redemption value has not been included in the calculation of unaudited supplemental basic and diluted net loss per share.

   The unaudited pro forma statement of operations data set forth below gives effect to our acquisition of the TriVida on February 29, 2000 as if it had been consummated on January 1, 1999. Unaudited pro forma loss per share from continuing operations excludes accretion of preferred stock to redemption value of $0.07 per share.

                                                                    Pro Forma
                                       Year Ended December 31,      Year Ended
                                       --------------------------  December 31,
                                        1997     1998      1999        1999
Statement of Operations Data:
Revenue:
 Performance marketing services......  $   216  $ 1,319  $  5,329    $  5,329
 Other...............................       60        8       --          --
                                       -------  -------  --------    --------
  Total revenue......................      276    1,327     5,329       5,329
Total operating expenses.............    1,211    5,866    23,181      83,599
                                       -------  -------  --------    --------
Operating loss.......................     (935)  (4,539)  (17,852)    (78,270)
Interest income (expense), net.......      (99)    (224)      348          68
Provision for income taxes...........      --       --        --           (1)
                                       -------  -------  --------    --------
Net loss before extraordinary item...   (1,034)  (4,763)  (17,504)   $(78,203)
                                                                     ========
Extraordinary item...................      --       --       (330)
                                       -------  -------  --------
Net loss.............................   (1,034)  (4,763)  (17,834)
Accretion of preferred stock to
 redemption value....................      --      (130)   (1,517)
                                       -------  -------  --------
Net loss attributable to common
 stockholders........................  $(1,034) $(4,893) $(19,351)
                                       =======  =======  ========
Basic and diluted net loss per share.  $ (0.04) $ (0.31) $  (1.02)
Shares used in computing basic and
 diluted net loss per share..........   27,139   16,018    18,951
Unaudited supplemental basic and
 diluted net loss per share..........           $ (0.24) $  (0.50)
Shares used in computing unaudited
 supplemental basic and diluted net
 loss per share......................            19,640    35,713
Unaudited pro forma loss per share
 from continuing operations..........                                $  (3.57)
Shares used in computing unaudited
 pro forma basic and diluted net loss
 per share...........................                                  21,885

   The unaudited pro forma balance sheet data gives effect to our acquisition of TriVida as if it had occurred on December 31, 1999. The unaudited pro forma as adjusted data has also been adjusted to give effect to the sale of 4,046,608 shares of common stock offered by us at the public offering price of $27.50 per share, after deducting underwriting discounts and estimated offering expenses.

                                                     As of December 31, 1999
                                                  -----------------------------
                                                                     Pro Forma
                                                  Actual  Pro Forma As Adjusted
Balance Sheet Data:
 Cash, cash equivalents and marketable
  securities..................................... $79,692 $ 81,000   $186,068
 Working capital.................................  68,580   65,641    170,709
 Total assets....................................  90,837  257,803    362,871
 Long-term debt, net of current portion..........   2,507    3,315      3,315
 Total stockholders' equity......................  82,561  244,473    349,541

                                  RISK FACTORS

   You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to buy our common stock. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock may decline, and you could lose all or part of the money you paid to buy our common stock.

Our limited operating history makes the evaluation of our business and prospects difficult

   We introduced our first performance marketing services and recorded our first revenue from these services in the third quarter of 1997. Accordingly, you have limited information about our company with which to evaluate our business, strategies and performance and an investment in our common stock. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose business depends on the Internet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have a history of losses and expect future losses

   Our accumulated deficit as of December 31, 1999 was $25.0 million. Our current business has never achieved profitability and we expect to continue to incur losses for the foreseeable future in light of the level of our amortization of intangible assets and planned operating and capital expenditures. As a result of our acquisition of TriVida, we currently expect to record amortization expenses of approximately $54.5 million per year during the next three years and additional expenses related to the integration of TriVida, which may include employee severance and other restructuring charges, in the first-half of 2000. These estimates are preliminary and may change materially as a result of the completion of our evaluation of the fair value of the net assets acquired. We may incur additional expenses related to our acquisition of TriVida. We also expect to experience negative operating cash flow for the foreseeable future as we fund our operating losses and capital expenditures. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted in a timely manner, our business, results of operations, financial condition and prospects would be materially and adversely affected. To support our current and future lines of business, we plan to invest in our technology and infrastructure, including an expansion of our existing data center and the opening of new data centers. We also intend to increase our expenditures relating to sales and marketing and product development activities. The timing of our investments and expansion could cause material fluctuations in our results of operations. We also plan to purchase additional capital equipment, which will result in additional depreciation expense. Our losses will increase in the future, in part because of the amortization of intangible assets, and we may not be able to achieve or sustain profitability. We will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IF THE INTERNET FAILS TO GROW AS AN ADVERTISING, MARKETING AND SALES MEDIUM, OUR FUTURE REVENUE AND BUSINESS PROSPECTS WOULD BE MATERIALLY AND ADVERSELY AFFECTED

   Our future revenue and business prospects depend in part on a significant increase in the use of the Internet as an advertising, marketing and sales medium. Internet advertising and marketing is new and rapidly evolving, and it cannot yet be compared with traditional advertising media or marketing programs to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising and marketing solutions are uncertain. Further, the Internet is still emerging as a significant channel for selling goods and services to consumers. Our business and prospects will be materially and adversely affected if the Internet does not become accepted as an advertising and marketing medium or if consumers do not increasingly purchase goods and services online. The adoption of Internet advertising and marketing services, particularly by entities that have historically relied upon more traditional methods, requires the acceptance of a new way of advertising and marketing. These customers may find Internet advertising and marketing to be less effective for meeting their business needs than other methods of advertising and marketing.

BECAUSE OUR BUSINESS MODEL IS NEW AND UNPROVEN, WE DO NOT KNOW IF WE WILL GENERATE SIGNIFICANT REVENUE ON A SUSTAINED BASIS OR ACHIEVE PROFITABILITY

   Substantially all of our revenue is derived from a new business model. Our revenue depends on whether the online marketing that we facilitate generates sales or traffic for our customers. In contrast, others earn fees based merely on placing online advertisements for customers. Our customers' marketing partners may not generate substantial volumes of sales or traffic for our customers. Similarly, our customers' product and service offerings may not be sufficient to attract or retain their marketing partners. In these situations, we may lose revenue and, ultimately, customers. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, achieve the predicted level of market penetration or obtain the desired level of pricing of our services for sustained periods, our business, prospects, results of operations and financial condition will be materially and adversely affected.

MOST OF OUR REVENUE IS DERIVED FROM A SMALL NUMBER OF CUSTOMERS. IF WE LOSE ANY OF THESE MAJOR CUSTOMERS, OUR REVENUE COULD DRAMATICALLY DECLINE

   We derive a substantial portion of our revenue from a small number of customers. Our largest customer, barnesandnoble.com, represented 78%, 73% and 20% of our revenue in 1997, 1998 and 1999, respectively. In 1999, GeoCities, a subsidiary of Yahoo! Inc., accounted for 13% of our revenue. Our revenue would be materially and adversely affected by the loss of either of these customers, any significant reduction in net revenue generated from these customers or any system or other disruptions related to these customers or their significant marketing partners. Our contract with barnesandnoble.com expires in January 2001. Our contract with GeoCities expires in January 2002. GeoCities has the right to terminate its contract prior to the expiration of its term by giving us notice and paying a penalty. These contracts provide that either party may terminate upon a material breach. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note B to the Consolidated Financial Statements included elsewhere in this prospectus.

System disruptions and failures may result in customer dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business

   The continued and uninterrupted performance of the computer systems used by us, our customers and their marketing partners is critical to our success. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them. These failures could affect our ability to deliver and track promotions quickly and accurately to the targeted audience and deliver reports to our customers and their marketing partners. Sustained or repeated system failures would reduce the attractiveness of our services significantly. Our operations depend on our ability to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and similar unexpected adverse events. In addition, interruptions in our services could result from the failure of telecommunications providers to provide the necessary data communications capacity in the time required. Our critical computer hardware and software is housed at Exodus Communications, Inc., a third party provider of Internet hosting and communication services located in the Harborside, New Jersey area. Any system failure by us or Exodus, or any of the above factors affecting the Harborside, New Jersey area specifically, would have a material adverse effect on our business. Further, despite our efforts to implement network security measures, our systems are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. We do not carry enough business interruption insurance to compensate for any significant losses that may occur as a result of any of these events.

   We have experienced systems outages in the past, during which we were unable to route transactions to our customers from their marketing partners or provide reports. We expect to experience additional outages in the future. To date, these outages have not had a material adverse effect on us. However, in the future, a prolonged outage or frequent outages could cause harm to our reputation and could cause our customers or their marketing partners to make claims against us for damages allegedly resulting from an outage. The expansion of our existing data center and the opening of additional data centers may not eliminate systems outages or prevent the loss of sales when system outages occur. Any damage or failure that interrupts or delays our operations could result in material harm to our business and expose us to material liabilities. See "Business--Technology Infrastructure."

Intense competition in our markets may reduce the number of our customers and the pricing of our services

   We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We compete against larger companies with respect to our BFIT services, the banner ad serving portion of our business. We compete more broadly against similar sized, private companies. We face competition in the overall performance marketing solutions market, as well as in the affiliate sales channel and banner advertising delivery segments of the Internet advertising and marketing markets. In addition, we have recently entered the online e-mail referral services market and expect to face competition in this market. We have experienced and expect to continue to experience increased competition from current and potential competitors. We believe our principal competitors are privately held Commission Junction and LinkShare. See "Business--Competition."

   Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or services, including operating systems and Internet browsers, in a manner that may discourage users from purchasing services offered by us. Also, many current and potential competitors have greater name recognition and significantly greater financial, technical, marketing and other resources than we do. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share.

SOME ONLINE MERCHANTS AND PORTALS MAY REGARD INFORMATION ABOUT THEIR ONLINE SALES AND TRAFFIC THAT RESULT FROM THEIR MARKETING PARTNERS TO BE TOO SENSITIVE TO SHARE WITH ANYONE OUTSIDE THEIR COMPANY, INCLUDING BE FREE. IF THIS VIEW BECAME WIDESPREAD, OUR BUSINESS AND PROSPECTS WOULD BE MATERIALLY AND ADVERSELY AFFECTED.

   Our performance marketing services require our customers to permit us access to their catalog, transactional and fulfillment systems, so we can track, store and analyze the sales and traffic that result from their promotions on their marketing partners' Web sites. Some online merchants and portals may regard this information as too important from a business or competitive perspective to share with any third-party, including Be Free. If this view became widespread, businesses might forgo performance marketing services entirely or seek to establish and manage their own performance marketing sales channel using internal resources. This would materially and adversely affect our business and prospects.

ANY BREACH OF OUR SYSTEM'S SECURITY MEASURES THAT RESULTS IN THE RELEASE OF CONFIDENTIAL CUSTOMER DATA COULD CAUSE CUSTOMER DISSATISFACTION, CUSTOMER LOSS, OR BOTH AND EXPOSE US TO LAWSUITS

   Third parties may attempt to breach our security. If they are successful, they could obtain our customers' or their marketing partners' confidential information, including marketing data, sales data, passwords, and financial account, performance and contact information. A breach of security could materially and adversely affect our reputation, business and prospects. We rely on encryption technology licensed from third parties. Our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss or theft of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. We may be liable for any breach in our security and any breach could harm our reputation, reduce demand for our services or cause customers to terminate their relationships with us.

IF OUR SYSTEM PRODUCES INACCURATE INFORMATION ABOUT THE TRANSACTIONS WE TRACK, WE MAY EXPERIENCE CUSTOMER DISSATISFACTION, CUSTOMER LOSS, OR BOTH AND BE EXPOSED TO LAWSUITS

   Software defects or inaccurate data may cause incorrect recording, reporting or display of information about transactions to our customers, their marketing partners or both. Inaccurate information could cause our customers to over-pay or under-pay their marketing partners. As a result, we could be held liable for any damages incurred by our customers or their marketing partners. In addition, we provide an optional payment service for our customers. For a fixed fee, we prepare and distribute checks to a customer's marketing partners in payment of their commissions. These checks are drawn against a Be Free checking account that is funded by the customer prior to release of the checks. Software defects and inaccurate data may cause us to send these checks to the wrong party, in the wrong amounts, or on an untimely basis, any of which could cause liability for us, lead to customer dissatisfaction, or both. Software defects or inaccurate data may also provide us with an inaccurate basis on which to extend, terminate or alter our customer relationships and may lead to customer dissatisfaction. As a result, we could lose customers or mismanage our customer relationships. Our services depend on complex software that we have internally developed or licensed from third parties. Software often contains defects, particularly when first introduced or when new versions are released, which can adversely affect performance or result in inaccurate data. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. In addition, our services depend on our customers and their marketing partners supplying us with data regarding contacts, performance and sales. They may provide us with erroneous or incomplete data.

TO BE COMPETITIVE, WE MUST CONTINUE TO DEVELOP NEW AND ENHANCED SERVICES, AND OUR FAILURE TO DO SO MAY ADVERSELY AFFECT OUR PROSPECTS

   Our market is characterized by rapid technological change, frequent new service introductions, changes in customer requirements and evolving industry standards. The introduction of services embodying new technologies and the emergence of new industry standards could render our existing services obsolete. Our revenue growth depends upon our ability to develop and introduce a variety of new services and service enhancements to address the increasingly sophisticated needs of our customers. We have experienced delays in releasing new services and service enhancements and may experience similar delays in the future. To date, these delays have not had a material effect on our business. If we experience material delays in introducing new services and enhancements, customers may forgo purchasing or renewing our services and purchase those of our competitors.

IF GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES RELATED TO DOING BUSINESS ON THE INTERNET CAUSE A DECLINE IN E-COMMERCE AND INTERNET ADVERTISING AND MARKETING, OUR BUSINESS AND PROSPECTS COULD BE MATERIALLY AND ADVERSELY AFFECTED

   Laws and regulations directly applicable to Internet communications, commerce and marketing are becoming more prevalent. If any of these laws hinders the growth in use of the Web generally or decreases the acceptance of the Web as a medium of communications, commerce and marketing, our business and prospects may suffer materially. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. The governments of states and foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising and marketing services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

THE INTERNET GENERATES PRIVACY CONCERNS WHICH COULD RESULT IN MARKET PERCEPTIONS OR LEGISLATION WHICH COULD HARM OUR BUSINESS, RESULT IN REDUCED SALES OF OUR SERVICES, OR BOTH

   We gather and maintain anonymous data related to consumer online browsing and buying behavior. When a user first views or clicks on a customer's promotion managed by our system, we create an anonymous profile for that user and we add and change profile attributes based upon that user's behavior on our customer's Web site and its marketing partners' Web sites. Recently, lawsuits have been brought alleging, among other things, that at least one company, which combines information from online and other sources regarding users, has improperly collected and used information concerning Internet users in violation of federal electronics privacy statutes and other privacy laws. The United States Federal Trade Commission has launched an informal inquiry to determine whether that company has engaged in unfair or deceptive practices in collecting and maintaining information concerning Internet users. While we believe the anonymous user profiles that we create do not raise these issues, we may be sued or investigated regarding our practices. Any similar legal actions, whether against us or others, could limit our ability to sell our services or otherwise seriously harm our business.

   Privacy concerns may cause visitors to avoid Web sites that track behavioral information and even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our services. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify users that the data captured after visiting Web sites may be used to direct product promotions and advertising to that user. For example, the European Union recently enacted its own privacy regulations that may result in limits on the collection and use of some user information. The United States and other countries may adopt similar legislation or regulatory requirements. If privacy legislation is enacted or consumer privacy concerns are not adequately addressed, our business, results of operations and financial condition could be harmed. To date, these regulations and privacy concerns have not materially restricted the use of our services or our business growth. However, they may limit our ability to utilize the personalization technology that we recently obtained through our acquisition of TriVida or our ability to expand successfully our operations in Europe and abroad.

IF A SIGNIFICANT NUMBER OF INTERNET USERS USE SOFTWARE TO BLOCK ONLINE ADVERTISING, OUR BUSINESS AND PROSPECTS COULD DECLINE MATERIALLY

   Software programs exist that limit or prevent advertising from being delivered to a user's computer. Widespread adoption of this software by Web users would significantly undermine the commercial viability of Internet advertising and marketing. This development could cause our business and prospects to decline materially.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS AND PROSPECTS COULD BE MATERIALLY AND ADVERSELY AFFECTED

   We seek to protect our proprietary rights through a combination of patent, copyright, trade secret and trademark law and assignment of invention and confidentiality agreements. The unauthorized reproduction or other misappropriation of our proprietary rights could enable third parties to benefit from our technology without paying us for it. If this occurs, our business could be materially and adversely affected. We have also filed applications to register various servicemarks. We cannot assure you that any of our servicemark registrations will be approved.

IF WE INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE COULD BE EXPOSED TO SIGNIFICANT LIABILITY

   We cannot assure you that our patent or any future patents or servicemark registrations we receive will not be successfully challenged by others or invalidated. In addition, we cannot assure you that we do not infringe any intellectual property rights of third parties or that we will be able to prevent misappropriation of our technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Recently, there have been a number of patents granted relating to online commerce, advertising and affiliate sales channels. Further, we believe that an increased number of such patents may be filed in the future. To date, we have not been notified that our technologies infringe the intellectual property rights of third parties, but in the future third parties may claim that we infringe on their past, current or future intellectual property rights. Any such claim brought against us or our customers, whether meritorious or not, could result in loss of revenue, be time-consuming to defend, result in costly litigation, or require us to enter into royalty or licensing agreements. If we were unable to enter into such royalty or licensing agreements, it could result in the significant modification or cessation of our business operations.

IF WE FAIL TO MANAGE EFFECTIVELY THE RAPID GROWTH IN OUR OPERATIONS, OUR BUSINESS AND PROSPECTS WILL BE MATERIALLY AND ADVERSELY AFFECTED

   We have experienced rapid growth and expansion in our operations that have placed a significant strain on our managerial, operational and financial resources. Many members of our management have only recently joined us. We have grown from 12 employees as of June 30, 1998 to 236 employees as of February 29, 2000, including 34 employees of TriVida, and we expect the number of employees to increase in the future. To compete successfully, we must:

  .  continue to improve our financial and management controls;

  .  enhance our reporting systems and procedures;

  .  continue to scale our performance marketing systems;

  .  expand, train and manage our work force;

  .  integrate new customers effectively; and

  .  expand our sales, marketing and customer support departments.

We may not achieve the expected benefits of our acquisition of TriVida

   In February 2000, we acquired TriVida, a provider of personalization services to online merchants and content sites. To date, TriVida has not released commercial products. Our failure to successfully address the challenges associated with this acquisition, including the further development and integration of these services with our existing services, could have a material adverse affect on our ability to market services based on these personalization technologies. We plan to devote significant resources to the development of personalization services. If we are unable to successfully develop and market personalization services, we may not achieve enhanced revenue and other anticipated benefits from the TriVida acquisition.

   The success of this acquisition will depend on:

  . the acceptance of personalization services in online marketing among merchants, their affiliates and Internet users;

  .  successfully integrating and managing TriVida's operations with ours;

  .  retaining the software developers and other key employees of TriVida;

  .  developing, integrating and marketing personalization services; and

  . controlling costs and expenses, as well as the demands on our management associated with the TriVida acquisition.

   Our failure to successfully address these factors may have a material adverse effect on our financial condition and could result in a decline in our common stock price.

IF WE FAIL TO ATTRACT AND RETAIN KEY PERSONNEL, OUR BUSINESS WILL BE MATERIALLY AND ADVERSELY AFFECTED

   We depend on the continued services of our key technical, sales and senior management personnel, including our President and Chief Executive Officer, Gordon B. Hoffstein. Any officer or employee can terminate his or her relationship with us at any time. Our future business also depends on our ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. Competition for these personnel is intense, and we may not be able to attract and retain them.

IF OUR SERVICES ARE DISRUPTED BY UNDETECTED YEAR 2000 COMPLIANCE ISSUES, OUR BUSINESS WOULD BE MATERIALLY AND ADVERSELY AFFECTED AND WE COULD BE EXPOSED TO MATERIAL LIABILITIES FROM LAWSUITS AGAINST US

   Our business may suffer as a result of defects related to Year 2000 compliance issues that have not yet been detected. We have not had any independent verification of our Year 2000 compliance efforts. We have not procured any Year 2000 specific insurance or made any contingency plans to address any undetected Year 2000 risks.

   We depend on the uninterrupted availability of the Internet infrastructure to conduct our business. We also rely on the continued operations of our customers, in particular their online commerce sites where commercial transactions are performed, and our customers' marketing partners, in particular the Web sites and e-mail systems that host and distribute promotions, for our revenue. We are thus dependent upon the success of the Year 2000 compliance efforts of the service providers that support the Internet, our customers and their marketing partners. Interruptions in the Internet infrastructure affecting us, our customers or their marketing partners, or the failure of the Year 2000 compliance efforts of one or more of our customers or their marketing partners, could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We depend on a limited number of hardware and software vendors for essential products. If we were unable to purchase or license these essential products on acceptable terms or if we had to obtain substitutes for these essential products from different vendors, we might suffer a loss of revenue due to business interruption and might incur higher operating costs.

   We buy and lease hardware, including our servers and storage arrays from Sun Microsystems and EMC Corporation. We also license software, including our servers' operating systems, Web server technology, database technology, graphical user interface technology and encryption technology, primarily from Sun Microsystems, Oracle Corporation and PowerSoft. If these vendors changed the terms of our license arrangements with them so that it would be uneconomical to purchase our essential products from them, or if they were unable or unwilling to supply us with a sufficient quantity of properly functioning products, our business could be materially and adversely affected due to:

  . business interruption caused by any delay in product and service development until equivalent technology can be identified; and

  .  the cost of integrating new technology.

WE MAY BE EXPOSED TO LIABILITY FOR INFORMATION DISPLAYED ON OUR CUSTOMERS' WEB SITES OR WITHIN THEIR MARKETING PARTNERS' WEB SITES OR E-MAIL MESSAGES

   Because the provision of our services requires us to provide a connection to the Web sites of our customers and their marketing partners, we may be perceived as being associated with the content of these Web sites. We do not and cannot screen all of the content generated by our customers and their marketing partners. As a result, we may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the materials displayed on our customers' sites and on their marketing partners' sites and e-mail messages. For example, if one of our customers is sued for posting information on its Web site that is alleged to be defamatory, we may also be named as a defendant in that legal action based solely on our limited association with that customer's Web site. As a result, we could be involved in legal proceedings and disputes that are costly to resolve, regardless of their lack of merit. We may also suffer a loss of customers or reputational harm based on this information or resulting from our involvement in these legal proceedings. Furthermore, some foreign governments have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

   Our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. There is also a risk that a single claim or multiple claims asserted against us may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our reputation and our business and operating results, or could result in the imposition of criminal penalties.

WE EXPECT OUR OPERATING RESULTS TO FLUCTUATE AND THE PRICE OF OUR COMMON STOCK COULD FALL IF QUARTERLY RESULTS ARE LOWER THAN THE EXPECTATIONS OF SECURITIES ANALYSTS OR STOCKHOLDERS

   We believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. If our quarterly operating results fall below the expectations of securities analysts or stockholders, however, the price of our common stock could fall. We have experienced significant fluctuation in our quarterly operating results and may continue to experience significant fluctuation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Consolidated Quarterly Results of Operations" for a discussion of the factors causing fluctuation of quarterly operating results.

WE MAY BE UNABLE TO FUND OUR OPERATING AND CAPITAL REQUIREMENTS AND SERVICE OUR DEBT SATISFACTORILY

   We expect the net proceeds from this offering, our current cash, cash equivalents and marketable securities and borrowings to meet our operating and capital requirements and service our debt for at least the next 12 months. After that, we may need to raise additional funds. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds when needed, on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. This could seriously harm our business, results of operations and financial condition.

   We plan to devote substantial resources to expanding our existing data center and establishing additional data centers in 2000. In addition, we expect to make significant investments in sales and marketing and the development of new services as part of our business strategy. The failure to generate sufficient cash from operations or to raise sufficient funds to finance this growth could require us to delay or abandon some or all of our plans or otherwise forgo market opportunities. This could make it difficult for us to respond to competitive pressures.

IF WE ARE NOT ABLE TO OVERCOME THE CHALLENGES OF OUR PLANNED INTERNATIONAL EXPANSION, OUR REVENUE AND OUR PROSPECTS FOR PROFITABILITY MAY BE MATERIALLY AND ADVERSELY AFFECTED

   We are expanding, and plan to continue to expand, our international operations and international sales and marketing efforts. To date, we have limited experience in developing localized versions of our services and in marketing, selling and distributing our services internationally. We provide performance marketing services for an existing customer in Europe and we intend to offer our services in additional European countries. We may also offer our services in Japan. Our success in these markets will depend on the success of our customers in these countries.

   International operations are subject to other inherent risks, including:

  .  the impact of recessions in economies outside the United States;

  .  changes in regulatory requirements;

  .  potentially adverse tax consequences;

  .  difficulties and costs of staffing and managing foreign operations;

  .  political and economic instability;

  .  compliance with foreign regulations regarding Internet privacy concerns;

  .  fluctuations in currency exchange rates; and

  . seasonal reductions in business activity during the summer months in Europe and some other parts of the world.

WE HAVE NOT IDENTIFIED SPECIFIC USES FOR A SUBSTANTIAL PORTION OF OUR NET PROCEEDS OF THIS OFFERING. MANAGEMENT MAY INVEST OR SPEND OUR PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE

   Our board of directors and management will have significant flexibility in applying our net proceeds of this offering. As of the date of this prospectus, we do not have plans for using a substantial portion of our proceeds from this offering. We expect to use our proceeds from this offering for working capital and general corporate purposes. See "Use of Proceeds."

WE DEPEND ON THE CONTINUED VIABILITY OF THE INTERNET INFRASTRUCTURE

   Our business depends upon the development and maintenance of a viable Internet infrastructure. The current Internet infrastructure may be unable to support an increased number of users. The timely development of products such as high-speed modems and communications equipment will be necessary to continue reliable Internet access. Furthermore, the Internet has experienced outages and delays as a result of damage to portions of its infrastructure. Outages and delays, including those resulting from attempts to disable Web sites, such as through targeted queries for data designed to overwhelm the servers for a Web site, could adversely affect Web sites and our services, e-mail and the level of traffic on the Web sites of our customers and their marketing partners. We also depend upon Internet access providers that provide consumers with access to our services. In the past, users have occasionally experienced difficulties due to system failures unrelated to our systems. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could have a material adverse effect on our business, results of operations and financial condition. Finally, the effectiveness of the Internet may decline due to delays in the development or adoption of new standards and protocols designed to support increased levels of activity. If new standards or protocols are developed, we may be required to incur substantial expenditures to adapt our products.

PROJECTIONS INCLUDED IN THIS PROSPECTUS RELATING TO THE GROWTH OF E-COMMERCE AND THE INTERNET ARE BASED ON ASSUMPTIONS THAT COULD TURN OUT TO BE INCORRECT AND ACTUAL RESULTS COULD BE MATERIALLY DIFFERENT FROM THE PROJECTIONS

   This prospectus contains various third-party data and projections, including those relating to revenue generated by electronic commerce, the number of Internet users and the amount of Internet advertising. See "Prospectus Summary--Our Market Opportunity" on page 3 and "Business-- Industry Background" on pages 38 and 39. These data and projections have been included in studies prepared by independent market research firms, and the projections are based on surveys, financial reports and models used by these firms. Actual results or circumstances may be materially different from the projections. This could reduce our revenue and harm our operating results. These data and projections are inherently imprecise and investors are cautioned not to place undue reliance on them.

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE WHICH MAY PREVENT YOU FROM RESELLING YOUR SHARES AT OR ABOVE THE PUBLIC OFFERING PRICE

   The market price of the common stock after this offering may vary from the public offering price. Fluctuations in market price and volume are particularly common among securities of Internet and other technology companies. As a result, you may not be able to resell your shares at or above the public offering price. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

  .  variations in quarterly operating results;

  .  changes in market valuations of Internet and other technology companies;

  . our announcements of significant contracts, acquisitions, strategic partnership, joint ventures or capital commitments;

  .  failure to complete significant sales;

  .  additions or departures of key personnel;

  .  future sales of common stock; and

  .  changes in financial estimates by securities analysts.

IF OUR STOCK PRICE IS VOLATILE, WE MAY BE SUBJECT TO SECURITIES CLASS ACTION LITIGATION

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its stock. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

IF SUBSTANTIAL SALES OF OUR COMMON STOCK OCCUR, OUR STOCK PRICE COULD DECLINE

   Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For a more detailed description, see "Shares Eligible for Future Sale" on page 71.

OUR EXISTING STOCKHOLDERS WILL BE ABLE TO CONTROL ALL MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DELAY OR PREVENT SOMEONE FROM ACQUIRING OR MERGING WITH US ON TERMS FAVORED BY A MAJORITY OF OUR INDEPENDENT STOCKHOLDERS

   On completion of this offering, our executive officers and directors and their affiliates will beneficially own approximately 50.84% of our outstanding common stock. As a result, these stockholders will be able to exercise control over the company's operations and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent a third party from acquiring or merging with us.

IF WE ISSUE MORE EQUITY SECURITIES IN THE FUTURE, YOUR INFLUENCE OVER CORPORATE MATTERS THAT REQUIRE STOCKHOLDER APPROVAL MAY BE DILUTED

   If we raise additional capital by selling more equity securities, your percentage ownership may decrease and any additional equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. As a result, your ability to influence corporate matters that require stockholder approval may be reduced.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY

   Some provisions of our amended and restated certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable, which could reduce the market price of our common stock. These provisions include:

  . authorizing the issuance of blank check preferred stock or additional shares of common stock;

  . providing for a classified board of directors with staggered, three-year terms;

  . providing that directors may only be removed for cause by a two-thirds vote of stockholders;

  .  limiting the persons who may call special meetings of stockholders;

  .  prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   Delaware law may also discourage, delay or prevent a third party from acquiring or merging with us.

INVESTORS WILL EXPERIENCE IMMEDIATE DILUTION IN THE BOOK VALUE OF THEIR SHARES

   The public offering price is expected to be substantially higher than the book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $24.54 in the book value per share of the common stock from the price you pay for the common stock.

The forward-looking statements we make in this prospectus might prove inaccurate. As a result, our actual results, levels of activity, performance or achievements may differ materially from those expressed in the forward-looking statements

   Some of the statements under "Prospectus Summary," "Use of Proceeds," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "might," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or other comparable terminology. These statements involve known and unknown risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, the risk factors discussed above.

   We cannot guarantee any future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of 4,046,608 shares of common stock at the public offering price of $27.50 per share to be approximately $105.1 million, after deducting underwriting discounts and estimated offering expenses. If the underwriters' over-allotment option is exercised from us in full, we estimate that the net proceeds will be approximately $128.6 million after deducting underwriters discounts and estimated offering expenses. We will not receive any of the proceeds from the sale of shares of common stock being offered by the selling stockholders in this prospectus.

   We intend to use the net proceeds of this offering, together with cash, cash equivalents and marketable securities and borrowings, for working capital and other general corporate purposes. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending use of the net proceeds, we intend to invest these proceeds in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

   Since our initial public offering on November 3, 1999, our common stock has been traded on the Nasdaq National Market under the symbol "BFRE". The following table sets forth, the high and low sales prices for our common stock as reported by the Nasdaq National Market, as retroactively adjusted for our 2-for-1 common stock split effectuated on March 8, 2000:

                                                                Price Range of
                                                                 Common Stock
                                                                ---------------
                                                                 High     Low
Year Ended December 31, 1999:
Fourth Quarter (since November 3, 1999)........................ $ 43.53 $ 10.75
Year Ending December 31, 2000:
First Quarter (through March 28, 2000)......................... $ 60.88 $ 27.00

   On March 28, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $27.625 per share. As of March 28, 2000, there were approximately 303 holders of record of our common stock.

                                DIVIDEND POLICY

   We currently intend to retain future earnings, if any, to finance our growth. We have not paid any cash dividends since January 1, 1996 and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, restrictions in financing agreements and plans for expansion.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999 on an actual basis, a pro forma basis and a pro forma as adjusted basis. This information should be read in conjunction with our consolidated financial statements and related notes, TriVida's financial statements and related notes, and the pro forma financial information and related notes, all included elsewhere in this prospectus. The pro forma basis gives effect to our acquisition of TriVida as if it occurred on December 31, 1999. The pro forma as adjusted basis also gives effect to the sale of 4,046,608 shares of common stock offered by us at the public offering price of $27.50 per share, after deducting underwriting discounts and estimated offering expenses.

   Shares of common stock reflected in this table exclude:

  . 3,485,852 shares issuable upon the exercise of outstanding options under our 1998 Stock Incentive Plan with a weighted average exercise price of $1.80 per share;

  . 1,636,408 shares available for issuance and grant under our 1998 Stock Incentive Plan, net of outstanding options and restricted stock;

  . 566,592 shares issuable upon the exercise of options assumed under the TriVida 1998 Equity Incentive Plan with a weighted average exercise price of $7.78 per share;

  . 425,000 shares available for issuance under our 1999 Employee Stock Purchase Plan; and

  . 2,548,000 shares issuable upon the exercise of outstanding warrants to purchase shares of common stock at a weighted average exercise price of $1.36 per share.

                                                  As of December 31, 1999
                                               --------------------------------
                                                (In thousands, except share
                                                    and per share data)
                                                                     Pro Forma
                                                                        As
                                                Actual    Pro Forma  Adjusted
Cash, cash equivalents and marketable
 securities................................... $  79,692  $  81,000  $ 186,068
                                               =========  =========  =========
Current portion of long-term debt............. $     943  $   1,912  $   1,912
                                               =========  =========  =========
Long-term debt, net of current portion........ $   2,507  $   3,315  $   3,315
Stockholders' equity:
 Preferred stock, $0.01 par value; 10,000,000
  shares authorized, no shares issued and
  outstanding.................................       --         --         --
 Common stock, $0.01 par value; 75,000,000
  shares authorized, actual, pro forma and pro
  forma as adjusted; 56,176,498 shares issued,
  actual; 59,109,774 shares issued pro forma
  and 63,156,382 shares issued pro forma as
  adjusted....................................       562        591        632
 Additional paid-in capital...................   113,274    275,157    380,184
 Unearned compensation........................    (6,002)    (6,002)    (6,002)
 Shareholders notes receivable................      (208)      (208)      (208)
 Accumulated other comprehensive loss.........       (11)       (11)       (11)
 Accumulated deficit..........................   (25,017)   (25,017)   (25,017)
 Treasury stock, at cost (244,996 shares,
  actual pro forma and pro forma as adjusted).       (37)       (37)       (37)
                                               ---------  ---------  ---------
Total stockholders' equity....................    82,561    244,473    349,541
                                               ---------  ---------  ---------
Total capitalization.......................... $  85,068  $ 247,788  $ 352,856
                                               =========  =========  =========

                                    DILUTION

   The pro forma net tangible book value of our common stock as of December 31, 1999 was approximately $81.1 million, or $1.38 per share, after giving effect to the acquisition of TriVida as if it had occured on December 31, 1999. After giving effect to the sale of common stock pursuant to this offering at the public offering price of $27.50 per share, assuming the underwriters' option to purchase additional shares in this offering is not exercised, and after deducting underwriting discounts and estimated offering expenses, the adjusted pro forma net tangible book value as of December 31, 1999 would have been approximately $186.1 million or $2.96 per share.

   Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value, which is calculated as total tangible assets less total liabilities, by the pro forma number of shares of common stock outstanding as of December 31, 1999. This offering will result in an increase in pro forma net tangible book value per share of $1.58 to existing stockholders and dilution in pro forma net tangible book value per share of $24.54 to new investors who purchase shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share from the public offering price. The following table illustrates this dilution:

  Public offering price per share.................................        $27.50
   Pro forma net tangible book value per share as of December 31,
   1999...........................................................  $1.38
   Increase attributable to sale of common stock in this offering.   1.58
                                                                    -----
  Pro forma net tangible book value per share after this offering.          2.96
                                                                          ------
  Dilution of net tangible book value per share to new investors..        $24.54
                                                                          ======

   If the underwriters exercise from us their option to purchase additional shares in this offering, the pro forma net tangible book value per share after the offering would be $3.29 per share, the increase in net tangible book value per share to existing stockholders would be $1.91 per share and the dilution to new investors would be $24.21 per share.

   The information above assumes no exercise of stock options or warrants outstanding as of December 31, 1999. At December 31, 1999, there were 3,485,852 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.80 per share and 2,548,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.36. After giving effect to the acquisition of TriVida, options to purchase an additional 566,592 shares of common stock would be outstanding at a weighted average exercise price of $7.78 per share. To the extent that outstanding options or warrants have been or are exercised after December 31, 1999, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, TriVida's financial statements and related notes and the unaudited pro forma financial information and related notes, all included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated statement of operations data for the fiscal year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1997 are derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, not included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1995 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from our unaudited consolidated financial statements not included elsewhere in this prospectus.

   In the third quarter of 1997 we began providing performance marketing services. Prior to that time, we provided customers software development services which are reflected as other revenue.

   Unaudited supplemental basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon issuance. Accordingly, accretion of preferred stock to redemption value has not been included in the calculation of unaudited supplemental basic and diluted net loss per share.

   The unaudited pro forma data set forth below gives effect to our acquisition of TriVida on February 29, 2000 as if it had been consummated on January 1, 1999 in the case of statement of operations data, and on December 31, 1999 in the case of balance sheet data. The unaudited pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the TriVida acquisition had been consummated on these dates or of future operating results or financial position of the combined company following this transaction. Unaudited pro forma loss per share from continuing operations excludes accretion of preferred stock to redemption value of $0.07 per share.

                      Selected Consolidated Financial Data
                (In thousands, except share and per share data)

                                                                        Pro Forma
                                  Year Ended December 31,               Year Ended
                          -------------------------------------------  December 31,
                           1995    1996     1997     1998      1999        1999
Statement of Operations
 Data:

Revenue:
 Performance marketing
  services..............  $  --   $   --   $   216  $ 1,319  $  5,329    $  5,329
 Other..................     481      196       60        8       --          --
                          ------  -------  -------  -------  --------    --------
  Total revenue.........     481      196      276    1,327     5,329       5,329
                          ------  -------  -------  -------  --------    --------

Operating expenses:
 Cost of revenue........     --       --       273      424       845         845
 Sales and marketing
  (exclusive of equity
  related compensation
  of $0, $0, $0, $56 and
  $525 in 1995, 1996,
  1997, 1998 and 1999,
  respectively).........      49      398      180    1,154     9,329      11,066
 Client services
  (exclusive of equity
  related compensation
  of $0, $0, $0, $15 and
  $238 for 1995, 1996,
  1997, 1998 and 1999,
  respectively..........     --       --       --       300     3,474       3,474
 Development and
  engineering (exclusive
  of equity related
  compensation of $0,
  $0, $0, $1,865 and
  $146 in 1995, 1996,
  1997, 1998 and 1999,
  respectively).........     274      505      426      728     4,767       6,095
 General and
  administrative
  (exclusive of equity
  related compensation
  of $0, $0, $0, $450
  and $1,033 in 1995,
  1996, 1997, 1998 and
  1999, respectively)...     115      558      332      875     2,825       5,354
 Equity related
  compensation..........     --       --       --     2,385     1,941       2,294
 Amortization of
  goodwill and
  intangible assets.....     --       --       --       --        --       54,471
                          ------  -------  -------  -------  --------    --------
  Total operating
   expenses.............     438    1,461    1,211    5,866    23,181      83,599
                          ------  -------  -------  -------  --------    --------
Operating income (loss).      43   (1,265)    (935)  (4,539)  (17,852)    (78,270)
Interest income
 (expense), net.........      (4)     (26)     (99)    (224)      348          68
Provision for income
 taxes..................     --       --       --       --        --           (1)
                          ------  -------  -------  -------  --------    --------
Net income (loss) before
 extraordinary item.....      39   (1,291)  (1,034)  (4,763)  (17,504)   $(78,203)
                                                                         ========
Extraordinary item--loss
 on early extinguishment
 of debt................     --       --       --       --       (330)
                          ------  -------  -------  -------  --------
Net loss................      39   (1,291)  (1,034)  (4,763)  (17,834)
Accretion of preferred
 stock to redemption
 value..................     --       --       --      (130)   (1,517)
                          ------  -------  -------  -------  --------
Net income (loss)
 attributable to common
 stockholders...........  $   39  $(1,291) $(1,034) $(4,893) $(19,351)
                          ======  =======  =======  =======  ========




Basic and diluted net
 income (loss) per
 share..................  $ 0.01  $ (0.07) $ (0.04) $ (0.31) $  (1.02)

Shares used in computing
 basic and diluted net
 income (loss) per
 share..................   3,522   19,544   27,139   16,018    18,951

Unaudited supplemental
 basic and diluted net
 loss per share.........                            $ (0.24) $  (0.50)

Shares used in computing
 supplemental basic and
 diluted net loss per
 share..................                             19,640    35,713

Unaudited pro forma loss
 per share from
 continuing operations..                                                 $  (3.57)

Shares used in computing
 unaudited pro forma
 basic and diluted net
 loss per share.........                                                   21,885


                                                                    Pro Forma as
                                     As of December 31,                  of
                            --------------------------------------- December 31,
                            1995  1996     1997     1998     1999       1999
Balance Sheet Data:
Cash, cash equivalents and
 marketable securities....  $ 90 $    25  $    76  $ 4,327  $79,692   $ 81,000
Working capital (deficit).   169    (443)    (502)   3,422   68,580     65,641
Total assets..............   294     140      254    5,971   90,837    257,803
Long-term debt, net of
 current portion..........    62     751      333    4,949    2,507      3,315
Convertible preferred.....   --      --       --     8,786      --         --
Total stockholders' equity
 (deficit)................   168  (1,104)  (1,897)  (9,496)  82,561    244,473

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in the forward-looking statements.

Overview

   We are a leading provider of performance marketing services which enable our customers to promote their products and services in tens of thousands of locations on the Internet and to pay for these promotions based on performance. Our solutions--BFAST and B2BFAST affiliate marketing services, B-INTOUCH e-mail referral services and BFIT advertising services--are designed to increase our customers' online sales or traffic and to decrease their cost of customer acquisition.

   We were originally incorporated in January 1996. Initially we provided customized software development and support services for automating marketing programs. Later in 1996 we began to change our focus to performance marketing services, although we continued to provide customized software and support services on a limited basis through the third quarter of 1998. The financial statements and data for us and two affiliated companies, including the description of our financial condition and results of operations, are set forth on a consolidated basis for all periods presented.

   To date, we have generated our performance marketing services revenue primarily from our BFAST affiliate marketing services. In general, we enter into a standard service agreement that requires our BFAST customers to pay us a one-time integration fee and monthly performance fees, subject to minimum monthly or annual fees. For our online merchants, the performance fees are generally based on either a percentage of the sales generated or on the number of transactions or orders generated by their marketing partners. For our portal customers, the performance fees are generally based on the volume of click-throughs generated by their marketing partners. In addition to the core BFAST service, we also offer related service options, such as affiliate management and affiliate commission payment services, which customers may select on an item-by-item basis for set fees. We also generate revenue through our other performance marketing services--BFIT, a service that tracks the effectiveness of customers' banner ads, launched in the second quarter of 1998, and B-INTOUCH, an e-mail referral service, launched in the third quarter of 1999. Our BFIT customers pay us based on the number of impressions served. Our B-INTOUCH customers typically pay us based on the sales or traffic generated by these promotions.

   We recently initiated a new performance marketing service designed for online businesses that sell goods and services to other businesses. Our B2BFAST services enable businesses to market their products and services in a similar manner as our BFAST services. We are seeking to develop additional performance marketing services and plan to expand our service offerings in 2000 to include personalization services as a result of our recent acquisition of TriVida.

   We have incurred significant net losses and negative cash flows from operations since the commencement of our performance marketing business, and as of December 31, 1999, we had an accumulated deficit of approximately $25.0 million. We had net losses of approximately $4.8 and $19.4 million for the years ended December 31, 1998 and 1999, respectively. These losses have been funded primarily through the issuance of preferred stock, borrowings and more recently, our initial public offering of common stock. Through our initial public offering on November 3, 1999, an additional $70.6 million of funds were raised, net of issuance costs. We intend to continue to invest in our technology and infrastructure, including investment in our existing data center as well as the development of new data centers. We intend to increase our expenditures relating to sales and marketing and product development activities, invest in additional development and productization of the personalization technology recently acquired, and expand our operations internationally. As a result, we believe that we will continue to incur operating losses and negative cash flow from operations for the foreseeable future and that the rate at which these losses will be incurred may increase from current levels.

   On February 29, 2000, we acquired TriVida in exchange for 2,933,276 shares of our common stock. In addition, we assumed options to purchase 566,592 shares of our common stock. We have estimated the purchase price to be approximately $165.0 million which will be allocated to approximately $1.4 million of tangible assets and approximately $163.4 million to intangible assets. We expect to amortize intangible assets over three years which will result in amortization expense of approximately $54.5 million per year. The allocation of the purchase price to tangible and intangible assets, as well as the related amortization expense, is based on preliminary estimates and may change materially as a result of the completion of our evaluation of the fair value of the net assets acquired. We may also incur additional expenses related to the integration of TriVida, which may include employee severance and other restructuring charges, in the first half of 2000.

   TriVida's revenue and net loss were $0 and $6.2 million, respectively, for the twelve months ended December 31, 1999. Our expenses may increase with additional investments to develop personalization services.

Results of Operations

   The following table sets forth consolidated statement of operations data as a percentage of total revenue for the periods indicated. The historical results are not necessarily indicative of results to be expected for any future period.

                                                   Year Ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
Revenue:
  Performance marketing services..................      78 %      99 %     100 %
  Other...........................................      22         1       --
                                                   -------   -------   -------
    Total revenue.................................     100       100       100
Operating expenses:
  Cost of revenue.................................      99        32        16
  Sales and marketing.............................      65        87       175
  Client services ................................     --         22        65
  Development and engineering.....................     154        55        89
  General and administrative......................     120        66        54
  Equity related compensation.....................     --        180        36
                                                   -------   -------   -------
    Total operating expenses......................     438       442       435
Operating loss....................................    (338)     (342)     (335)
Interest income (expense), net....................     (36)      (17)        7
                                                   -------   -------   -------
Net loss before extraordinary item................    (374)%    (359)%    (328)%
                                                   =======   =======   =======

Revenue

   Through December 31, 1999, performance marketing services revenue has included BFAST integration fees and monthly service fees for BFAST, BFIT and B-INTOUCH. Other revenue reflects customized software development and support services. We no longer offered these services after September 30, 1998.

   Revenue from performance marketing services was first recognized in 1997 and increased to $1.3 million in 1998 from $216,000 in 1997 as a result of increased customer activity. Revenue from performance marketing services increased to $5.3 million in 1999 as a result of initiating service for 145 additional customers in 1999, as well as increased customer activity. Other revenue declined to $8,000 in 1998 from $60,000 in 1997 when the final support contract for customized software development and support expired.

Cost of Revenue

   Cost of revenue consists of expenses related to the operation of our data interchange. These expenses primarily include depreciation and operating lease expense for systems and storage equipment, costs for a third-party data center facility and costs for Internet connectivity to our customers and their marketing partners.

   Cost of revenue increased to from $273,000 in 1997 to $424,000 in 1998 as we expanded our server and storage equipment and moved this equipment to a third-party facility. Cost of revenue increased to $845,000 in 1999, as a result of increased depreciation and amortization reflecting higher investment in equipment. In order to maintain targeted service levels and establish additional data centers for redundancy and expansion, we will be required to add equipment in advance of anticipated future growth and this growth may not materialize as expected. Cost of revenue as a percentage of total revenue may increase in the future as we establish new data centers and add additional equipment to support anticipated future growth.

Sales and Marketing Expenses

   Sales and marketing expenses consist of payroll and related costs for our sales, marketing and business development groups. Also included are the costs for marketing programs to promote our services to our current and prospective customers, as well as programs to recruit marketing partners for our current customers.

   Sales and marketing expenses increased from $180,000 in 1997 to $1.2 million in 1998 as the result of the establishment of direct sales and internal telesales groups and the use of third party public relations services. Sales and marketing expenses increased $8.2 million to $9.3 million in 1999. Approximately $5.6 million of the increase was due to increased personnel and related expenses primarily resulting from 41 new employees. In addition, $813,000 was spent to establish a recruitment program to assist customers in attracting marketing partners and an increase in general marketing efforts resulted in incremental expenses of approximately $730,000. We expect that sales and marketing expenses will continue to increase in future periods to support expected growth.

Client Services Expenses

   Client services expenses primarily relate to the cost of assisting our customers in managing their relationships with marketing partners, as well as providing marketing integration, training and technical support to our customers. These services are designed to increase the success of our customer's performance marketing sales channels and their overall satisfaction with our services by providing best practices techniques, channel analysis, training and technical assistance. We also provide similar services to our customers' affiliates on an optional basis for additional fees.

   Client services expenses increased from $0 in 1997 to $300,000 in 1998 as we began to develop a service function to provide support services for our growing customer base and the number of customers began to increase. Client services expense increased to $3.5 million in 1999 as a result of adding 38 new employees to the client services group. We expect that client services expenses will increase in the future to support anticipated growth.

Development and Engineering Expenses

   Development and engineering expenses primarily include payroll and related costs for our product development and engineering groups and depreciation related to equipment used for development purposes. The product development group designs and develops the underlying technologies for our services and the engineering group develops and manages the infrastructure necessary to support our services. Prior to 1998, development and engineering expenses also included the expenses related to customized software development and support services.

   Development and engineering expenses increased from $426,000 in 1997 to $728,000 in 1998 as a result of an increase in product development and engineering personnel. Development and engineering expenses increased to $4.8 million in 1999, primarily due to personnel and related cost increases of $3.1 million from the addition of new employees and an increase of $451,000 in computer supplies and maintenance costs relating to additional equipment purchases. We expect to continue to invest in development and engineering to support anticipated growth.

General and Administrative Expenses

   General and administrative expenses principally consist of payroll and related costs and professional fees related to our general management, finance and human resource functions. Facility and related costs are allocated to sales and marketing, development and engineering and general and administrative expenses based upon the relative number of employees in each area.

   General and administrative expenses increased from $332,000 in 1997 to $875,000 in 1998 as a result of $218,000 of professional fees related to financing efforts and $277,000 of increased personnel and related costs resulting from the addition of a new executive management team. General and administrative expenses increased to $2.8 million in 1999 as a result of a $1.1 million increase in personnel costs, including the addition of 14 new employees, and a $452,000 professional service fee increase relating to legal and investor relations fees associated with being a public company. We expect that general and administrative expenses will increase in the future to support anticipated growth.

Equity Related Compensation Expenses

   Equity related compensation expenses are non-cash charges representing the difference between the exercise price of options to purchase common stock granted to our employees or the price paid for restricted stock sold to our employees and the fair value of these shares as of the date of grant, as determined for financial reporting purposes. These expenses also include the fair value of options granted to consultants as of the date of grant, as determined for financial reporting purposes. These fair values were determined in accordance with Accounting Principles Board Opinion 25 and Statement of Financial Accounting Standards 123. We did not incur any equity related compensation expenses in 1997. Equity related compensation expenses were $2.4 million in 1998 and $1.9 million in 1999. We expect to recognize additional equity related compensation expenses of at least $475,000 per quarter through the end of 2002 as a result of issuances of stock and stock options to employees and others with exercise or purchase prices subsequently determined to be below the fair market value at the dates of grant or award for financial reporting purposes. The stock compensation is being expensed over the vesting period of the applicable stock awards or options.

Interest Income (Expense), net

   Interest income (expense), net consists of interest expense on our borrowings, partially offset by interest income earned on our cash balances.

   As a result of increased borrowings used to finance the growth of our business, interest expense, net increased from $99,000 in 1997 to $224,000 in 1998. Net interest income of $348,000 in 1999 resulted from $1.3 million of interest income from the investment of a portion of the proceeds from our initial public offering, partially offset by interest expense of $945,000 relating to debt obligations.

Extraordinary Item

   The balance of deferred financing costs associated with a $5.0 million subordinated debt financing resulted in an extraordinary loss of $330,000 upon the early extinguishment of the debt in 1999.

Consolidated Quarterly Results of Operations

   The following table sets forth unaudited consolidated quarterly statement of operations data for the eight quarters ended December 31, 1999. This unaudited consolidated quarterly information has been derived from our consolidated financial statements and, in the opinion of management, has been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information for the periods covered when read in conjunction with our financial statements and related notes. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                      Quarter Ended
                         ----------------------------------------------------------------------------
                         Mar. 31, Jun. 30, Sep. 30,  Dec. 31,  Mar. 31,  Jun. 30,  Sep. 30,  Dec. 31,
                           1998     1998     1998      1998      1999      1999      1999      1999
                                                     (In thousands)
Revenue:
  Performance marketing
   services.............  $ 237     $383   $   313   $   386   $   533   $   863   $ 1,313   $ 2,620
  Other.................    --       --          8       --        --        --        --        --
                          -----     ----   -------   -------   -------   -------   -------   -------
    Total revenue.......    237      383       321       386       533       863     1,313     2,620
Operating expenses:
  Cost of revenue.......     89       67        70       198       101       137       199       408
  Sales and marketing...    125      147       236       646     1,265     2,085     2,695     3,284
  Client services.......    --       --         31       269       469       677     1,143     1,185
  Development and
   engineering..........    116      177       105       330       562       920     1,653     1,632
  General and
   administrative.......     47       59       327       442       351       503       798     1,172
  Equity related
   compensation.........    --       --      2,207       178       450       503       488       501
                          -----     ----   -------   -------   -------   -------   -------   -------
    Total operating
     expenses...........    377      450     2,976     2,063     3,198     4,825     6,976     8,182
                          -----     ----   -------   -------   -------   -------   -------   -------
Operating loss..........   (140)     (67)   (2,655)   (1,677)   (2,665)   (3,962)   (5,663)   (5,562)
Interest income
 (expense), net.........    (33)     (28)      (25)     (138)     (216)       48       (25)      541
                          -----     ----   -------   -------   -------   -------   -------   -------
Net loss before
 extraordinary item.....   (173)     (95)   (2,680)   (1,815)   (2,881)   (3,914)   (5,688)   (5,021)
Extraordinary item......    --       --        --        --        --        --        --       (330)
                          -----     ----   -------   -------   -------   -------   -------   -------
Net loss................  $(173)    $(95)  $(2,680)  $(1,815)  $(2,881)  $(3,914)  $(5,688)  $(5,351)
                          =====     ====   =======   =======   =======   =======   =======   =======

   Some noteworthy aspects of the information in the table above include the following:

  . Cost of revenue changes resulted from fluctuations in connectivity costs and increases in depreciation due to the addition of capital equipment;

  . Sales and marketing and client services expenses increased each consecutive quarter due to the continuous addition of staff and higher levels of spending associated with our growth;

  . Development and engineering expense changes resulted from quarterly fluctuations in computer maintenance and software purchases and the increase in salary and related expenses due to the addition of staff;

  . Revenue increases from 1998 forward resulted from an increase in new customers coupled with revenue growth of the existing customers;

  . June 1998 revenue of $383,000 included non-recurring service fees of $120,000, causing revenue to decline to $321,000 in September 1998; and

  . General and administrative expense fluctuations resulted from varying professional service fees, legal expenses in connection with unsuccessful financing efforts in 1998, the addition of a senior management team during the third and fourth quarters of 1998 and the addition of employees in 1999. Certain expenses for investor relations, insurance and various legal and professional service were incurred in 1999 as a result of becoming a publicly traded company.

   Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, including:

  . the continued acceptance of online commerce;

  . demand for and the timing of sales of our services;

  . changes in the rapidly evolving market for performance marketing services;

  . delays in introducing new services;

  . the timing of when we initially integrate our services with our new customers' systems and how long it takes them to generate significant regular online sales or traffic;

  . changes in the regulations governing online commerce and privacy;

  . seasonality of sales of our online merchants, most of whom sell goods and service at the retail level; and

  . increased expenses, whether related to capital expenditures, sales and marketing, product development or administration.

Liquidity and Capital Resources

   We have financed our operations primarily through the sale of equity securities and borrowings. Net proceeds from financing activities from January 1, 1998 through December 31, 1999 included:

  . approximately $10.4 million received upon the sale of Series A preferred stock and warrants to purchase shares of common stock in August and September 1998;

  . approximately $24.9 million received upon the sale of Series B preferred stock in March 1999;

  . approximately $8.4 million in borrowings under various credit facilities and capital lease agreements, of which $5.0 million was repaid in November 1999 with a portion of the proceeds of our initial public offering; and

  . approximately $70.6 million in proceeds from our initial public offering, net of issuance costs.

   Cash used in operating activities was $2.4 million in 1998 and $13 million in 1999. Cash used in operating activities during 1998 resulted from net losses and deposits of $384,000 required primarily for our new offices and related expenditures. These amounts were partially offset by an increase of $345,000 of accounts payable and accrued expenses. In 1999, cash used in operating activities resulted from net losses of $17.8 million, an increase in accounts receivable of $1.3 million and an increase of $880,000 in prepaid expenses primarily relating to sales commissions and payments under annual hardware and software maintenance contracts. These amounts were partially offset by an increase of $821,000 in deferred revenue and by an increase of $2.8 million of accounts payable and accrued expenses.

   Cash used in investing activities was $610,000 and $25.5 million in 1998 and 1999, respectively. Our investing activities included capital expenditures totaling $610,000 and $4.9 million in 1998 and 1999, respectively. These capital expenditures were incurred primarily to acquire computer hardware and software for our operations and our internal use. We expect that as our customer base and employee base grow and as we expand the number and capacity of our data centers, we will require additional computer hardware and software and our related capital expenditures will increase significantly. Investments in marketable securities totaled $0 in 1998 and $20.7 million in 1999 as a result of the investment of a portion of the net proceeds from our initial public offering.

   At December 31, 1999 we had $59.0 million in cash and cash equivalents, $20.7 million in marketable securities and $68.6 million in working capital. In addition, we have an agreement for a $2.0 million equipment line of credit that bears interest at 6.8% per annum and provides for principal payments in monthly installments over a period of four years from the date of each borrowing. The credit agreement prohibits us from paying cash dividends or from engaging in a merger or sale involving substantially all our assets or stock without prior lender consent. It also contains customary provisions regarding the maintenance of collateral, insurance and the provision of financial data to the lender. At December 31, 1999 we had borrowed substantially all of the amounts available under this line of credit.

   We believe that the net proceeds of this offering, together with cash on hand, cash equivalents and borrowings, will be sufficient to meet our debt service, operating and capital requirements for at least the next 12 months. After that, we may need to raise additional funds. We may seek to raise additional funds through additional borrowings, public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or, if available, will be on terms acceptable to us.

Market Risk

   We do not currently use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. government obligations, tax-exempt municipal obligations and corporate obligations with contractual maturities of two years or less. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. In order to distinguish 21st century dates from 20th century dates, the date code field needs to be expanded to 4 digits. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations resulting in disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in normal business activities. Although the transition from 1999 to 2000 has passed and we are not aware of any Year 2000 problems with our services, our internal systems or our customers or their affiliates, it is possible that Year 2000 problems could be discerned in the future.

   Our proprietary software has been developed to be Year 2000 compliant since its first version. Our services also rely on technology provided by third parties, such as Oracle-based databases, Sun Microsystems servers, and high-capacity Internet connections through Exodus Communications. We have reviewed the public written statements of Oracle, Sun Microsystems, and PowerSoft regarding Year 2000 compliance and are using versions of their products that they state will operate properly in the new millennium. Based on our review of the public written statements of Exodus Communications regarding its Year 2000 compliance, we have no reason to believe that our Internet connections through Exodus will fail to operate properly in the new millennium. We have tested elements of our system to ascertain the Year 2000 compliance of our services and believe that they are Year 2000 compliant. Despite testing and investigation by us, our systems and underlying software and protocols running our services may contain errors or defects associated with Year 2000 date functions. Our customers and vendors may also experience Year 2000 problems that could affect our business. We are unable to predict to what extent our business may be affected if our systems experience a material Year 2000 failure or if our customers or their affiliates experience Year 2000 problems. Failure of our current service offerings to operate properly in the Year 2000 and beyond could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors and could have a material adverse effect on our business, operating results and financial condition.

   We depend on the uninterrupted availability of the Internet infrastructure to conduct our business. We also rely on the continued operations of our customers, in particular their e-commerce sites where commercial transactions are performed, and our customers' marketing partners, in particular the affiliate sites and e-mail systems that host and distribute promotions, for our revenue. We are thus dependent upon the success of the Year 2000 compliance efforts of the service providers that support the Internet and the Year 2000 compliance efforts of our customers. Interruptions in the Internet infrastructure affecting us, our customers or their marketing partners, or the failure of the Year 2000 compliance efforts of one or more of our customers or their marketing partners, could have a material adverse effect on our business, results of operations and financial condition. Further, the marketing initiatives pursued by our prospective customers could be affected by Year 2000 issues as companies expend significant resources to correct their current systems for the year 2000. These expenditures may result in reduced funds available for Internet advertising. This could materially and adversely affect our business, results of operations and financial condition.

   We have not reviewed our non-information technology systems for Year 2000 issues relating to embedded microprocessors and do not expect to conduct a formal review. We have not contacted our customers to inquire of their Year 2000 compliance status and do not expect to do so. Because our online merchant and portal customers operate computer-based businesses, we believe that they are likely to have taken or will take all necessary steps to ensure that their businesses will continue to function properly in the new millennium without any material interruption.

   Because our internal information systems, such as our payroll and accounting systems, utilize relatively new equipment and mostly new standard software applications, we believe that these internal information systems are currently Year 2000 compliant.

   The total cost of our Year 2000 compliance activities was not material to our business, results of operations and financial conditions. While we believe that we have completed our Year 2000 readiness process, we cannot assure you that we have identified and remedied all significant Year 2000 problems, that we will not incur significant additional time and expense or that such problems will not harm our business.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities, and accordingly do not believe that the adoption of the SFAS No. 133 will have a material impact on our financial reporting and related disclosures. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of FASB Statement No. 133," in fiscal year 2001.

   On December 3, 1999, the staff of the Securities and Exchange Commission
(SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. All registrants are expected to apply the accounting and disclosure requirements that are described in SAB 101. Any changes in accounting and disclosures relating to SAB 101 must be reported no later than the second fiscal quarter of the fiscal year beginning after December 15, 1999. We are in the process of evaluating the impact of this bulletin on our financial statements.

                                    BUSINESS

   We are a leading provider of services that enable our customers to market their products and services online through tens of thousands of marketing partners and to pay for these promotions based on performance. Our customers use our services to establish and manage their own independent performance marketing relationships directly with their marketing partners. Our online merchant customers typically pay fees to their marketing partners based on the sales they generate, as tracked through our services. Our portal customers typically pay fees to their marketing partners based on the traffic sent to the portal, as tracked through our services. We are typically paid fees by our customers based upon the level of sales or traffic generated by these marketing partners. We provide our customers a cost-effective solution for establishing, managing and rewarding these performance marketing sales channels.

   Through our acquisition of TriVida, we intend to offer services that will enable our customers to deliver personalized promotions to unique but anonymous users visiting their marketing partners' Web sites based upon the past browsing and buying behavior of such users. We also intend to offer services that will enable our customers to deliver personalized promotions for selected goods or services to users visiting their own Web sites, whether or not those users were directed to their Web sites by their marketing partners.

Industry Background

   The Internet has emerged as a significant communications and commerce medium. Nua Internet Surveys estimates that the number of Internet users worldwide has increased from 26 million in December 1995 to 275 million in February 2000. In addition, as users gain online experience, they tend to increase the amount of time they spend on the Internet and spend their time online conducting a greater variety of activities.

Expansion and Dispersion of Content; Evolution of Internet User Habits

   The content available to Internet users has increased dramatically and become more widely dispersed. Increased ease and lower cost of Web publishing has permitted smaller businesses, organizations and individuals to create and host their own Web sites. The NEC Research Institute estimated that the number of pages available on the Web grew from 320 million pages in December 1997 to approximately 800 million pages in February 1999.

   More experienced Internet users tend to rely increasingly on their own lists or bookmarks of Web sites, rather than on search engines and directories to access content that is of specific interest to them. While visits to high traffic Web sites such as portals have grown in absolute numbers, they represent a minority of all online traffic. Neilsen//NetRatings reports that the top ten portals made up 20% of the average monthly page views as measured in their home Internet user sample in June 1999.

Growth of E-commerce

   The Internet has emerged as a significant sales channel for goods and services to consumers and businesses. The Internet provides a cost-effective means for online merchants to reach a global audience, and provides consumers with increased information, broad selection and greater convenience.

   Total U.S. online consumer spending is projected to increase from $7.8 billion in 1998 to $184.5 billion in 2004, and actual online consumer sales were reported to be $2.8 billion in January 2000. Total U.S. online business-to-business transactions are projected to grow from $406.2 billion in 2000 to $2.7 trillion in 2004. We believe more experienced Internet users are more likely to purchase goods or services online than new Internet users.

The Evolution of Internet Marketing

   In response to increasing demand for online products and services, and as the Internet and electronic commerce expand, online merchants and portals are increasingly adopting online promotions to reach a global audience for their products and services, drive traffic to their Web sites, attract customers and facilitate transactions.

   Initially, Internet advertising took the form of banner ads, similar to advertising billboards, typically placed on portals and other high-traffic Web sites. Advertising networks then emerged to allow banner ads to be placed across multiple sites that did not have sufficient traffic individually to appeal to larger advertisers. In order to allow different advertisements to appear on the same space on a Web page, portals and advertising networks require banner ads of specific size and format, generally in a rectangular shape. Under this model, advertisers generally pay a fee each time an ad is displayed on a cost-per-thousand-impressions basis. These pay-for-display campaigns are typically evaluated based on the number of times a user clicks on the banner ad and is directed to the online merchant's Web site.

   Online merchants face an increasingly difficult and expensive task in converting viewers of banner ads into shoppers and eventually buyers. Banner ad click-through rates have decreased significantly from 2.11%, as reported by I/Pro in October 1996, to 0.33%, as reported by Nielsen//NetRatings for the week ended February 2, 2000. Forrester Research reported in September 1998 that only 38% of people online for more than 42 months have ever clicked on a banner ad. We believe that decreasing click-through rates result from the lack of integration and relevance of the banner ads with the content of the site where they are displayed.

   Online merchants also face an increasing challenge in reaching their audience. More experienced Internet users, who are more likely to buy online, spend a smaller percentage of their time on portals, and instead focus on content sites that match their interests. With millions of sites displaying hundreds of millions of pages of content, online merchants must identify and form partnerships with an increasing number of Web sites that might appeal to their buying audience. The decreased effectiveness of banner ads together with the online merchant's desire to expand promotional reach have led to the development of online promotions targeted to specific Web sites with relevant content and consumers, with the marketing partners rewarded according to the actual results they generate.

The Emergence of Affiliate Sales Channels

   By the end of 1996, a few leading online merchants began to develop marketing relationships with third-party Web sites to incorporate into their Web sites a variety of promotions via hyperlink for the online merchant's goods and services. As these relationships grew, online merchants began to view them as a separate sales channel for their goods and services and they became known as affiliate sales channels. In establishing these new affiliate sales channels, online merchants generally paid commissions to the Web site publishers based on the sales generated by the ads or promotions. These affiliate sales channels were the first widely introduced type of performance marketing program.

   These affiliate sales channels had benefits for both the online merchants and the marketing partners. Online merchants could pay for their marketing based upon the performance of the promotions, making it more cost-effective to run promotions with a broader array of third parties than under pay-for-display methods. Marketing partners could generate revenue from their Web pages at little or no cost and use ad space that might otherwise go unsold, since there was no limit to the number of promotions they could run. Marketing partners could choose among a variety of promotions and the location for each, leading to better merchandising and increased effectiveness of the promotions which would benefit both the online merchant and the marketing partner.

   Initially, online merchants developed their own software databases and used their own servers for developing, managing and tracking affiliate sales channels. Most of these internally developed systems track activity only on the online merchant's site. Using internal techniques for tracking users to point of sale, the online merchant could then determine the sales generated by promotions hosted by each marketing partner and pay commissions accordingly.

The Challenges of Internally Developing and Managing Affiliate Sales Channels

   Online merchants face many challenges in building an affiliate sales channel on a broad scale. Tracking individual transactions through to point of sale requires that online merchants and marketing partners exchange data. This is usually done by creating hyperlinks that are specific to each marketing partner and the online merchant's product or service being promoted. Recording orders, order cancellations, sales and returns requires integration of data from databases maintained on the online merchant's transactional and fulfillment systems, which are often separate. Following an initial integration, ongoing monitoring for success and accuracy is required. Developing and operating the necessary software and hardware internally, which may involve tracking promotions viewed millions of times on thousands of separate Web sites, is time consuming and expensive.

   Online merchants also face challenges in managing their relationships, often with tens of thousands of marketing partners, including:

  . creating a wide variety of promotions for each of its various products or services;

  . generating, placing and replacing the promotions selected by individual marketing partners within the context of its Web site;

  . targeting promotions to individual users based on their browsing and buying behavior;

  . measuring and managing the productivity and effectiveness of marketing partners;

  . analyzing and reporting on the data collected from thousands of sources to permit better merchandising by both the online merchants and the marketing partners;

  . communicating with and making payments to thousands of marketing partners; and

  . enhancing their systems to reflect changes in business models and payment methods to influence the behavior of marketing partners.

   These Web site publishers also face challenges in realizing the potential benefits offered by joining an affiliate sales channel. They want to minimize the time and expense associated with enrolling and creating and changing hyperlinks for a particular online merchant. In addition, these Web site publishers are looking for easy, cost-effective solutions for the delivery, targeting and tracking of the promotional efforts that they run to enhance their revenue.

   Despite the broad reach that performance marketing channels can provide, converting browsers into buyers remains a significant challenge for online merchants. Today, most merchants show the same products or services to their entire audience, both on their marketing partners' site and their own site, regardless of whether they are appropriate for only a small subset of that audience. Most online merchants face challenges understanding user purchasing behavior on Web sites other than their own Web site and in developing technology to effectively target their products or services to increase customer conversion.

The Be Free Solution

   We provide a comprehensive solution specifically designed to enable our customers to increase sales and decrease the cost of customer acquisition by establishing and managing their own performance marketing sales channels. We have developed, and continue to enhance, a broad set of technologies and services that provide a data interchange between disparate databases utilized by our customers and their thousands of marketing partners. Through this data interchange, we track, store and analyze the effectiveness of individual promotions and provide online data and analysis to both our customers and their marketing partners. As a result of our acquisition of TriVida, we have obtained, and continue to enhance, a new type of personalization technology that creates product recommendations based on our observations.

Merchant Connection

   We integrate our systems with each customer's often disparate catalog, transactional and fulfillment systems by establishing standard data formats and file transfer protocols. Through this connection, we receive and store information about our customer's available products and services and its Web site. We also receive order, order cancellation, sales and return data from our customer.

   Our data interchange also tracks each time a user views and clicks on a specific hyperlink placed by any of our customers' marketing partners. We track these individual viewings and clicks to unique transactions with our customers. Promotions we tracked for our customers were shown more than 896 million times in February 2000 through our customers' 3.5 million performance marketing relationships. This combination of customer and marketing partner data is stored at our central processing facilities and allows us to measure the sales or traffic performance of each specific promotion.

Management Solutions

   We have significant resources and expertise dedicated to the successful implementation, development, management and control of online performance marketing programs. These solutions include:

  . Establishment of marketing relationships. We provide online, automated application and approval processes for Web site publishers to become a customer's marketing partner. We also help customers identify and recruit potential marketing partners.

  . Customer control of sales channel. All of our services are designed to enable a customer to maximize the efficiency of its performance marketing sales channel. Each of our customers selects its marketing partners and determines the terms of its relationships with these marketing partners. We brand reports, communications and payments with our customer's name.

  . Development and placement of promotions. We store and deliver hyperlinks for our customers on our servers. These hyperlinks are available in a wide variety of formats, including text, dynamic displays, search boxes, pull-down menus, banner ads and buttons. Each of our customer's marketing partners can access our servers, choose among that customer's available hyperlinks, and incorporate them into their Web sites or e-mail messages through simple procedures.

  . Replacement of promotions. Since all users viewing and clicking on promotions are routed through our servers before being redirected to a customer's Web site, changes in that customer's Web site only require programming changes on our servers rather than the replacement of hyperlinks by all of its marketing partners.

  . Data collection and reporting. We collect and store data both from our customers and their marketing partners, tracking specific promotions through sales and returns. We provide extensive data and analyses online, both to our customers and to their marketing partners. Analyses can be configured to examine the performance of the entire performance marketing sales channel, a specific hyperlink or a specific marketing partner.

  . Communication and payment services. We can generate e-mail communications and payments to widely dispersed marketing partners on behalf of customers. Communications can be automatically generated and broadcast based upon customer selected criteria.

  . Merchandising assistance. Our reporting and communication services permit both our customers and their marketing partners to make and implement more effective merchandising decisions. Our best practices group monitors industry and competitive trends, as well as results achieved by customers generally, and shares this expertise with customers and their marketing partners. Our online merchant customers can use our system to identify hyperlinks or sites that are leading to high sales or return rates, manage product demand, and rank marketing partners by effectiveness.

   Using our services, our customers pay only for those individual promotions that generate sales or traffic. Our online merchant customers typically pay us fees based upon the sales resulting from promotions hosted by their marketing partners. Our portal customers typically pay us fees based upon the traffic resulting from promotions hosted by their marketing partners. Our customers enter into separate agreements directly with their marketing partners and pay them separate fees based on the level of sales or traffic they generate by hosting the promotions. As a result, our economic interests are closely aligned with the economic interests of our customers and their marketing partners.

Strategy

   Our objective is to be the leading provider of online performance marketing solutions. To achieve this objective we are focused on the following strategic initiatives:

Leverage Technology Leadership to Provide Comprehensive Solutions

   We intend to continue our focus on performance marketing solutions. We plan to both enhance our existing, as well as develop new, performance marketing technologies, expertise and services. We have made significant investments in technology and personnel to develop a comprehensive set of online services specifically designed for the development of performance marketing programs, including affiliate sales channels. We believe that customers will continue to seek cost-effective solutions to establish and manage performance marketing programs.

Rapidly Expand Our Targeted Customer Base

   We seek continued expansion of our customer base nationally and internationally, primarily through our direct sales force. Because our revenue is tied to our customers' performance, we are currently targeting large online merchants and portals in the U.S. as customers. We have recently begun to expand our sales efforts to the emerging online markets in Europe.

Continue to Provide Customer Branded and Controlled Solutions

   We enable each customer to extend its merchandising techniques to its marketing partners, with which they contract directly. Services we provide on our customers' behalf to their marketing partners, including analyses, communications and payments, are customer branded. We believe customers will find our merchant branded solutions more appealing and will invest more heavily in the development and growth of these sales channels and in performance marketing solutions provided by us.

Increase the Size of Our Customers' Sales Channels

   We will continue to identify and recruit potential affiliates on behalf of our customers. Increasing our customers' marketing reach and revenue increases our revenue. We have launched an online affiliate recruiters program, located at www.affiliaterecruiters.com, that allows Web site publishers to promote our customers' affiliate sales channels. We have also created a free tools site for Web site publishers, located at www.sitetools.net, where we provide useful tools for Web publishing and promote our customers' performance marketing sales channels. We are extending our Web site outreach for customers by entering into strategic partnerships with companies that provide Web site creation tools and hosting services. In addition, we are continuing to develop relationships with syndicated content providers that permit them to incorporate hyperlinks to our customers in syndicated content.

Increase Our Services to Existing Customers

   We intend to continue to develop additional services to support new online performance marketing programs and new revenue sources for our customers and us, such as our recently developed e-mail referral services, B-INTOUCH. We are working with ad serving companies to utilize our technology to track the banner ads they deliver to point of sale on our customer sites.

Increase the Effectiveness of Our Customers' Sales Channels

   We intend to continue and enhance services designed to help our customers increase their sales. Our best practices research and consulting group helps our customers generate better response rates by providing industry analysis, benchmarks and merchandising expertise. We assist our customers' marketing partners to increase their traffic through various tools and techniques, such as search engine registration.

   We assemble data collected across our customers' Web sites and their marketing partners' Web sites into unique, anonymous user profiles. We plan to deliver new services based on these profiles, that will enable us to recommend specific products and services to unique but anonymous users based on their past browsing and buying behavior. These recommendations will be delivered both on the online merchants' sites, as well as on their marketing partners' sites.

Expand Internationally

   We intend to be an early entrant and a leader in the development of performance marketing programs outside the U.S. We have expanded our services to Europe with our initial integration with Bertelsmann's online subsidiary, BOL International. We have developed Spanish, German, French and Dutch interfaces for our international customers' marketing partners. We will continue to develop foreign language interfaces. We plan to extend our physical operations in Europe and may also offer our services in Japan.

Services

   Our data interchange provides the communications link, technologies and services for performance marketing generally and Web-based affiliate sales channels in particular. Our customers select core transactional services-- BFAST, B2BFAST, B-INTOUCH and BFIT--and may then select additional related services. Our core services enable the collection and tracking of data that resides on our servers in Oracle databases. Reports analyzing the data are accessible to our customers and their marketing partners from desktop computers using standard Internet protocols and standard Web browser protocols. Specifically, our core transactional services include:

Serving and Tracking Promotions and Routing Users

  . Tracking of selected links each time a link is displayed or delivery of dynamic, rotating promotions and tracking of display of these promotions each time a dynamic link is displayed;

  . Directing users clicking on any promotions to the correct location on our customer's site; and

  . Collection of order, order cancellation, sales and return information from our customer's systems and matching that information with marketing partner data collected by our systems.

Reporting and Decision Support

  . Online generation of daily customer-specific reports, including detail on orders and order cancellations, sales and returns, traffic, promotional success and payments due to marketing partners. A complete decision support system allows our customers to filter and sort these reports and to export this data for use in a spreadsheet or word processing program;

  . Modification of the available promotions and addition of new promotions instantly; and

  . Online generation of daily marketing partner reports including detail on orders and order cancellations, sales and returns, traffic, promotions used and success of each promotion, products purchased by the site's audience and commissions due to the marketing partner. Marketing partners may download these reports for use in a spreadsheet or word processing program.

   We provide these services through our BFAST, B2BFAST, B-INTOUCH and BFIT services:

BFAST Affiliate Marketing Services

   BFAST allows our customers to build and maintain their own, branded performance marketing channels with third-party Web site publishers. Our customers use BFAST to create and build these sales channels and to evaluate their marketing partners using more than 80 online analyses. BFAST enables customers to create and offer promotions, including individual product hyperlinks, search links, product category links, coupons and other incentives appearing in a variety of formats including text, graphics, search boxes, regularly updated "top 10" lists and streaming video. Each marketing partner can select the promotions that are most likely to appeal to its audience and use BFAST to generate the code it needs to add those hyperlinks to its site. These marketing partners can check the performance of each hyperlink they implement with daily reporting.

   We also provide optional services to help recruit marketing partners for our customers and provide merchandising advice directly to marketing partners. Our outreach services include recruitment by marketing partner recruiters, direct mail to Web site managers who have requested this information, sponsorship of newsletters, and banner advertising. We also offer marketing partner application review and approval services, where we accept marketing partner applications on behalf of our customers based upon their established criteria. We can provide customer-branded support by telephone and e-mail to marketing partners to assist with applications, hyperlink generation, merchandising and analysis. We can also provide performance analysis and promotional and merchandising recommendations for the largest 250 sites in our customers' performance marketing sales channels. We have a best practices group that has developed expertise by monitoring industry and customer specific trends and provides strategic advice designed to improve the performance of these sales channels.

   In general, we enter into a standard service agreement that requires our BFAST customer to pay us a one-time integration fee and monthly performance fees, subject to minimum monthly or annual fees, for use of our data interchange. For our online merchant customers, the performance fees are generally based on either a percentage of the sales generated or a fee based on the number of transactions or orders. For our portal customers, the performance fees are generally based on the volume of click-throughs generated by their marketing partners. We currently derive most of our revenue from BFAST services.

B2BFAST Business-to-Business Affiliate Marketing Services

   Our B2BFAST services are targeted to businesses that sell their products or services to other businesses. These customers use our B2BFAST services to create performance marketing sales channels that target their business customers. These services include specific analysis, merchandising and recruiting technologies and techniques designed to address the special needs of business-to-business commerce. We charge our B2BFAST customers based on the sales or volume of traffic generated from their performance marketing channels.

B-INTOUCH E-mail Referral Services

   Our recently introduced B-INTOUCH services allow our customers to create performance marketing sales channels composed of individuals and corporations that send e-mail messages. B-INTOUCH lets an approved sender of e-mail messages include our customers' promotions in e-mail messages and receive fees for the sales or traffic that result from these promotions. B-INTOUCH offers a simple user interface for hyperlink placement and reporting, designed for the less technologically sophisticated e-mail user. We charge our customers for B-INTOUCH services based on the volume of sales or traffic that results from a customer's e-mail referral program.

BFIT Advertising Services

   BFIT is an enhanced banner ad delivery service that tracks our customers' banner advertising through to point of sale and determines the performance for a specific banner placed in a specific location. This may include ad placement based on specifications provided by our customers on their ad agencies. By integrating our BFIT and BFAST services, our customers' marketing partners can dedicate space on their Web sites within which our customer may determine the promotional initiative displayed and modify it at any time or upon the occurrence of specified criteria. We charge for our BFIT services based on the number of impressions served.

Related Services

   We offer related services to complement BFAST, B2BFAST, B-INTOUCH and BFIT. These services are designed to automate aspects of the process of establishing and managing performance marketing relationships. They include the following:

  . automated sign-up of potential marketing partners through an online application;

  . definition and selection of marketing partners, compensation rules and methods;

  . rapid review and approval of marketing partner applications by customers;

  . generation of individualized messages from our customers to selected marketing partners; and

  . payment of fees due to marketing partners. For a fixed fee per check, Be Free will prepare and distribute checks to a customer's marketing partners in payment of their commissions. These checks are drawn against a Be Free checking account, which is funded by the customer prior to release of the checks.

Personalization Services

   We plan to launch two services that will enable our customers to deliver real-time, personalized promotions to potential buyers based upon historical browsing and buying behavior. These services will include:

  . delivery by our customers of personalized product or product category recommendations to visitors to their Web sites, whether or not that visitor was directed to their Web site through a promotion hosted by their marketing partners; and

  . delivery by our customers of personalized product or product category recommendations on the Web sites of their marketing partners.

   These recommendations will be created at a centralized service bureau and will be served directly to the user or to a customer's server for delivery to the user.

Customers

   Our principal customers are large online merchants and portals. We have successfully targeted as customers leading online merchants and portals in a wide variety of markets. The following is a list of many of our larger online merchants and portals, all of whom have signed written contracts for our services. We have implemented our services for, and recognized revenue from substantially all of these customers:

     American Greetings                      Gap
     Ameritech                               Lycos
     Babbages, Etc.                          Micro Warehouse
     BabyCenter                              MotherNature.com
     barnesandnoble.com                      Multiple Zones International
     Bertelsmann (bol.com)                   Network Solutions
     CNET                                    OneCore
     Compaq                                  Pets.com
     eBags.com                               Reel.com
     egghead.com                             SEND.com
     Enews.com                               toysmart.com
     eToys(R)                                Value America
     Franklin Covey                          Yahoo!
     Fogdog Sports                           Visa, U.S.A.
     Furniture.com

   Our customers typically enter into a written agreement with us that runs for one year from program launch and renews automatically for successive one-year periods unless either party gives notice not to extend. We generally provide representations concerning our system performance and discount our fees if we fail to meet specified performance levels. We also agree to indemnify our customers for infringement of third party intellectual property rights. Our customers agree to provide information regarding merchandise or services they make available over the Internet and transactional information.

   For 1997, 1998 and 1999, barnesandnoble.com accounted for more than 10% of our revenue. For 1999, GeoCities, a subsidiary of Yahoo!, accounted for more than 10% of our revenue. For the fiscal quarter ended December 31, 1999, no customer accounted for more than 10% of our revenue. Our contract with barnesandnoble.com expires in January 2001 and our contract with GeoCities expires in January 2002. GeoCities has the right to terminate its contract prior to the expiration of its term by giving notice and paying a penalty. These contracts provide that either party may terminate upon a material breach. In addition, in 1997, Duquesne Light and Power, to whom we provided customized software development and support, accounted for more than 10% of our revenue.

Sales and Marketing

   We have a direct sales force that targets large online merchants and portals as customers. The direct sales force is assigned to different geographical regions and is supported by sales engineers. We maintain direct sales personnel in nine major metropolitan areas throughout the United States, as well as in London. We also have a telesales group, located in our Marlborough, Massachusetts headquarters, that targets mid-sized online merchants as customers.

   In order to achieve broader distribution of our services, we have contracted with third parties to resell our services. These resellers typically receive a percentage of our revenue derived from the online merchant accounts they generate during specified periods.

   We target potential customers through our public relations program, our Web sites, conferences, trade shows and customer referrals. While we have primarily focused on marketing efforts in the United States, we intend to extend these efforts into Europe and may extend these efforts into Japan.

Customer Service

   We provide comprehensive integration, training, consulting and support services. We provide our customers with individualized customer services designed to increase the performance of their performance marketing sales channels and their overall satisfaction with our services. We assign dedicated, knowledgeable customer development managers to each customer.

   Our best practices consulting team gathers and analyzes data from industry sources, our database and customer initiatives to provide our customers with industry-wide performance results against which they can measure their own success. This team formulates strategies for how our customers might more effectively promote their products or services. We present our best practices solutions through seminars, customer bulletins, case studies and one-on-one dialogues with customers.

   We provide integration services, both by telephone and in person, to new customers. We work with new customers to create a reliable, automated data transfer between their databases and our databases.

   We teach our customers to use our technology effectively and efficiently. We provide business training to customers, which helps them better understand the business decisions that they face in launching their performance marketing programs. We also offer regular refresher and update training.

   Our customer development managers assist our individual customers in managing their performance marketing programs, developing and interpreting their analyses, and testing new promotional methods. These customer development managers also convey emerging customer strategies, communicate customer feature requests, manage data requests and provide ongoing project management services for special customer initiatives.

Technology Infrastructure

   Our technologies are designed to provide the following advantages:

Performance, Scalability, Availability and Reliability

   Our system infrastructure has been designed as a layered architecture to yield significant benefits to our customers in performance, scalability, availability and reliability. Our software and databases run on multiple high-speed servers that are connected by high-capacity connections and are organized into multiple tiers. Each tier functions to address specific data storage and data traffic considerations to enhance reporting and real-time transactional performance. We have recently upgraded this system by adding additional servers or storage devices to each tier.

   Scalability is a term used to describe the ability of an application to handle greater traffic when additional servers are added to a system. Scalability is particularly important for growth-stage Internet applications where demand can grow rapidly and unpredictably. Our servers are connected not only within a given tier but also between tiers. This multi-tiered server design enables us to add, extend, duplicate or exchange the specific servers requiring the enhancement within the system as needed, without recompiling the rest of the system or interrupting services.

   The multi-tiered server design better enables us to provide our customers with highly-available and reliable uninterrupted service. Each tier is comprised of multiple connected servers performing similar tasks, each of which has its own power supply. If a server fails, that server's tasks are automatically reassigned to another running computer. In addition, identical data is also stored in various locations. This redundant design enhances the ability of the system to tolerate the failure of an individual server or failures in system storage without the loss of data or the ability of the computers to give our customers' real-time operating capability.

   The connections from the network data center into the multi-tiered servers are also designed to provide customers with reliable, uninterrupted service. We regularly test and maintain the multiple connections between our servers, and regularly test the connections between the network data center and the Internet. Our engineering and hosting center personnel monitor traffic patterns and congestion points and reroute traffic flows in an effort to reduce end-user response times. We provide monitoring and support services required to maintain transaction availability 24 hours a day, 365 days a year.

   Although our systems are designed to enhance reliability, system and communication failures have caused both delays and cessation of services. We recently experienced an 11-hour systems outage during which we were unable to re-direct Internet users to our customers from their marketing partners or provide reports.

   We have taken and are taking additional steps to decrease the likelihood of future outages. These steps include installing additional server and storage hardware, and adding an additional level of redundancy to all tiers of our system architecture. Our development team is modifying our software to make it more functional upon hardware failure. Even with these improvements, there can be no assurance that our services will not be interrupted in the future.

Flexibility

   Our systems infrastructure uses platform systems with UNIX, a non-proprietary open operating system, and is also compatible with Microsoft's proprietary operating system, Windows NT. We currently use servers manufactured by Sun Microsystems and storage equipment manufactured by EMC. While we are not dependent on any single server hardware system or vendor, any change could be costly and time consuming.

Internet Access

   Our systems are developed entirely for use over the Internet. Our customers are able to access marketing, sales and merchandising data from our Oracle-based databases using their desktop computers and their standard Internet connection. Our reporting systems use standard Internet and Web protocols.

Central Operations Facility

   Our network data centers are designed to optimize performance and maintain reliability. Our primary network data center is housed at Exodus Communications in Harborside, New Jersey. This center has multiple, physically distinct, high-capacity connections to the Internet designed to reduce the likelihood that outages within the network will materially impact customer use. We expect to establish additional data centers in the western United States and in Europe.

   These data centers all have duplicate systems for power, climate-control, fire protection, seismic reinforcement and continuous security surveillance. These facilities utilize manual and automated intrusion detection techniques to monitor the security of the center and its hardware. We regularly use outside security professionals to evaluate our physical and electronic security measures.

Development

   Development of new services begins with our product marketing group. Based upon customer, competitive and market analyses, our product marketing group determines functions and specifications for future services and enhancements to current services. Our development group develops new services and enhances existing services based on specifications provided by the product marketing group. Our development group is divided into strategic and tactical teams. Our strategic team develops new performance marketing services and new generations of current services. Our tactical development team focuses on extending existing functions or developing additional functions within any given release.

   We have developed a managed release process to assist customers in the adoption of new releases. This process includes testing and evaluating revisions, updating online and paper documentation to include new features, training customer support personnel and notifying and training customers.

   For the years ended December 31, 1998 and 1999, we spent $304,100 and $2.4 million, respectively, on research and development activities.

Competition

   The markets for online performance marketing solutions are new, rapidly evolving and highly competitive. We do not currently compete against established companies across the range of services we provide. We do, however, compete against larger companies with respect to a portion of the services we provide and compete more broadly against similar sized, private companies. We expect to face future competition across a broad range of our services from larger companies currently providing products or services that compete only with respect to a portion of the services we provide.

   For the provision of online merchant branded affiliate sales channel solutions, we compete against internally-developed performance marketing solutions and against enterprise software solution providers. Customers of enterprise software solutions must develop and maintain databases and servers to track their performance marketing channels. We also compete against multi-merchant, shared affiliate program providers, including Commission Junction and Linkshare. A customer of a shared affiliate program shares its marketing partners with potentially all of the other customers of that program, even customers that may be competitors. Finally, we compete with ad server companies that provide banner ad services that might be considered an alternative marketing solution.

   We believe that the principal competitive factors in our market are:

  .  the provision of comprehensive, reliable services;

  . the ability to offer a customer ownership of and control over a significant sales channel;

  .  the provision of extensive online reports and analyses; and

  .  price.

We seek to compete against internally developed efforts and enterprise software solutions by providing more comprehensive, cost-effective services that are more easily managed. We seek to compete against multi-merchant, shared affiliate program providers on the basis of our technology, by permitting our customers greater control over their affiliate sales channel and providing individualized customer service. We seek to compete against ad serving companies by offering broader services and the ability to track promotional efforts through to resulting sales rather than merely to the number of times viewed.

Employees

   As of February 29, 2000, we had a total of 236 employees, 72 of whom were in sales and marketing, 56 in client services, 52 in development and engineering, 22 in finance and administration, and 34 employees of TriVida. Sales and marketing employees include salespeople, sales administration personnel, customer service personnel, product marketing and marketing communications personnel. From time to time we also employ independent contractors to supplement our development staff. Our employees are not represented by a labor union and we have never experienced a work stoppage. We believe our relations with our employees are good.

Facilities

   Our headquarters are located in Marlborough, Massachusetts, where we occupy approximately 35,700 square feet under a lease that expires in August 2004. Our development and engineering departments are located in Pittsburgh, Pennsylvania, where we occupy approximately 12,000 square feet of office space under a lease that expires in January 2004. As a result of our acquisition of TriVida, we now have offices in Culver City, California and in Windsor, England. In the future, we may lease additional space as needed.

Legal Proceedings

   From time to time, we may be involved in litigation incidental to the conduct of our business. We are not currently a party to any legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

   Our executive officers and directors, and their respective ages and positions as of February 29, 2000, are set forth below:

Name                      Age                           Position
Gordon B. Hoffstein.....   47 President, Chief Executive Officer and Chairman of the
                              Board of Directors
Samuel P. Gerace, Jr....   36 Executive Vice President, Research & Technology and Director
Thomas A. Gerace........   29 Executive Vice President, Business Development
Stephen M. Joseph.......   41 Chief Financial Officer and Treasurer
Ellen M. Brezniak.......   41 Vice President, Product Marketing
W. Blair Heavey.........   37 Vice President, Sales
Steven D. Pike..........   46 Vice President, Client Services
Patricia L. Travaline...   43 Vice President, Marketing Communications
Kathleen L. Biro........   47 Director
Ted R.                     47 Director
 Dintersmith(1)(2)......
W. Michael Humphreys(2).   48 Director
Daniel J. Nova(1)(2)....   38 Director
Jeffrey Rayport(1)......   40 Director

---------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

   Gordon B. Hoffstein has been our Chief Executive Officer and a director since August 1998, and was elected Chairman of the Board of Directors in January 2000. From October 1991 to April 1997, he was a co-founder and the Chief Executive Officer of PCs Compleat, Inc., a direct marketer of PCs and related products now known as CompUSA Direct. From February 1991 to June 1991, he was Chief Executive Officer of Edsun Laboratories, a semiconductor designer. He was a co-founder and the Chief Executive Officer of Microamerica, Inc., a distributor of computer hardware and software products, from November 1979 to May 1990. He currently serves as a director of various private companies. Mr. Hoffstein earned a B.S. from the University of Massachusetts and an M.B.A. from Babson College.

   Samuel P. Gerace, Jr. has been our Executive Vice President, Research & Technology and a director since August 1998. He was a founder of and has been involved in managing our business since the inception of one of our affiliated companies in September 1985. Mr. Gerace holds an A.B. from Harvard College. Samuel P. Gerace, Jr. is the brother of Thomas A. Gerace.

   Thomas A. Gerace has been our Executive Vice President, Business Development since August 1998. He was a founder of and has been involved in managing our business since inception. Previously, he served as a research analyst for Harvard Business School. During his time at Harvard Business School, he also served as a consultant for the Technology for Effective Cooperation Network, a non-profit organization, and Welty-Leger Corporation, a distribution and warehouse software provider. Mr. Gerace received an A.B. from Harvard College. Thomas A. Gerace is the brother of Samuel P. Gerace, Jr.

   Stephen M. Joseph has been our Chief Financial Officer since August 1998. From October 1991 to December 1997, he served as Chief Financial Officer of PCs Compleat, Inc. From March 1991 to June 1991, he was Chief Financial Officer of Edsun Laboratories. Prior to that time, he held various financial positions in private companies and Ingersoll-Rand Company, a machinery and equipment manufacturer. Mr. Joseph earned a B.S. from Bentley College.

   Ellen M. Brezniak has been our Vice President, Product Marketing since November 1998. From October 1996 until joining us, she was Vice President, Business-To-Business Operating Unit at Open Market, Inc. From March 1994 until September 1996, she was Director, Product Marketing and Planning with Progress Software Corporation, a supplier of application development and management technology. Prior to that time, she held various marketing positions at Cognos, Inc., which offers application development software and EIS tools, and software database companies such as Sybase, Inc. and Oracle Corporation. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

   W. Blair Heavey has been our Vice President, Sales since October 1998. From April 1995 until joining us, he held sales positions at Open Market, Inc., an Internet software developer, including Director of Sales and Director, Strategic Channel Sales. From March 1989 until March 1995, he held several sales and marketing positions at Hewlett-Packard Corporation, a manufacturer of measurement, computation and communications systems and equipment. Mr. Heavey received a B.A. from Boston College and an M.B.A. from Babson College.

   Steven D. Pike has been our Vice President, Client Services since April 1999. From July 1998 until joining us, he served as Vice President, Customer Services at Internet Commerce Services, Inc., a commerce service provider. From September 1995 to June 1998, he held the position of Director of Technical Services at Open Market, Inc. From January 1995 to September 1995, he held the position of Manager, Product & Program Management at Progress Software Corporation and from September 1992 to January 1995 he was Manager, Product Support and Business Management at Bay Networks, a manufacturer of data networking products. Mr. Pike holds a B.S. from Franklin Pierce College.

   Patricia L. Travaline has been our Vice President, Marketing Communications since October 1998. From January 1992 to February 1998, she served in positions at PCs Compleat, Inc. including Director of Marketing Communications and Director, Extended Services Development. From December 1985 to September 1991, she held positions at the public relations firm of Sharon Merrill Associates, including Vice President, Investor Relations. Ms. Travaline earned a B.A. from the University of Denver and an M.B.A. from Simmons College.

   Kathleen L. Biro has been a director since January 2000. Since 1991, Ms. Biro has been employed by Digitas Inc., an Internet professional services firm, in a variety of capacities, including since December 1999 as its President and a director and as Vice Chairman since April 1999. Ms. Biro, co-founded Strategic Interactive Group, an interactive advertising firm and predecessor to Digitas, and served as its Chief Executive Officer from its founding in April 1995 to December 1999. Ms. Biro also serves on the boards of directors of NetGenesis Corp. and Digitas. She holds a B.S. and an M.S. in Educational Administration from New York University and an M.B.A. in Marketing and Finance from the Columbia University Graduate School of Business.

   Ted R. Dintersmith has been a director since August 1998. Since February 1996, he has been a General Partner of Charles River Partnership VIII, a private venture capital firm. Prior to his association with Charles River, he was a General Partner of Aegis Management Corporation, a venture capital firm. Mr. Dintersmith is a director of Flycast Communications Corporation, an Internet advertising company. Mr. Dintersmith holds a B.A. degree in Physics and English from the College of William and Mary and a Ph.D. in Engineering from Stanford University.

   W. Michael Humphreys has been a director since August 1998. Mr. Humphreys has been a partner of Matrix Partners, a private venture capital firm, since 1979. He received a B.S. from the University of Oregon and an M.B.A. from Harvard Business School.

   Daniel J. Nova has been a director since March 1999. Since August 1996, Mr. Nova has served as a general partner of Highland Capital Partners, a venture capital firm. Previously, he was a general partner of CMG@Ventures from January 1995 to August 1996 and a Senior Associate at Summit Partners from June 1991 to January 1995. Mr. Nova is a director of eToys, Inc., an online retailer of toys, Lycos, Inc., an online portal, MapQuest.com, Inc., an online mapping company, and Ask Jeeves, Inc., an Internet question answering service company. Mr. Nova received a B.S. in Computer Science and Marketing with honors from Boston College and an M.B.A. from Harvard Business School.

   Jeffrey Rayport has been a director since December 1998. He has been a faculty member at Harvard Business School in the Service Management Unit since 1991. He is currently on leave from Harvard and is working at Monitor Company, a management consulting firm, as the founder and executive director of Monitor Marketplace Center, an e-commerce research and media unit established in 1998. Dr. Rayport is a director of Global Sports, Inc., a sporting goods company, and Agency.com, Ltd, a provider of Internet professional services. Dr. Rayport earned an A.B., A.M. and Ph.D. from Harvard University and an M. Phil. from the University of Cambridge (U.K.).

   Our board of directors is divided into three classes, with the members of each class serving for a staggered three-year term. Our board currently consists of two Class I directors, two Class II directors and two Class III directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I directors (Kathleen L. Biro, W. Michael Humphreys and Daniel J. Nova) expires at the annual meeting of stockholders to be held in 2000. The term of the Class II directors (Ted R. Dintersmith and Jeffrey Rayport) expires at the annual meeting of stockholders to be held in 2001. The term of the Class III directors (Gordon B. Hoffstein and Samuel P. Gerace, Jr.) expires at the annual meeting of stockholders to be held in 2002.

   Each officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Committees of the Board of Directors

   Our board of directors has established a compensation committee and an audit committee. The compensation committee makes recommendations concerning salaries and incentive compensation for our employees and consultants and administers our employee incentive plans. The current members of the compensation committee are Messrs. Dintersmith, Humphreys and Nova. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountants. The current members of the audit committee are Messrs. Dintersmith, Nova and Rayport.

Director Compensation

   We have no present plans to pay cash compensation to directors but intend to reimburse directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or committees of the board. In December 1998, we granted Mr. Rayport an option under the 1998 Stock Incentive Plan to purchase 75,000 shares of common stock at $0.15 per share that vests over four years and a fully vested option to purchase 75,000 shares of common stock at $1.10 per share. In January 2000, we granted Ms. Biro an option under the 1998 Stock Incentive Plan to purchase 160,000 shares of common stock at $34.00 per share that vests over three years. In addition, we may issue additional options to directors under our 1998 Stock Incentive Plan, which options would vest and become exercisable over time.

Compensation Committee Interlocks and Insider Participation

   Prior to the appointment of the compensation committee in July 1999, Be Free's full board of directors and Thomas A. Gerace were responsible for the functions of a compensation committee. Thomas A. Gerace previously was a director and Chief Executive Officer of Be Free and board members Gordon B. Hoffstein and Samuel P. Gerace, Jr. are both executive officers of Be Free. During 1998, none of our executive officers served as a member of the compensation committee, or a committee serving an equivalent function, of any entity whose executive officers served as a director of Be Free or otherwise had compensation committee responsibilities.

Executive Compensation

   The following table sets forth the total compensation earned by our chief executive officer and each of the four most highly compensated other executive officers who received annual compensation in excess of $100,000 for the year ended December 31, 1999, collectively referred to below as the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission the compensation set forth in the table below does not include medical, group life, or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                           Summary Compensation Table

                                              Annual             Long Term
                                           Compensation        Compensation
                                         ----------------- ---------------------
                                                           Restricted Securities
                                                             Stock    Underlying
Name of Executive                   Year  Salary   Bonus     Awards    Options
Gordon B. Hoffstein................ 1999 $165,000 $ 63,397 $      --       --
 President, Chief Executive Officer 1998   49,574   16,859  1,083,495      --
 and Chairman of the Board of
  Directors

Samuel P. Gerace, Jr. ............. 1999 $115,000 $ 18,126        --       --
 Executive Vice President, Research 1998   19,906      --         --       --
  & Technology and Director

Thomas A. Gerace................... 1999 $115,000 $ 23,914        --       --
 Executive Vice President,          1998   77,823      --         --       --
 Business Development

Ellen M. Brezniak.................. 1999 $125,000 $ 16,173 $      --    75,000
 Vice President, Product Marketing  1998   19,906      --      81,262   77,392

W. Blair Heavey.................... 1999 $135,000 $163,992 $      --       --
 Vice President, Sales              1998   26,380      --     116,666  285,806

Option Grants in Last Fiscal Year

   The following table sets forth each grant of stock options during the fiscal year ended December 31, 1999 to each of the Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

                                      Individual Grants
                         --------------------------------------------
                                                                          Potential
                                                                         Realizable
                                                                      Value at Assumed
                                     Percent of                        Annual Rates of
                         Number of  Total Options                        Stock Price
                         Securities  Granted to                       Appreciation for
                         Underlying Employees in                       Option Term(3)
                          Options    Fiscal Year  Exercise Expiration -----------------
                          Granted      1999(1)    Price(2)    Date       5%      10%
Gordon B. Hoffstein.....      --          --         --         --      --       --
Samuel P. Gerace, Jr....      --          --         --         --      --       --
Thomas A. Gerace........      --          --         --         --      --       --
Ellen M. Brezniak.......   75,000       3.25%      $1.40    7/18/09   $171,034 $272,343
W. Blair Heavey.........      --          --         --         --      --       --

---------------------
(1) Based on options to purchase an aggregate of 2,310,442 shares granted to our employees under the 1998 Stock Incentive Plan during the year ended December 31, 1999.

(2) The exercise price was equal to the fair market value of our common stock as valued by the board of directors on the date of grant.

(3) The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Option Values

   The following table sets forth for each of the Named Executive Officers options exercised and the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of December 31, 1999.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at          In-the-Money Options at
                           Shares                 December 31, 1999       December 31, 1999(1)
                          Acquired    Value   ------------------------- -------------------------
                         on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
Gordon B. Hoffstein.....      --       --          --            --            --           --
Samuel P. Gerace, Jr....      --       --          --            --            --           --
Thomas A. Gerace........      --       --          --            --            --           --
Ellen M. Brezniak.......    9,674    $346,208   11,286       131,432    $  403,898   $4,609,873
W. Blair Heavey.........      --       --       83,360       202,446    $2,983,246   $7,245,036

---------------------
(1) On December 31, 1999, the last sale price reported on the Nasdaq National Market for our common stock was $35.94 per share.

Employment Agreements

   On August 28, 1998 we entered into employment agreements with Samuel P. Gerace, Jr. and Thomas A. Gerace that provide for an annual base salary of not less than $110,000 and annual merit bonuses as may be determined by the board of directors. These agreements contain customary noncompetition and nonsolicitation provisions, and have an initial term of two years with a one year renewal subject to the parties' agreement.

Change of Control Arrangements

   Shares subject to options or restricted stock awards granted under our 1998 Stock Incentive Plan generally vest over four years, with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly installments over the next 36 months. The option agreements under this plan generally provide accelerated vesting of 25% of the shares subject to the option upon a change of control, and full acceleration upon the termination of employment within two years after a change of control without "cause" or for "good reason" as defined in the agreement. In general terms, change of control would occur where any person acquires ownership of more than 50% of our voting shares or upon any merger or acquisition where our stockholders before the transaction hold less than a majority of the voting stock of the surviving entity outstanding after the transaction. We have issued shares of restricted stock to Gordon B. Hoffstein that provide for accelerated vesting of 50% of these shares of restricted stock upon a change in control, and full acceleration upon the termination of employment within two years after a change of control without "cause" or for "good reason" as defined in the agreement.

1998 Stock Incentive Plan

   Our 1998 Stock Incentive Plan was adopted by our board of directors and stockholders in November 1998. The plan currently authorizes the issuance of up to 10,109,506 shares of our common stock. As of December 31, 1999, shares of restricted stock and options to purchase an aggregate of 8,308,460 shares of common stock at a weighted average restricted stock purchase price of $0.16 per share and a weighted average option exercise price of $1.80 per share were outstanding under the plan.

   The stock incentive plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and nonstatutory stock options.

   Our officers, employees, directors, consultants and advisors are eligible to receive awards under the stock incentive plan. Under present law, however, incentive stock options may only be granted to employees. No employee may receive any award for more than 4,000,000 shares in any calendar year.

   Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. The stock incentive plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

   As of February 29, 2000, approximately 241 persons were eligible to receive options under the stock incentive plan, including eight executive officers and five non-employee directors.

   Our board of directors administers the stock incentive plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the stock incentive plan to one or more executive officers or committees of the board of directors. Our board of directors has authorized the compensation committee to administer the stock incentive plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the stock incentive plan, our board of directors, our compensation committee or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which the options become exercisable;

  .  the exercise price of options; and

  .  the duration of options.

   In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to take one or more of the following actions:

  . provide that outstanding options be assumed or substituted for by the acquirer;

  . in the event of an acquisition in which the holders of common stock would receive a cash payment for each share surrendered, provide for a cash payment to each option holder equal to the amount by which the amount paid to common stock holders exceeds the option's exercise price, multiplied by the total number of shares of common stock subject to the option;

  . provide that any or all outstanding options become fully exercisable as of a specified time prior to the event; and

  . provide that all unexercised options terminate immediately prior to the event unless exercised before that time.

   No award may be granted under the stock incentive plan after November 2008, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the stock incentive plan.

1998 TriVida Equity Incentive Plan

   In connection with the acquisition of TriVida, we assumed TriVida's 1998 Equity Incentive Plan, which authorizes the issuance of options and restricted stock awards covering 566,592 shares of our common stock. As of February 29, 2000, all of such options had been issued to TriVida employees at a weighted average exercise price of $7.78 per share. In general, the terms of this plan and the options granted under this plan are similar to those described above for our 1998 Stock Incentive Plan. No new grants of options will be made under this plan.

1999 Employee Stock Purchase Plan

   Our 1999 Employee Stock Purchase Plan was adopted by our board of directors on October 5, 1999 and approved by our stockholders on October 6, 1999. The purchase plan authorizes the issuance of up to a total of 425,000 shares of our common stock to participating employees.

   All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year, are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of December 31, 1999, substantially all of our employees would have been eligible to participate in the purchase plan.

   During each designated payroll deduction period, or offering period, each eligible employee may authorize us to deduct between 1% to 10%, in 1% increments, of his or her base pay, including sales commissions. We will hold the deducted money in a non-interest bearing account for each participating employee. On the last business day of the offering period we will use the amount in his or her account to buy shares of our common stock for each participating employee at the following purchase price. The purchase price will be 85% of the closing market price of our common stock on either (a) the first business day of the offering period or (b) the last business day of the offering period, whichever is lower. No employee is allowed to buy shares of common stock worth more than $25,000, based on the fair market value of the common stock on the first day of the offering period, in any calendar year under the plan. Except for the first offering period, each offering period will commence May 1 and November 1 and last for six months. The first offering period began on November 3, 1999, the date of our initial public offering, and will end on April 30, 2000.

   An employee must be a participant on the last day of an offering period in order to purchase stock under the plan. An employee's participation in an offering terminates upon:

  . the employee's withdrawal of the balance accumulated in his or her account;

  .  termination of employment;

  .  retirement;

  .  death;

  . transfer to a subsidiary of the company which does not participate in the plan; and

  . the subsidiary for which the employee works no longer being a subsidiary of the company.

   In the event of the employee's death, the balance in the employee's account will be refunded to the employee's beneficiary or the executor or administrator of the employee's estate.

   Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

401(k) Plan

   We have adopted an employee savings and retirement plan qualified under
Section 401 of the Internal Revenue Code and covering employees who are at least 21 years of age and who have completed three months of service. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. Although not required, we may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors. To date we have not made any matching or additional contributions. In addition, TriVida currently has a 401(k) plan which we expect will be terminated in the third quarter of 2000 and the TriVida employees will join our plan.

                       TRANSACTIONS WITH RELATED PARTIES

   The share information provided below retroactively gives effect to our 2-for-1 common stock split effectuated on March 8, 2000. Upon the consummation of our initial public offering in November 1999, all then outstanding shares of, and warrants to purchase, preferred stock converted on a 1-for-1 basis into shares of, or warrants to purchase, common stock, respectively.

Preferred Stock and Related Transactions

   Sale of Preferred Stock. We sold preferred stock pursuant to the following transactions:

  . On August 28, 1998, we sold an aggregate of 10,500,000 shares of Series A preferred stock at a price of $1.00 per share and issued warrants to purchase 3,465,000 shares of common stock at an exercise price of $1.50 per share.

  . On September 29, 1998, we sold 100,000 shares of Series A preferred stock at a price of $1.00 per share and issued a warrant to purchase 33,000 shares of common stock at an exercise price of $1.50 and warrants to purchase up to 700,000 shares of Series A preferred stock at an exercise price of $1.00 per share; and

  . On March 31, 1999, we sold an aggregate of 13,196,522 shares of Series B preferred stock at a price of $1.89443 per share.

   The following directors, executive officers, holders of more than 5% of a class of voting securities and members of that person's immediate family purchased these shares or received these warrants to purchase common stock or Series A preferred stock.

                                                           Warrants to
                                     Shares of Warrants to  Purchase   Shares of
                                     Series A   Purchase    Series A   Series B
                                     Preferred   Common     Preferred  Preferred
Purchaser(1)                           Stock      Stock       Stock      Stock
Gordon B. Hoffstein(2)..............   500,000    165,000      --            --
Charles River Partnership(2)(3)..... 5,000,000  1,650,000      --      2,322,598
Highland Capital(2)(4)..............       --         --       --      5,070,139
Matrix Partners(2)(5)............... 5,000,000  1,650,000      --      2,322,598

---------------------
(1) See Notes to Table of Beneficial Ownership in "Principal and Selling Stockholders" for information relating to the beneficial ownership of the referenced shares.
(2)  A holder of more than 5% of our common stock.
(3) Of the securities listed, Charles River Partnership VIII acquired 4,909,475 shares of Series A preferred stock, warrants to purchase 1,620,126 shares of common stock and 2,280,547 shares of Series B preferred stock, and Charles River VIII-A acquired 90,525 shares of Series A preferred stock, warrants to purchase 29,872 shares of common stock and 42,051 shares of Series B preferred stock. Mr. Dintersmith, a director of Be Free, is a general partner of Charles River Partnership VIII, the general partner of Charles River Partnership VIII, L.P. and an officer of Charles River VII Friends, Inc., the manager of Charles River VIII-A, LLC.
(4) Of the securities listed, Highland Capital Partners IV acquired 4,867,333 shares of Series B preferred stock and Highland Entrepreneurs' Fund IV owns 202,806 shares of Series B preferred stock. Mr. Nova, a director of Be Free, is a managing member of Highland Management Partners IV, LLC, the general partner of Highland Capital Partners IV, LP and a managing member of Highland Entrepreneurs' Fund IV LLC, the general partner of Highland Entrepreneurs' Fund IV, LP.

(5) Of the securities listed above, Matrix Partners V, L.P. acquired 4,500,000 shares of Series A preferred stock, warrants to purchase 1,485,000 shares of common stock and 2,090,338 shares of Series B preferred stock, and Matrix V Entrepreneurs Fund, L.P. acquired 500,000 shares of Series A preferred stock, warrants to purchase 165,000 shares of common stock and 232,260 shares of Series B preferred stock. Mr. Humphreys, a director of Be Free, is a general partner of Matrix V Management Co., LLC, the general partner of both Matrix Partners V, L.P. and Matrix V Entrepreneurs' Fund.

   In connection with the sale of Series A preferred stock, the following transactions also occurred which involved executive officers, directors and/or holders of more than 5% of a class of voting securities, including persons and entities related to those listed:

   Contribution Transactions. Samuel P. Gerace, Jr., a director and executive officer, Thomas A. Gerace, an executive officer, their father Samuel P. Gerace, Sr. and a limited partnership for the benefit of members of the Gerace family, contributed to us shares of affiliated companies under common control and management, in exchange for shares of our common stock, as follows:

                                                                        Shares
      Contributor                                                      Received
      Samuel P. Gerace, Jr............................................ 4,895,956
      Samuel P. Gerace, Sr............................................   317,034
      Gerace Family L.P............................................... 6,210,838
      Thomas A. Gerace................................................ 4,895,956

   Redemption of Shares of Freedom of Information. On August 28, 1998, Be Free redeemed for a price of $1.00 per share a portion of the outstanding common stock, including the following shares of its common stock from executive officers of Be Free, including related persons and entities, as well as other stockholders of Be Free:

                                                            Number of  Purchase
      Seller                                                 Shares     Price
      Samuel P. Gerace, Jr................................. 1,002,202 $1,002,202
      Samuel P. Gerace, Sr.................................   189,047    189,047
      Gerace Family L.P.................................... 3,703,528  3,703,528
      Thomas A. Gerace..................................... 1,002,202  1,002,202

   Be Free paid the purchase price for the redeemed shares by issuing a promissory note, which was paid in full on August 28, 1998 with a portion of the proceeds from the sale of the Series A preferred stock.

   Transfer Agreement. On August 28, 1998, the following executive officers, including related persons and entities, of Be Free transferred shares of common stock to a group of employees and advisors, including 48,084 shares to Kristin
L. Gerace, who is the sister of Samuel P. Gerace, Jr. and Thomas A. Gerace, and 13,298 shares to Jeffrey Rayport, a director of Be Free, in consideration for services rendered to us.

                                                                      Number of
                                                                       Shares
      Transferor                                                     Transferred
      Gerace Family L.P.............................................   683,192
      Samuel P. Gerace, Jr..........................................   538,554
      Thomas A. Gerace..............................................   538,554
      Samuel P. Gerace, Sr..........................................    34,874

Restricted Stock Awards

   On December 30, 1998 Gordon B. Hoffstein, President and Chief Executive Officer, and Stephen M. Joseph, Chief Financial Officer, purchased restricted stock under the 1998 Stock Incentive Plan. Mr. Hoffstein purchased 3,095,700 shares of common stock and Mr. Joseph purchased 696,532 shares of common stock each at a purchase price of $0.15 per share. See "Management--Compensation Committee Interlocks and Insider Participation."

   Mr. Joseph paid for this restricted stock by paying $26,119 and by executing a promissory note in the amount of $78,360 in favor of Be Free. The note is due on June 30, 2003 and accrues interest at 7% per annum. The terms of the note provide that interest accrues beginning on January 1, 1999, and payments of interest commence on July 15, 1999. As of December 31, 1999, $78,360 in principal was outstanding with respect to Mr. Joseph's promissory note.

Recent Warrant Exercises

   On November 11, 1999, Charles River Partnership VIII and Charles River VIII-A, which are affiliated with Ted R. Dintersmith, acquired an aggregate of 1,649,998 shares of common stock through the exercise of warrants to purchase 1,649,998 shares at $1.50 per share originally granted in August 1998.

   On January 18, 2000, Gordon B. Hoffstein acquired 158,156 shares of common stock through the cashless exercise of warrants to purchase 165,000 shares at $1.50 per share originally granted in August 1998.

   On February 25, 2000, Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P., which are affiliated with W. Michael Humphreys, acquired an aggregate of 1,600,826 shares of common stock through the cashless exercise of warrants to purchase 1,650,000 shares at $1.50 per share originally granted in August 1998.

Other

   On August 28, 1998 Be Free entered into employment agreements with Samuel P. Gerace, Jr. and Thomas A. Gerace that provide for an annual base salary of not less than $110,000 and annual merit bonuses as may be determined by the board of directors. These agreements contain customary noncompetition, confidentiality and nonsolicitation provisions, and have an initial term of two years with a one year renewal subject to the parties' agreement.

   Be Free is a party to indemnification agreements with Ted R. Dintersmith, Samuel P. Gerace, Jr., W. Michael Humphreys and Daniel J. Nova pursuant to which it has agreed to indemnify these directors to the fullest extent possible under Delaware Law from liabilities arising out of their respective service as directors of Be Free.

   All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the disinterested directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of February 29, 2000 and as adjusted to reflect the sale of the shares of common stock in this offering, by:

  . each person we know to own beneficially more than 5% of our common stock;

  .  each of our directors and named executive officers;

  .  the selling stockholders; and

  .  all directors and executive officers as a group.

   Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares this power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. The address of each of our executive officers and directors is c/o Be Free, Inc., 154 Crane Meadow Road, Marlborough, Massachusetts 01752.

   The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after February 29, 2000 through the exercise of any stock option or other right. The fact that we have included these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

                                        Shares
                                  Beneficially Owned               Shares
                                     Prior to the            Beneficially Owned
                                       Offering              After the Offering
                                  ------------------ Shares  ------------------
Name of Beneficial Owner            Number   Percent Offered   Number   Percent
Five Percent Stockholders:
Charles River Ventures (1).......  7,851,578  12.94%     --   7,851,578  12.13%
Matrix Partners (2)..............  7,801,852  12.86%     --   7,801,852  12.05%
Highland Capital Partners (3)....  5,070,138   8.36%     --   5,070,138   7.83%

Directors and Named Executive
 Officers:
Thomas A. Gerace.................  3,406,090   5.61%     --   3,406,090   5.26%
Samuel P. Gerace, Jr.............  3,406,090   5.61%     --   3,406,090   5.26%
Gordon B. Hoffstein (4)..........  3,722,856   6.14%     --   3,722,856   5.75%
Ted R. Dintersmith (5)...........  7,893,610  13.01%     --   7,893,610  12.20%
W. Michael Humphreys (6).........  7,840,344  12.92%     --   7,840,344  12.11%
Daniel Nova (7)..................  5,070,138   8.36%     --   5,070,138   7.83%
Jeffrey Rayport (8)..............    113,296      *      --     113,296      *
Kathleen L. Biro.................        --     --       --         --     --
Ellen M. Brezniak (9)............    259,586      *   25,000    234,586      *
W. Blair Heavey (10).............    440,502      *   66,075    374,427      *
All directors and executive
 officers as a group
 (13 persons) (11)............... 33,027,628  54.43% 117,863 32,909,765  50.84%

                          Shares Beneficially             Shares Beneficially
                          Owned Prior to the                Owned After the
                               Offering                        Offering
                          ----------------------- Shares  -----------------------
                            Number     Percent    Offered   Number     Percent
Other Selling
 Stockholders:
Gerace Family Limited
 Partnership.............    1,888,676     3.11%  283,301    1,605,375     2.48%
TTCV, LLC................    1,055,726     1.74%  131,966      923,760     1.43%
Paul F. Jacobson.........      628,591     1.04%   50,000      578,591        *
Richard Rothhaar.........      621,176     1.02%   93,176      528,000        *
Rosemarie Carberry.......      505,266        *    75,790      429,476        *
Carl Rosendorf...........      208,350        *    90,000      118,350        *
Patricia L. Traveline....      178,584        *    26,788      151,796        *
Robert Fried.............      150,540        *    22,581      127,959        *
Pat George...............       26,144        *    14,250       11,894        *
Former TriVida
 Stockholders:
 InnoCal, L.P............      464,734        *    90,000      374,734        *
 Woodside Fund III SBIC,
  L.P....................      452,380        *    90,600      361,780        *
 Alexander Jacobson (12).      209,578        *    60,789      148,789        *
 Bradley P. Allen........      184,486        *    61,587      122,899        *
 idealab!Capital Partners
  I-A LP.................      154,586        *   139,128       15,458        *
 idealab!Capital Partners
  I-B LP.................      129,280        *   116,352       12,928        *
 MIS VC Partners, L.P....      310,222        *   279,200       31,022        *
 Peter R. Price..........      116,804        *    38,895       77,909        *
 Wellspring Angel Fund
  LLC....................      104,700        *    30,000       74,700        *
 32 Other TriVida Selling
  Stockholders
  collectively holding
  less than 1% as a
  group..................      295,184        *   167,914      127,270        *

---------------------
  *  Less than 1%
 (1) Includes 142,698 shares owned by Charles River VIII-A, LLC, of which Charles River VII Friends, Inc. is the manager, of which Ted R. Dintersmith is an officer and 7,708,880 shares owned by Charles River Partnership VIII, a Limited Partnership, of which Charles River VIII GP is the general partner, of which Ted R. Dintersmith is a general partner. The address of Charles River VII Friends, Inc. and Charles River VIII GP is 1000 Winter Street, Suite 3300, Waltham, MA 02451.
 (2) Includes 7,021,664 shares owned by Matrix Partners V, L.P., of which Matrix V Management Co., LLC is a general partner. Includes 780,188 shares owned by Matrix V Entrepreneurs' Fund IV, LP, of which Matrix V Management Co., LLC is a general partner. Mr. Humphreys is a general partner of Matrix V Management Co., LLC. The address of Matrix V Management Co., LLC is 1000 Winter Street, Suite 4500, Waltham, MA 02451.
 (3) Includes 4,867,332 shares owned by Highland Capital Partners IV, LP. Includes 202,806 shares owned by Highland Entrepreneurs' Fund IV, LP, an affiliate of Highland Capital Partners IV, LP. The address of Highland Capital Partners IV, LP and Highland Entrepreneurs' Fund IV, LP is Two International Place, Boston, MA 02110.

 (4) Excludes 31,000 shares held by the Hoffstein Family Trust for the benefit of Mr. Hoffstein's children. Mr. Hoffstein disclaims any beneficial ownership of the shares held by the trust.
 (5) Mr. Dintersmith, a member of the board of directors, is a general partner of Charles River VIII GP, the general partner of Charles River Partnership VIII, LP, and an officer of Charles River VII Friends, Inc., the manager of Charles River VIII-A, LLC, and may be deemed to have beneficial ownership of 7,851,578 shares. Mr. Dintersmith has shared voting power with respect to these shares and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares. Excludes 24,348 shares owned by the Dintersmith Family Limited Partnership. Mr. Dintersmith disclaims any beneficial ownership of the shares held by the Dintersmith Family Limited Partnership.
 (6) Mr. Humphreys, a member of the board of directors, is a general partner of Matrix V Management Co., LLC, the general partner of both Matrix Partners V, L.P. and Matrix V Entrepreneurs' Fund and may be deemed to have beneficial ownership of 7,801,852 shares. Mr. Humphreys has shared voting and investment power over these shares and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.
 (7) Mr. Nova, a member of the board of directors, is a managing member of Highland Management Partners IV, LLC, the general partner of Highland Capital Partners IV, LP and a managing member of Highland Entrepreneurs' Fund IV, LLC, the general partner of Highland Entrepreneurs' Fund IV, LP and may be deemed to have beneficial ownership of 5,070,138 shares. Mr. Nova has shared voting and investment power over these shares and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.
 (8) Includes 24,998 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after February 29, 2000.
 (9) Includes 17,734 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after February 29, 2000.
(10) Includes 107,170 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after February 29, 2000.
(11) Includes 208,486 shares issuable upon the exercise of options granted under the 1998 Stock Incentive Plan that are currently exercisable or exercisable within 60 days after February 29, 2000. Includes shares beneficially owned by Patricia L. Traveline also included in "Other Selling Stockholders".
(12) Includes shares beneficially owned by the Jacobson Family Partnership, the Jacobson Trust and the Seymour Jacobson Trust 1989.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our amended and restated certificate of incorporation authorizes the issuance of up to 75.0 million shares of common stock, par value $0.01 per share, and 10.0 million shares of preferred stock, par value $0.01 per share. The rights and preferences of the preferred stock may be established from time to time by our board of directors. As of February 29, 2000, 60,679,124 shares of common stock were outstanding and we had 162 stockholders of record.

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

   Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

   The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Warrants

   As of February 29, 2000, Be Free had outstanding warrants to purchase 700,000 shares of common stock at an exercise price of $1.00 and additional warrants to purchase 33,000 shares at an exercise price of $1.50. The warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of Be Free's stock at the time of the exercise of the warrant, after deducting the aggregate exercise price.

Delaware Law and Our Charter and By-Law Provisions

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder generally is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

   Our certificate of incorporation divides our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the company.

   Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by our Chairman of the Board, President or board of directors. Under our by-laws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with advance notice requirements. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

   The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

   Our amended and restated certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our amended and restated certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, based on the number of shares outstanding at February 29, 2000, we will have 64,725,732 shares of common stock outstanding, assuming no exercise of the underwriters' overallotment option. Upon the completion of this offering, 22,959,376 shares will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

   The remaining shares of common stock held by existing stockholders are "restricted securities" under Rule 144 other than shares issued upon exercise of options after the date of our initial public offering. Generally, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. These remaining shares are subject to "lock-up" agreements that expire on May 1, 2000, 60 days, 90 days or 120 days after the date of this prospectus. Sales of these restricted securities in the public market, or the availability of these shares for sale, could cause the trading price of our common stock to decline.

   The amounts of restricted securities that will be available for sale in the public market, subject in some cases to the volume limitations and other restrictions of Rule 144, will be as follows:

                                    Approximate
                                    Shares that
                                      become
                                     Eligible
                                        for
   Date                             Future Sale               Comment
   Before this offering...........  16,959,376  Freely tradable shares or shares salable under Rule 144
   On the date of this prospectus.   6,000,000  Shares sold in this offering
   Beginning on May 2, 2000.......   1,006,329  May 1, 2000 lock-up expires
   Beginning 61 days after the
    date of this prospectus.......   1,765,257  60-day lock-up expires
   Beginning 91 days after this
    prospectus....................  27,823,003  90-day lock-up expires
   Beginning 121 days after this
    prospectus....................  11,171,767  120-day lock-up expires

   The foregoing excludes information regarding currently exercisable options to purchase common stock or such options that are exercisable within 60 days of this prospectus.

Stock Options, Employee Stock Purchase Plan and Warrants

   As of February 29, 2000, there were a total of 2,004,241 options to purchase shares of common stock outstanding under our 1998 Stock Incentive Plan, approximately 427,701 of which were vested and exercisable. However, all of these shares are subject to lock-up agreements. Based on the options outstanding as of February 29, 2000, within 60 days after the effective date of this offering, a total of approximately 626,147 shares of common stock subject to outstanding options will be vested and exercisable.

   In November 1999, we registered the shares issuable upon the exercise of options under our 1998 Stock Incentive Plan and 425,000 shares issuable pursuant to our 1999 Employee Stock Purchase Plan. By the end of March 2000, we plan to register the 566,592 shares issuable upon the exercise of the assumed options under the 1998 TriVida Equity Incentive Plan. Pursuant to such registration, the foregoing shares would be available for resale in the public market as such options become exercisable.

   As of February 29, 2000, Be Free had outstanding warrants to purchase an aggregate of 733,000 shares of common stock. These warrants are subject to lock-up agreements for a period of 90 days after the date of this offering. After that time, under certain circumstances all the shares underlying these warrants may be publicly sold under Rule 144. The holders of these warrants also have registration rights. See "Description of Capital Stock--Warrants."

Rule 144

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in broker's transactions or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding; or

  . the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

1% of the number of shares of common stock outstanding immediately after this offering will equal approximately 647,257 shares. Sales under Rule 144 are generally subject to the availability of current public information about Be Free.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been an affiliate of Be Free at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

   The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of those options, including options exercised after the issuer becomes subject to the reporting requirements. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, as that term is defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one year minimum holding period requirements.

Registration Rights

   Pursuant to a Registration Rights Agreement, dated as of March 31, 1999, the holders of approximately 24,081,620 shares of common stock, warrants to purchase 4,033,000 shares of common stock and options to purchase 75,000 shares of common stock have the right to register those shares under the Securities Act of 1933. Subject to limitations in the Registration Rights Agreement, some of the holders, whose shares total at least 33 1/3% of all shares of common stock then-held by the holders, or any lesser percentage with a price to the public reasonably expected to exceed $5,000,000, may require, at any time after May 3, 2000, that we register these shares for public resale; furthermore, the holders of shares with sale proceeds of at least $1,000,000 may require us to register all or a portion of their registrable securities on Form S-3. Be Free shall not be required to effect more than two of these demand registrations. In addition, if we register any of our common stock for our own account or for the account of other security holders, the parties to the Registration Rights Agreement are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering.

   Pursuant to a Stock Purchase and Shareholders Agreement dated as of August 28, 1998, the holders of approximately 10,500,000 shares of common stock and warrants to purchase 3,465,000 shares, have the right to demand that we register those shares under the Securities Act of 1933. All of these shares and warrants, other than 500,000 shares of common stock and warrants to purchase 165,000 shares, are also entitled to be registered under the Rights Agreement. Subject to limitations in the Stock Purchase and Shareholders Agreement, at any time after May 3, 2000, any of these holders holding 33 1/3% of the common stock then held by these holders may require us to register at least 33 1/3% of the shares on Form S-1. In addition, any of these holders may require us to register any of these shares with proceeds of at least $1,000,000 on Form S-3. We shall not be required to effect more than two of these demand registrations. In addition, if we register any of our common stock for our own account or for the account of other securityholders, the holders of approximately 21,329,112 shares of common stock and warrants to purchase 3,465,000 shares, of which all but 9,851,414 shares and warrants to purchase 165,000 shares are entitled to be registered under the Registration Rights Agreement, are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering.

   Pursuant to a Stock Purchase Agreement dated as of September 29, 1998, if we register any of our common stock for our own account or for the account of other securityholders, a holder of 100,000 shares of common stock and warrants to purchase 733,000 shares has the right to include those shares in the registration, subject to the ability of the underwriters to limit the number of shares issued in the offering. All of these shares are entitled to be registered under the Registration Rights Agreement.

   Pursuant to an Agreement and Plan of Merger dated as of February 15, 2000, we granted certain registration rights to the former shareholders of TriVida with respect to approximately

2,933,276 shares of our common stock issued in the acquisition. These include our obligation to file a registration statement to register the resale of such shares and to have it effective 90 days after this offering and to keep it effective until March 1, 2001 or until all such shares are sold. In addition, the holders of such shares have the right to have them included in this offering, subject to the ability of the underwriters to limit the number of shares included.

   The shares being sold in this offering by selling stockholders that are parties to the agreement described above have been included pursuant to the exercise of such registration rights.

   We will bear all fees, costs and expenses of these registrations, other than underwriting discounts and commissions. Upon the effectiveness of any registration statement filed to register our common stock, these shares would become freely tradable, without any restrictions imposed by the Securities Act.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement, dated March 28, 2000, the underwriters, Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc., FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated and DLJdirect Inc., have severally agreed to purchase from us and the selling stockholders the number of shares opposite their names below:

                                                                       Number of
Underwriters                                                            Shares
Donaldson, Lufkin & Jenrette Securities Corporation................... 2,655,000
Chase Securities Inc.................................................. 1,327,500
FleetBoston Robertson Stephens Inc.................................... 1,180,000
Dain Rauscher Incorporated............................................   737,500
DLJdirect Inc.........................................................   100,000
                                                                       ---------
  Total............................................................... 6,000,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of the legal matters and to other conditions specified in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all the shares, other than those shares covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters propose to offer initially some of the shares directly to the public at the initial public offering price on the cover page of this prospectus and some of the shares to certain dealers at the initial public offering price less a concession not in excess of $0.82 per share. The underwriters may allow, and those dealers may re-allow, a concession not in excess of $0.10 per share on sales to other dealers. After the initial offering of the shares to the public, the underwriters may change the public offering price and those concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid to the underwriters by us and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option from us to purchase additional shares of our common stock.

                                                                  Paid by
                                      Paid by Be Free      Selling Stockholders
                                 ------------------------- ---------------------
                                                               No        Full
                                 No Exercise Full Exercise  Exercise   Exercise
Per share....................... $    1.375   $    1.375   $    1.375 $    1.375
Total...........................  5,564,086    6,801,586    2,685,914  2,685,914

   We will pay the offering expenses, estimated to be $650,000.

   We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 900,000 additional shares at the public offering price minus the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitments.

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   We and all of the selling stockholders have agreed, for a period of at least 90 days from the date of this prospectus, not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of these transactions is to be settled by the delivery of common stock, or other securities, in cash or otherwise.

   However, we may:

  .  grant stock options under the 1998 Stock Incentive Plan; and

  . issue shares of our stock upon the exercise of options, warrants or rights or the conversion of currently outstanding securities.

In connection with our initial public offering, our executive officers and directors and substantially all of our stockholders entered into lock-up agreements expiring on May 1, 2000 with respect to 1,006,329 shares of common stock. In connection with this offering, executive officers and directors that in each case are not selling stockholders entered into lock-up agreements expiring with respect to 1,765,257 shares 60 days after the date of this prospectus. Certain stockholders, including selling stockholders, entered into lock-up agreements or are otherwise subject to contractual restrictions limiting sales expiring 90 days after the date of this prospectus with respect to 27,823,003 shares of common stock. Lastly, certain executive officers and directors entered into lock-up agreements expiring 120 days after the date of this prospectus with respect to 11,171,767 shares of common stock.

   In addition, during this period, we have agreed not to file any registration statement (other than registration statements relating to employee benefit plans or pursuant to the shelf registration statement for the former TriVida stockholders) with respect to, and substantially all of our executive officers, directors and certain stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any of these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

   In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   Donaldson, Lufkin & Jenrette Securities Corporation was engaged by us to serve as our financial advisor in connection with the acquisition of TriVida and earned customary compensation upon the consummation of the acquisition on February 29, 2000. Each of Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc., Dain Rauscher Incorporated and DLJdirect Inc. served as managing underwriters of the initial public offering of our common stock.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by us hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Legal matters will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

   The consolidated financial statements of Be Free, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

   Ernst & Young LLP, independent auditors, have audited the financial statements of TriVida Corporation (a Development Stage Company) at March 31, 1999 and 1998, and for each of the two years ended March 31, 1998 and 1999, and for the period from January 7, 1997 (date of inception) to March 31, 1999 as set forth in their report. These financial statements have been included in the prospectus and elsewhere the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

   You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
Be Free, Inc. and Subsidiaries:
 (As of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999)

Report of Independent Accountants.........................................   F-2

Consolidated Balance Sheets...............................................   F-3

Consolidated Statements of Operations.....................................   F-4

Consolidated Statements of Stockholders' Equity (Deficit).................   F-5

Consolidated Statements of Cash Flows.....................................   F-6

Notes to Consolidated Financial Statements................................   F-7

TriVida Corporation (a Development Stage Company):
 (As of March 31, 1998 and 1999 and December 31, 1999 and for the years ended March 31, 1998 and 1999 and January 7, 1997 (date of inception) to
  March 31, 1999, the nine months ended December 31, 1998 and 1999 and
  January 7, 1997 (date of inception) to December 31, 1999)

Report of Independent Auditors............................................  F-23

Balance Sheets............................................................  F-24

Statements of Operations..................................................  F-25

Statements of Stockholders' Equity (Deficit)..............................  F-26

Statements of Cash Flows..................................................  F-27

Notes to Financial Statements.............................................  F-28

Unaudited Pro Forma Combined Condensed Financial Information:
 (As of December 31, 1999 and for the year ended December 31, 1999)

Unaudited Pro Forma Combined Condensed Financial Information..............  F-39

Unaudited Pro Forma Combined Condensed Balance Sheet......................  F-40

Unaudited Pro Forma Combined Condensed Statement of Continuing Operations.  F-41

Notes to Unaudited Pro Forma Combined Condensed Financial Information.....  F-42

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Be Free, Inc. and Subsidiaries:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Be Free, Inc. and its subsidiaries ("the Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
February 8, 2000, except for Footnote N
which is dated March 8, 2000

                         BE FREE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                          ----------------------
                                                             1998       1999
                         ASSETS
Current assets:
 Cash and cash equivalents..............................  $4,327,090 $58,975,906
 Marketable securities..................................         --   12,761,659
 Accounts receivable, net of allowances of $14,000 and
  $96,607 at December 31, 1998 and 1999, respectively...     118,955   1,328,406
 Prepaid expenses.......................................     144,517   1,012,791
 Other current assets...................................      23,222     269,526
                                                          ---------- -----------
  Total current assets..................................   4,613,784  74,348,288
Marketable securities...................................         --    7,954,400
Property and equipment, net (Note E)....................     961,702   7,966,868
Deposits................................................     384,991     340,012
Other assets............................................      10,359     227,276
                                                          ---------- -----------
  Total assets..........................................  $5,970,836 $90,836,844
                                                          ========== ===========

       LIABILITIES, CONVERTIBLE PARTICIPATING
      PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                      (DEFICIT)
Current liabilities:
 Accounts payable...................................      533,524       966,592
 Accrued expenses...................................      349,725     2,916,569
 Deferred revenue...................................      121,667       942,537
 Current portion of long-term debt..................      187,139       942,770
                                                      -----------  ------------
  Total current liabilities.........................    1,192,055     5,768,468
Long-term debt, net of current portion..............    4,949,198     2,507,357
                                                      -----------  ------------
  Total liabilities.................................    6,141,253     8,275,825
Commitments and contingencies (Note H)
Series A Convertible Participating Preferred Stock;
 $0.01 par value; 11,300,000 and 0 shares authorized
 at December 31, 1998 and 1999, respectively;
 10,600,000 and 0 shares issued and outstanding at
 December 31, 1998 and 1999, respectively ..........    8,785,981           --
Series A Convertible Participating Preferred Stock
 Warrants ..........................................      540,000           --
Stockholders' equity (deficit) (Note I):
 Common stock, $0.01 par value; 27,500,000 and
  75,000,000 shares authorized at December 31, 1998
  and 1999 respectively; 19,500,000 and 56,176,498
  shares issued at December 31, 1998 and 1999,
  respectively......................................      195,000       561,765
 Additional paid-in capital.........................    5,505,050   113,273,840
 Unearned compensation..............................   (5,549,096)   (6,001,938)
 Stockholders' notes receivable.....................     (779,558)     (208,072)
 Accumulated other comprehensive loss...............          --        (10,818)
 Accumulated deficit................................   (7,182,599)  (25,017,011)
                                                      -----------  ------------
                                                       (7,811,203)   82,597,766
 Treasury stock, at cost (1,685,195 and 244,996
  shares at December 31, 1998 and 1999,
  respectively).....................................   (1,685,195)      (36,747)
                                                      -----------  ------------
 Total stockholders' equity (deficit)...............   (9,496,398)   82,561,019
                                                      -----------  ------------
  Total liabilities, convertible participating
   preferred stock and stockholders' equity
   (deficit)........................................  $ 5,970,836  $ 90,836,844
                                                      ===========  ============

    The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Year Ended December 31,
                                        --------------------------------------
                                           1997         1998          1999
Revenue:
 Performance marketing services........ $   216,286  $ 1,319,183  $  5,328,675
 Other ................................      60,424        7,580           --
                                        -----------  -----------  ------------
  Total revenue........................     276,710    1,326,763     5,328,675
                                        -----------  -----------  ------------
Operating expenses:
  Cost of revenue......................     272,585      423,811       844,838
  Sales and marketing (exclusive of
   equity related compensation of $0,
   $56,428 and $524,646 in 1997, 1998
   and 1999, respectively).............     180,108    1,153,306     9,329,446
  Client services (exclusive of equity
   related compensation of $0, $14,509
   and $238,351 in 1997, 1998 and 1999,
   respectively).......................         --       300,400     3,473,583
  Development and engineering
   (exclusive of equity related
   compensation of $0, $1,864,667 and
   $146,146 in 1997, 1998 and 1999,
   respectively).......................     426,329      728,538     4,767,382
  General and administrative (exclusive
   of equity related compensation of
   $0, $449,606 and $1,033,005 in 1997,
   1998 and 1999, respectively)........     332,376      875,153     2,823,412
  Equity related compensation..........         --     2,385,211     1,942,147
                                        -----------  -----------  ------------
    Total operating expenses...........   1,211,398    5,866,419    23,180,808
                                        -----------  -----------  ------------
    Operating loss.....................    (934,688)  (4,539,656)  (17,852,133)
  Interest income......................       6,293       34,577     1,292,381
  Interest expense.....................    (105,215)    (258,420)     (944,660)
                                        -----------  -----------  ------------
Net loss before extraordinary item.....  (1,033,610)  (4,763,499)  (17,504,412)
Extraordinary item--loss on early
 extinguishment of debt................         --           --       (330,000)
                                        -----------  -----------  ------------
Net loss...............................  (1,033,610)  (4,763,499)  (17,834,412)
Accretion of preferred stock to
 redemption value......................         --      (129,573)   (1,517,038)
                                        -----------  -----------  ------------
Net loss attributable to common
 stockholders.......................... $(1,033,610) $(4,893,072) $(19,351,450)
                                        ===========  ===========  ============
Basic and diluted net loss per share:
Net loss attributable to common
 stockholders without extraordinary
 item.................................. $     (0.04) $     (0.31) $      (1.00)
Extraordinary item.....................         --           --          (0.02)
                                        -----------  -----------  ------------
Net loss attributable to common
 stockholders.......................... $     (0.04) $     (0.31) $      (1.02)
                                        ===========  ===========  ============
Shares used in computing basic and
 diluted net loss per share............  27,138,512   16,018,258    18,951,340

    The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              for the years ended December 31, 1997, 1998 and 1999

                         Common Stock
                     ---------------------                                             Accumulated
                                   $0.01     Additional                 Stockholders'     Other
                                    Par       Paid-in       Unearned        Notes     Comprehensive Accumulated
                       Shares      Value      Capital     Compensation   Receivable       Loss        Deficit
Balance at December
31, 1996...........   28,180,816  $281,808  $        --   $       --      $     --      $    --     $ (1,385,490)
 Contribution of
 capital by
 stockholders......          --        --        250,000          --            --           --              --
 Acquisition and
 retirement of
 treasury stock....  (10,567,804) (105,678)       95,678          --            --           --              --
 Net loss..........          --        --            --           --            --           --       (1,033,610)
                     -----------  --------  ------------  -----------     ---------     --------    ------------
Balance at December
31, 1997...........   17,613,012   176,130       345,678          --            --           --       (2,419,100)
 Stock issuance in
 connection with
 warrant exercise..    1,886,988    18,870       356,130          --            --           --              --
 Acquisition of
 treasury stock....          --        --            --           --            --           --              --
 Issuance of
 restricted stock
 to employees by
 controlling
 stockholders......          --        --      2,145,000     (318,554)          --           --              --
 Issuance of
 warrants to
 purchase Common
 Stock in
 connection with
 Series A
 Preferred Stock
 financing.........          --        --      1,791,000          --            --           --              --
 Exercise of call
 option on Common
 Stock.............          --        --            --           --            --           --              --
 Forfeiture of
 unvested shares
 of restricted
 stock.............          --        --       (180,314)     180,314           --           --              --
 Issuance of
 restricted stock..          --        --            --    (4,417,492)     (779,558)         --              --
 Unearned
 compensation
 related to option
 grants............          --        --      1,177,129   (1,177,129)          --           --              --
 Amortization of
 unearned
 compensation......          --        --            --       183,765           --           --              --
 Net loss..........          --        --            --           --            --           --       (4,763,499)
 Accretion to
 redemption value
 of Series A
 Preferred Stock...          --        --       (129,573)         --            --           --              --
                     -----------  --------  ------------  -----------     ---------     --------    ------------
Balance at December
31, 1998...........   19,500,000   195,000     5,505,050   (5,549,096)     (779,558)         --       (7,182,599)
 Acquisition of
 treasury stock....          --        --       (453,995)     436,957        73,510          --              --
 Acceleration of
 vesting of
 restricted stock..          --        --         77,103          --            --           --              --
 Issuance of
 restricted stock..          --        --            --       (97,500)      (52,500)         --              --
 Repayment of
 receivable from
 stockholder.......          --        --            --           --        550,476          --              --
 Unearned
 compensation
 related to option
 grants............          --        --      2,674,382   (2,674,382)          --           --              --
 Amortization of
 unearned
 compensation......          --        --            --     1,882,083           --           --              --
 Series B
 Preferred Stock
 dividend..........          --        --     (1,183,328)         --            --           --              --
 Accretion to
 redemption value
 of Series A and B
 Preferred Stock...          --        --       (333,710)         --            --           --              --
 Issuance of
 Common Stock in
 initial public
 offering, net of
 offering costs....   12,880,000   128,800    70,444,818          --            --           --              --
 Conversion of
 Series A and
 Series B
 Preferred Stock
 and warrants......   23,796,498   237,965    35,549,689          --            --           --              --
 Stock issuance in
 connection with
 option and
 warrant
 exercises.........          --        --        993,831          --            --           --              --
 Comprehensive
 loss:
   Net loss........          --        --            --           --            --           --      (17,834,412)
   Other
   comprehensive
   loss............          --        --            --           --            --       (10,818)            --
                     -----------  --------  ------------  -----------     ---------     --------    ------------
 Comprehensive
 loss..............          --        --            --           --            --       (10,818)    (17,834,412)
                     -----------  --------  ------------  -----------     ---------     --------    ------------
Balance at December
31, 1999...........   56,176,498  $561,765  $113,273,840  $(6,001,938)    $(208,072)    $(10,818)   $(25,017,011)
                     ===========  ========  ============  ===========     =========     ========    ============
                         Treasury Stock
                     ------------------------     Total
                                              Stockholders'
                                                 Equity
                       Shares       Value       (Deficit)
Balance at December
31, 1996...........         --   $       --   $ (1,103,682)
 Contribution of
 capital by
 stockholders......         --           --        250,000
 Acquisition and
 retirement of
 treasury stock....         --           --        (10,000)
 Net loss..........         --           --     (1,033,610)
                     ----------- ------------ --------------
Balance at December
31, 1997...........         --           --     (1,897,292)
 Stock issuance in
 connection with
 warrant exercise..         --           --        375,000
 Acquisition of
 treasury stock....  (6,176,881)  (6,176,881)   (6,176,881)
 Issuance of
 restricted stock
 to employees by
 controlling
 stockholders......         --           --      1,826,446
 Issuance of
 warrants to
 purchase Common
 Stock in
 connection with
 Series A
 Preferred Stock
 financing.........         --           --      1,791,000
 Exercise of call
 option on Common
 Stock.............    (705,364)    (705,364)     (705,364)
 Forfeiture of
 unvested shares
 of restricted
 stock.............         --           --            --
 Issuance of
 restricted stock..   5,197,050    5,197,050           --
 Unearned
 compensation
 related to option
 grants............         --           --            --
 Amortization of
 unearned
 compensation......         --           --        183,765
 Net loss..........         --           --     (4,763,499)
 Accretion to
 redemption value
 of Series A
 Preferred Stock...         --           --       (129,573)
                     ----------- ------------ --------------
Balance at December
31, 1998...........  (1,685,195)  (1,685,195)   (9,496,398)
 Acquisition of
 treasury stock....    (524,437)     (78,665)      (22,193)
 Acceleration of
 vesting of
 restricted stock..         --           --         77,103
 Issuance of
 restricted stock..     150,000      150,000           --
 Repayment of
 receivable from
 stockholder.......         --           --        550,476
 Unearned
 compensation
 related to option
 grants............         --           --            --
 Amortization of
 unearned
 compensation......         --           --      1,882,083
 Series B
 Preferred Stock
 dividend..........         --           --     (1,183,328)
 Accretion to
 redemption value
 of Series A and B
 Preferred Stock...         --           --       (333,710)
 Issuance of
 Common Stock in
 initial public
 offering, net of
 offering costs....         --           --     70,573,618
 Conversion of
 Series A and
 Series B
 Preferred Stock
 and warrants......         --           --     35,787,654
 Stock issuance in
 connection with
 option and
 warrant
 exercises.........   1,814,636    1,577,113     2,570,944
 Comprehensive
 loss:
   Net loss........         --           --    (17,834,412)
   Other
   comprehensive
   loss............         --           --        (10,818)
                     ----------- ------------ --------------
 Comprehensive
 loss..............         --           --    (17,845,230)
                     ----------- ------------ --------------
Balance at December
31, 1999...........    (244,996) $   (36,747) $ 82,561,019
                     =========== ============ ==============

    The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                         --------------------------------------
                                            1997         1998          1999
Cash flows for operating activities:
 Net loss..............................  $(1,033,610) $(4,763,499) $(17,834,412)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
 Depreciation and amortization.........       56,999      285,794     1,484,855
 Extraordinary loss on early
  extinguishment of debt...............          --           --        330,000
 Equity related compensation...........          --     2,385,211     1,942,147
 Loss on disposal on fixed assets......        3,304          --            --
 Acquisition of fixed assets in
  exchange for services................          --      (202,688)          --
 Provisions for doubtful accounts......          --        14,000        82,607
 Changes in operating assets and
  liabilities:
  Accounts receivable..................      (54,717)     (52,565)   (1,292,058)
  Prepaid expenses.....................          --       (75,991)     (879,876)
  Deposits.............................          --      (384,441)       44,979
  Accounts payable.....................       94,570      101,768       433,068
  Accrued expenses.....................       46,085      243,365     2,352,902
  Deferred revenue.....................      (24,508)     121,667       820,870
  Other, net...........................         (343)     (33,238)     (463,221)
                                         -----------  -----------  ------------
Net cash used in operating activities..     (912,220)  (2,360,617)  (12,978,139)
                                         -----------  -----------  ------------
Cash flows for investing activities:
 Purchases of property and equipment...      (67,726)    (610,064)   (4,850,420)
 Purchases of marketable securities....          --           --    (20,697,729)
                                         -----------  -----------  ------------
Net cash used in investing activities..      (67,726)    (610,064)  (25,548,149)
                                         -----------  -----------  ------------
Cash flows from financing activities:
 Proceeds from issuance of Series A
  Convertible Participating
  Preferred Stock, net of issuance
  costs................................          --     8,656,408           --
 Issuance of warrants for Common Stock
  in connection with
  Series A Preferred Stock.............          --     1,791,000           --
 Proceeds from issuance of Series B
  Convertible Participating
  Preferred Stock, net of issuance
  costs................................          --           --     24,944,635
 Proceeds from issuance of Common
  Stock, net of offering costs.........      250,000          --     70,573,618
 Proceeds from exercise of options and
  warrants.............................          --           --      2,570,944
 Acquisition of common stock and
  treasury shares......................      (10,000)  (6,882,245)       (5,155)
 Payments on notes payable to related
  parties..............................          --    (1,159,938)          --
 Proceeds from notes receivable from
  stockholders.........................          --           --        550,476
 Proceeds from sales/leaseback.........          --           --        240,818
 Proceeds from long-term debt..........      791,080    5,000,000           --
 Payments on long-term debt............          --      (183,297)   (5,700,232)
                                         -----------  -----------  ------------
Net cash provided by financing
 activities............................    1,031,080    7,221,928    93,175,104
                                         -----------  -----------  ------------
Net increase in cash and cash
 equivalents...........................       51,134    4,251,247    54,648,816
Cash and cash equivalents at beginning
 of year...............................       24,709       75,843     4,327,090
                                         -----------  -----------  ------------
Cash and cash equivalents at end of
 year..................................  $    75,843  $ 4,327,090  $ 58,975,906
                                         ===========  ===========  ============
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for
  interest.............................  $    53,819  $   284,561  $    814,660
Supplemental disclosures of noncash
 transactions:
 Notes receivable for Common Stock
  sold.................................          --   $   779,558  $     52,500
 Elimination of note receivable for
  restricted stock.....................          --           --   $     73,510
 Issuance of warrants in connection
  with subordinated debt agreement.....          --   $   540,000           --
 Purchases of property and equipment
  under capital lease obligations
  and equipment financing..............          --   $   285,000  $  3,068,804

    The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. The Company and Basis of Presentation:

   Be Free, Inc. (the "Company") is a provider of services that enable electronic commerce merchants and Internet portals to promote their products and services on the Internet. As such, the Company is subject to a number of risks similar to other companies in the Internet industry, including rapid technological change, uncertainty of market acceptance of services, competition from substitute services and larger companies, protection of proprietary technology and dependence on key individuals.

   The Company has a single operating segment, performance marketing services. The Company has no organizational structure dictated by product lines, geography or customer type. Revenue has been primarily derived from the Company's BFAST services, which have been primarily provided to domestic companies to date.

   The Company was incorporated on January 25, 1996 as "Freedom of Information, Inc." On March 31, 1999, the Company changed its name to Be Free, Inc.

   Prior to August 28, 1998, the Company and two affiliated companies, PCX Information Systems, Inc. ("PCX") and FOI, Inc. ("FOI"), were under common ownership and management by members of the same immediate family. On August 28, 1998, stockholders of the affiliated companies exchanged their shares of capital stock of the affiliated companies for shares of the Company's common stock which resulted in the affiliated companies becoming wholly owned subsidiaries of the Company (Note I). This combination was accounted for at historical cost due to the common control of the entities.

B. Summary of Significant Accounting Policies:

Cash and Cash Equivalents

   The Company considers all highly liquid investments with remaining maturities of three months or less at the time of acquisition to be cash equivalents. Cash equivalents, which consist of money market accounts, commercial paper, certificates of deposits and U.S. government obligations are stated at cost, which approximates market value.

Marketable Securities

   The Company's marketable securities consist of commercial paper, U.S. government obligations and corporate bonds. At December 31, 1998 and 1999, marketable debt and equity securities have been categorized as available for sale under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and, as a result, are stated at fair value based generally on quoted market prices.

   The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of asset-backed securities, over the estimated life of the security.

                         BE FREE, INC. AND SUBSIDIARIES

Such amortization and accretion as well as interest are included in interest income or interest expense. Realized gains and losses are included in other income, net in the Consolidated Statements of Operations. The cost of securities sold is based on the specific identification method. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of stockholders' equity in accumulated other comprehensive income until realized.

Concentrations of Credit Risk

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, marketable securities and accounts receivable. At December 31, 1998 and 1999, substantially all of the Company's cash, cash equivalents and marketable securities were invested in money market accounts, commercial paper, certificates of deposit and U.S. government obligations at one and six financial institutions, respectively. The Company believes these institutions to be of high credit quality. The Company had two customers in 1997 totaling 78% and 12% of revenue, respectively, one customer in 1998 totaling 73% of revenue, and two customers in 1999 totaling 20% and 13% of revenue, respectively. The Company had two customers that accounted for 40% and 11%, respectively, of accounts receivable at December 31, 1998. The Company had one customer that accounted for 11% of accounts receivable at December 31, 1999.

Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five years for furniture and office equipment and three to five years for computer equipment and software. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. The cost of maintenance and repairs is charged to expense as incurred. When assets are retired or disposed, the assets and related accumulated depreciation are eliminated from accounts and any related gains or losses are reflected in income or loss for the period.

Revenue Recognition

   The Company derives revenue primarily from providing performance marketing services to customers. Customer contracts generally provide for fees on a per transaction basis with a monthly or annual minimum. Revenue under service contracts is recognized monthly over the contract period based on the contractual minimum service fee or transaction volume when such transaction volume exceeds monthly minimum requirements. The Company also charges a one time integration fee for certain services. Revenue from integration fees, up to the cost of providing such service, is recognized when the integration is complete and the service is available to the customer. Revenue from integration fees, in excess of the cost, is deferred and recognized ratably over the initial term of the service contract. Any loss on integration services is recognized in the period that it is known. Other revenue consisted of customized software development and support services which was recognized when the services were provided.

                         BE FREE, INC. AND SUBSIDIARIES

   The Company may discount the BFAST service fee by 5% for any calendar day that Be Free's system response time does not meet the contractual performance level for greater than 60 minutes during any calendar day. Any discounts granted will be recorded as a reduction of revenue in the period incurred.

   Revenue under arrangements where multiple services are sold together under one contract is allocated to each element based on the relative fair value of each element, with fair value being determined using the price charged when the element is sold separately.

Cost of Revenue

   Cost of Revenue consists of expenses relating to the operation of our data interchange. Expenses primarily represent depreciation and operating lease expense for servers and storage equipment, costs for a third-party data center facility and costs for Internet connectivity.

Client Services

   Client services expenses primarily relate to the cost of assisting the Company's customers in managing their relationship with their marketing partners, as well as providing integration, training and technical support.

Development and Engineering

   Development and Engineering costs are expensed as incurred and include labor and related costs for product development and maintenance and support of system infrastructure.

   On January 1, 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). Accordingly, the Company's policy is to capitalize costs associated with the design and implementation of its operating systems, including internally and externally developed software. To date, internal costs eligible for capitalization under SOP 98-1 have been immaterial.

   During the year ended December 31, 1997, certain engineering and development personnel performed software development services for third parties. The cost of those services was approximately $40,000.

Advertising Costs

   Advertising costs are expensed as incurred. Advertising expense of approximately $3,100, $34,900 and $210,000 were charged to sales and marketing expense for the years ended December 31, 1997, 1998 and 1999, respectively.

Income Taxes

   The Company provides for income taxes using the liability method whereby deferred tax liabilities and assets are recognized based on temporary differences between the amounts presented in the financial statements and the tax bases of assets and liabilities using current statutory tax rates. A

                         BE FREE, INC. AND SUBSIDIARIES
valuation allowance is established against net deferred tax assets, if based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Accounting for Stock-Based Compensation

   Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. The Company calculates the fair value of options granted to employees in accordance with SFAS No. 123 for disclosure purposes only. Stock-based compensation issued to nonemployees is measured and recorded using the fair value method prescribed in SFAS No. 123.

Accumulated Other Comprehensive Income (Loss)

   Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes a standard for reporting and displaying comprehensive income and its components within the financial statements. As of December 31, 1999, accumulated other comprehensive loss, as reflected in the Consolidated Statements of Stockholders' Equity (Deficit), consisted of net unrealized losses on marketable securities.

Treasury Stock

   The Company accounts for the purchase of treasury stock using the cost method. The Company has reissued treasury shares upon issuance of shares related to grants of restricted stock and exercises of options and warrants and may deliver treasury shares upon the future grants of restricted stock or the exercises of stock options and warrants. The difference between the cost of the treasury shares, on a first-in, first-out basis, and the exercise price of the options or purchase price of restricted stock is reflected in additional paid-in capital.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates include accrued expenses and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Reclassifications

   Certain prior year financial statement items have been reclassified to conform to the current year's presentation.

                         BE FREE, INC. AND SUBSIDIARIES

Recent Accounting Pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of FASB Statement No. 133," in fiscal year 2001.

   On December 3, 1999, the staff of the Securities and Exchange Commission
(SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. All registrants are expected to apply the accounting and disclosure requirements that are described in SAB 101. Any changes in accounting and disclosures relating to SAB 101 must be reported no later than the second fiscal quarter of the fiscal year beginning after December 15, 1999. The Company is in the process of evaluating the impact of this bulletin on its financial statements.

C. Net Loss Per Share and Supplemental Loss Per Share:

   Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common shares outstanding during the period, plus the effect of any dilutive potential common shares. Dilutive potential common shares consist of stock options, preferred stock, unvested shares of restricted stock and warrants. Potential common shares were excluded from the calculation of net loss per share for the periods presented since their inclusion would be antidilutive.

   Potential common shares excluded from the calculation of diluted loss per share were as follows:

                                                          December 31,
                                                 ------------------------------
                                                   1997       1998      1999
Options to purchase shares of common stock......       --   1,384,858 3,485,852
Shares of Preferred Stock convertible into
 shares of common stock.........................       --  10,600,000       --
Unvested shares of restricted stock.............       --   5,197,050 3,500,678
Warrants to purchase shares of common stock..... 1,886,988  3,498,000 2,548,000
Warrants to purchase shares of Preferred Stock
 convertible into shares of common stock........       --     700,000       --

   All outstanding shares of preferred stock were converted into common stock in the initial public offering on November 3, 1999.

                         BE FREE, INC. AND SUBSIDIARIES

     Supplemental basic and diluted loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance. Accordingly, net loss has not been adjusted for the accrued dividends for preferred stock in the calculation of supplemental loss per share.

   The following is a calculation of supplemental net loss per share
(unaudited):

                                                     Year Ended December 31,
                                                     -------------------------
                                                        1998          1999
Supplemental net loss:
  Net loss attributable to common stockholders...... $(4,893,072) $(19,351,450)
  Accretion of preferred stock to redemption value..     129,573     1,517,038
                                                     -----------  ------------
  Supplemental net loss............................. $(4,763,499) $(17,834,412)
                                                     ===========  ============
Shares used in computing supplemental basic and
 diluted net loss per share:
  Weighted average number of common shares
   outstanding......................................  16,018,258    18,951,340
  Weighted average impact of assumed conversion of
   preferred stock on issuance......................   3,621,370    16,761,220
                                                     -----------  ------------
  Shares used in computing supplemental basic and
   diluted net loss per share.......................  19,639,628    35,712,560
                                                     -----------  ------------
  Basic and diluted supplemental net loss per common
   share............................................ $     (0.24) $      (0.50)
                                                     ===========  ============

D. Marketable Securities:

   The following is a summary of marketable securities at December 31, 1999:

                                                 Gross      Gross
                                    Amortized  Unrealized Unrealized
                                      Cost       Gains      Losses   Fair Value
Current:
  Commercial paper................ $ 8,369,057    $--      $   (258) $ 8,368,799
  U.S. government obligations ....   1,998,401     --        (5,541)   1,992,860
  Corporate bonds.................   2,400,536     --          (536)   2,400,000
                                   -----------    ----     --------  -----------
  Total current...................  12,767,994     --        (6,335)  12,761,659
                                   -----------    ----     --------  -----------
Noncurrent:
  Corporate bonds.................   5,958,883     317          --     5,959,200
  U.S. government obligations.....   2,000,000     --        (4,800)   1,995,200
                                   -----------    ----     --------  -----------
  Total noncurrent................   7,958,883     317       (4,800)   7,954,400
                                   -----------    ----     --------  -----------
Total ............................ $20,726,877    $317     $(11,135) $20,716,059
                                   ===========    ====     ========  ===========

   All securities classified as current have contractual maturities less than one year. All securities classified as noncurrent have contractual maturities greater than one year, but less than two years. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. There were no gross realized gains and losses recognized during 1999.

                         BE FREE, INC. AND SUBSIDIARIES

E. Property and Equipment:

   Property and equipment consist of the following:

                                                        Amounts under capital
                                                         lease arrangements
                                                        ----------------------
                                    December 31,            December 31,
                               -----------------------  ----------------------
                                  1998        1999        1998        1999
Furniture and office
 equipment.................... $   27,778  $   804,421  $     --   $   506,064
Computer equipment and
 software.....................  1,285,683    8,282,331    285,000    2,980,259
Leasehold improvements........        --       359,875        --       108,299
                               ----------  -----------  ---------  -----------
                                1,313,461    9,446,627    285,000    3,594,622
Accumulated depreciation......   (351,759)  (1,479,759)   (47,500)    (699,911)
                               ----------  -----------  ---------  -----------
Property and equipment, net... $  961,702  $ 7,966,868  $ 237,500  $ 2,894,711
                               ==========  ===========  =========  ===========

   Depreciation expense totaled $56,999, $232,952 and $1,128,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

F. Accrued Expenses:

   Accrued expenses include the following:

                                                                December 31,
                                                             -------------------
                                                               1998      1999
      Professional fees..................................... $135,395 $  918,686
      Salaries and benefits.................................   27,876    755,227
      Commissions...........................................      --     195,120
      Accrued taxes.........................................      --     222,671
      Capital purchases.....................................      --     213,942
      Rent..................................................   67,644    204,375
      Accrued interest......................................   50,000        --
      Other.................................................   68,810    406,548
                                                             -------- ----------
        Accrued expenses.................................... $349,725 $2,916,569
                                                             ======== ==========

G. Long-Term Debt:

   The following table summarizes the Company's long-term borrowings:

                                                            December 31,
                                                        ----------------------
                                                           1998        1999
      Subordinated debt, net........................... $4,490,000  $      --
      Obligations under capital leases and equipment
       financing.......................................    332,510   3,450,127
      Term loans ......................................    313,827         --
                                                        ----------  ----------
                                                         5,136,337   3,450,127
      Less current portion.............................   (187,139)   (942,770)
                                                        ----------  ----------
        Long-term debt................................. $4,949,198  $2,507,357
                                                        ==========  ==========

                         BE FREE, INC. AND SUBSIDIARIES

   The Company entered into term loans during 1996 and 1997 that accrued interest based on the lender's published prime rate, which was 8.5% at December 31, 1998. These loans were paid in full in March 1999.

   On August 25, 1998, the Company entered a software and support financing arrangement with a lender totaling $376,368. Borrowings under this arrangement have an implied interest rate of 13%. The repayment period for borrowings outstanding under this arrangement concludes in September 2001.

   On September 29, 1998, the Company entered into a subordinated debt agreement totaling $5,000,000 which incurred interest at 12% per annum. The Company borrowed the full amount available under this agreement on October 23, 1998. This debt was paid in full in December 1999. In connection with the subordinated debt financing, the Company also granted warrants to purchase 700,000 shares of the Company's Series A Preferred Stock at $1.00 per share. Upon the closing of the Company's initial public offering, the warrants converted into common stock warrants to purchase 700,000 shares of common stock at $1.00 per share. The fair value of the warrants, estimated to be approximately $540,000 at issuance, was recorded as a discount on the carrying value of the debt and amortized to interest expense over the term of the debt. The value of the warrants was estimated assuming a weighted average risk free interest rate of 4.51%, an expected life from date of grant of four years, a volatility of 100% and no expected dividends. The amount of interest expense recognized for the years ended December 31, 1998 and 1999 totaled $30,000 and $180,000, respectively. The remaining deferred financing costs of $330,000 was expensed as an extraordinary loss upon the early retirement of the debt.

   On September 29, 1998, the Company established a capital equipment line of credit totaling $2,000,000 on which the Company could borrow through November 30, 1999. This line is collateralized by the asset purchases made under the line. At December 31, 1998, no amounts had been borrowed under this line. At December 31, 1999, the Company had $1,986,205 outstanding under this line which bears interest at 6.8%. Purchases under this line are financed as capital leases with terms of four years.

   During 1999, the Company entered into a sale/leaseback agreement with a vendor for $240,818 in fixed assets. There was no gain or loss on the transaction and the equipment has been accounted for as a capital lease.

   The weighted average interest rate of outstanding long-term debt at December 31, 1998 and 1999 was 11.9% and 9.2%, respectively.

                         BE FREE, INC. AND SUBSIDIARIES

   Payments on long-term debt are as follows:

      Year ended December 31,
      2000.......................................................... $1,216,089
      2001..........................................................  1,375,663
      2002..........................................................  1,041,158
      2003..........................................................    321,410
                                                                     ----------
      Total payments................................................  3,954,320
      Less amounts representing interest............................   (504,193)
                                                                     ----------
      Present value of net payments.................................  3,450,127
      Less current portion..........................................   (942,770)
                                                                     ----------
      Long-term debt, net of current portion........................ $2,507,357
                                                                     ==========

H. Commitments and Contingencies:

   The Company leases facilities and computer equipment under operating lease agreements that expire on various dates through December 31, 2004. The Company pays all insurance and pro-rated portions of certain operating expenses for certain leases. Rent expense was $113,025, $307,575 and $1,142,556 for the years ended December 31, 1997, 1998 and 1999, respectively.

   The future minimum lease payments at December 31, 1999 are as follows:

                                                                     Operating
      Year ended December 31,                                          Leases
      2000.......................................................... $1,752,914
      2001..........................................................  1,296,467
      2002..........................................................  1,218,267
      2003..........................................................    990,849
      2004..........................................................    417,814
                                                                     ----------
        Total minimum lease payments................................ $5,676,311
                                                                     ==========

I. Capital Structure:

   Through November 3, 1999, the authorized capital stock of the Company consisted of (i) 27,500,000 shares of voting common stock ("Common Stock") authorized for issuance with a par value of $0.01 and (ii) 24,496,522 shares of preferred stock with a par value of $0.01, of which 11,300,000 shares were designated as Series A Convertible Participating Preferred Stock ("Series A Preferred Stock") and 13,196,522 shares designated as Series B Convertible Participating Preferred Stock ("Series B Preferred Stock"). Upon the closing of the Company's initial public offering, all outstanding shares of Series A and B Preferred Stock converted into 23,796,522 shares of Common Stock.

                         BE FREE, INC. AND SUBSIDIARIES

   Effective November 3, 1999 the authorized capital stock of the Company consists of (i) 75,000,000 shares of Common Stock authorized for issuance with a par value of $0.01 and (ii) 10,000,000 shares of preferred stock with a par value of $0.01.

Common Stock

   Prior to August 28, 1998, the Company and its affiliated companies, FOI, Inc. and PCX were under common control and management by immediate members of one family. On August 28, 1998, stockholders of the affiliated companies exchanged their shares of capital stock of the affiliated companies for shares of the Company's Common Stock which resulted in the affiliated companies becoming wholly owned subsidiaries of the Company. The financial statements for the Company, FOI and PCX are presented on a combined basis for the years ended December 31, 1997 and 1998.

   On August 28, 1998, the holders of warrants to purchase shares of Common Stock exercised their warrants for 1,886,988 shares of Common Stock. Of these shares, 705,364 shares were subject to a call option at the discretion of the Company for $1.00 per share. On October 27, 1998, the Company exercised its call option in full for $705,364.

   On August 28, 1998, the Company repurchased 6,176,881 shares of Common Stock from founders and employees of the Company in exchange for notes payable issued by the Company for $6,176,881. These notes were paid in full on August 31, 1998.

   On August 28, 1998, certain controlling stockholders of the Company transferred 2,145,000 shares of Common Stock to employees in consideration of past performance and as an incentive for continuing employment with the Company. The stock was transferred subject to certain vesting restrictions and for no cash consideration. The fair value of these restricted stock awards at the date of transfer totaled $2,145,000, which the Company is recognizing as compensation expense over the defined vesting period. The vesting for the transferred shares occurs over four years commencing with the recipient's date of hire. The remaining unearned compensation will vest at various dates through 2002. Upon the transfer of these shares, the Company recorded a charge of $1,826,446 representing fully vested shares. In addition, the Company recorded unearned compensation related to unvested shares totaling $318,554. The Company recorded amortization of the unearned compensation totaling $34,295 and $59,609 for the year ended December 31, 1998 and 1999, respectively.

   On August 28, 1998, the Company's Board of Directors authorized a 35,226.01-for-1 Common Stock split effected in the form of a stock dividend. Stockholders' equity (deficit) has been restated for all periods presented to give retroactive recognition to the split in prior periods by reclassifying from additional paid-in capital to Common Stock the par value of the additional shares arising from the split. In addition, all references in the consolidated financial statements to the number of Common Stock shares and per share amounts have been adjusted to reflect this split.

   On October 13, 1999, the Company's Board of Directors and stockholders authorized a 1-for-2 Common Stock split. Stockholder's equity (deficit) has been restated for all periods presented to give

                         BE FREE, INC. AND SUBSIDIARIES
retroactive recognition to the reverse split in prior periods by reclassifying from Common Stock to additional paid-in capital the par value of the shares removed by the split. In addition, all references in the consolidated financial statements to the number of Common Stock shares and per share amounts have been adjusted to reflect this reverse split.

   On November 3, 1999, the Company sold 12,880,000 shares of Common Stock in its initial public offering for cash proceeds of $70,573,618, net of offering costs of $6,706,384.

Preferred Stock

   On August 28, 1998, the Company issued 10,500,000 shares of Series A Preferred Stock for cash proceeds of $10,355,408, net of issuance costs of $144,592. On September 29, 1998, the Company issued 100,000 shares of Series A Preferred Stock for cash proceeds of $92,000, net of issuance costs of $8,000.

   The outstanding shares of Series A Preferred Stock with a value of $9,113,151 converted into 10,600,000 shares of Common Stock upon the closing of the Company's initial public offering.

   In connection with the issuance of Series A Preferred Stock, the Company issued warrants to the holders of the Series A Preferred Stock, for the purchase of up to 3,498,000 shares of Common Stock at $1.50 per share. Of these warrants, 3,465,000 are exercisable from the date of issuance through August 28, 2008 and 33,000 are exercisable from the date of issuance through September 29, 2008. The fair value of these warrants at the date of issue was $1,791,000. This amount was recorded as a reduction of Series A Preferred Stock and an increase to paid-in-capital. The value of the warrants was estimated assuming a weighted average risk free interest rate of 4.51%, an expected life from date of grant of four years, a volatility of 100% and no expected dividends. On November 11, 1999, warrants to purchase 1,649,998 of Common Stock were exercised.

   On March 31, 1999, the Company issued 13,196,522 shares of Series B Preferred Stock for cash proceeds of $24,944,635, net of issuance costs of $55,253. The holders of the Series B Preferred Stock were entitled to receive cumulative dividends at a rate of 8% per annum. One of the holders of Series B Preferred Stock had the right to elect one member to the Board of Directors.

   The outstanding shares of Series B Preferred Stock with a value of $26,134,500 including dividends totaling $1,183,328, were converted into 13,196,522 shares of Common Stock upon the closing of the Company's initial public offering.

J. Stock Options and Restricted Stock Awards:

   On November 19, 1998, the Company adopted its 1998 Stock Incentive Plan (the "Option Plan"). The Option Plan is administered by the Company's Board of Directors, and allows for the granting of awards in the form of incentive stock options to employees and nonqualified options and restricted stock to officers, employees, consultants, directors and advisors. The exercise prices for awards and options granted were determined by the Board of Directors of the Company to be equal to the fair value of the Common Stock on the date of grant. In reaching this determination at the time of each grant, prior to the Company's initial public offering, the Company's Board of Directors

                         BE FREE, INC. AND SUBSIDIARIES
considered a broad range of factors including the illiquid nature of an investment in the Common Stock, the Company's historical financial performance and financial position and the Company's future prospects and opportunity for liquidity events. On October 13, 1999, Company's Board of Directors and shareholders voted to increase the number of shares available for issuance under the Option Plan by 575,000 shares. Upon this vote, the option plan allows for the Company to grant up to 10,109,506 options for common shares and restricted stock. Stock options may not be exercised after ten years from the date of grant. Options and restricted stock awards normally vest over 48 months as follows: 25% after 12 months from the date of grant, thereafter, an additional 2.0833% of shares vest at the end of each month until all shares are fully vested. In the event of a change of control of the Company (as defined by the Option Plan), the vesting for each option and restricted stock award will automatically be accelerated with respect to 25% of the shares subject to such options or restricted stock awards.

   During the year ended December 31, 1998, the Company sold 5,197,050 shares of restricted stock to certain employees for $0.15 per share. The weighted-average grant-date fair value of these shares of restricted stock was $1.00 per share.

   During the year ended December 31, 1999, the Company granted incentive stock options for the purchase of 2,160,442 shares and nonqualified stock options for the purchase of 150,000 shares at a weighted-average exercise price of $2.71. During the year ended December 31, 1999, the Company issued 150,000 shares of restricted stock for $0.35 per share in exchange for a note receivable totaling $52,500. The weighted-average grant-date fair value of these shares of restricted stock was $1.00 per share.

   The following table summarizes option activity under the Option Plan:

                              Exercise Price           Exercise Price
                            Equals Grant Date       Less Than Grant Date
                             Stock Fair Value         Stock Fair Value              Total
                         ------------------------ ------------------------ ------------------------
                                      Weighted                 Weighted                 Weighted
                         Number of    Average     Number of    Average     Number of    Average
                          Shares   Exercise Price  Shares   Exercise Price  Shares   Exercise Price
Oustanding at December
 31, 1997...............      --       $ --             --      $ --             --      $ --
Granted.................      --         --       1,402,408      0.15      1,402,408      0.15
Cancelled...............      --         --          17,550      0.15         17,550      0.15
                          -------                 ---------                ---------
Outstanding at December
 31, 1998...............      --         --       1,384,858      0.15      1,384,858      0.15
Granted.................  695,124       7.02      1,615,318      0.85      2,310,442      2.71
Exercised...............      --         --         164,638      0.59        164,638      0.59
Cancelled...............   14,000       4.41         30,810      0.52         44,810      1.74
                          -------                 ---------                ---------
Outstanding at December
 31, 1999...............  681,124      $7.08      2,804,728     $0.52      3,485,852     $1.80
                          =======                 =========                =========

                         BE FREE, INC. AND SUBSIDIARIES

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                                       Weighted
                                                       Average
                                                      Remaining
        Exercise                                     Contractual                    Shares
         Price              Shares                   Life (Years)                 Exercisable
         $ 0.15            1,288,102                      8.8                       224,506
         $ 0.35              423,406                      9.0                           --
         $ 0.60              217,914                      9.2                           --
         $ 0.95              530,914                      9.4                           --
         $ 1.40              344,392                      9.5                           --
         $ 4.41              350,624                      9.7                           --
         $ 4.50              258,500                      9.8                           --
         $14.06                4,000                      9.9                           --
         $22.00               17,000                      9.9                           --
         $30.02               26,000                     10.0                           --
         $35.94               25,000                     10.0                           --
                           ---------                                                -------
                           3,485,852                      9.2                       224,506
                           =========                                                =======

   No options were exercisable at December 31, 1998.

   During the years ended December 31, 1998 and 1999 the Company recorded unearned compensation for restricted stock and options granted to employees below fair value of $5,594,621 and $2,771,882, respectively. The Company is recognizing the compensation expense over the vesting period. The Company recorded equity compensation expense including amortization expense relating to unearned compensation of $149,470 and $1,822,474 for the years ended December 31, 1998 and 1999, respectively.

   On April 30, 1999, the Company also accelerated the vesting with respect to 77,103 shares of restricted stock held by a former employee. The Company has recorded a charge of $77,103 in connection with this acceleration.

   Had compensation cost for the Company's 1998 and 1999 stock option grants been calculated consistent with SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                            December 31,
                                                      -------------------------
                                                         1998          1999
      Net loss as reported .......................... $(4,893,072) $(19,351,450)
      Net loss per share as reported ................ $     (0.31) $      (1.02)
      Pro forma net loss under SFAS 123.............. $(4,897,325) $(19,429,219)
      Pro forma net loss per share under SFAS 123.... $     (0.31) $      (1.03)

                         BE FREE, INC. AND SUBSIDIARIES

   The following table presents the significant assumptions used to estimate the fair values of the options:

                                                                December 31,
                                                             -------------------
                                                              1998    1999
      Weighted-average risk free interest rate..............   4.85%   5.53%
      Expected life from the date of grant.................. 7 years 5 years
      Weighted-average volatility...........................    None     29%
      Expected dividends....................................    None    None

   No options granted in 1998 had an exercise price equal to grant date stock fair value (as such fair value was subsequently determined for financial reporting purposes). The weighted-average fair value of options on the date of grant for the options granted in 1998 and 1999 with an exercise price less than grant date stock fair value was $0.89 and $1.54, respectively. The weighted-average fair value of options granted in 1999 with an exercise price equal to grant date stock fair value was $5.27.

   The pro forma effects of applying SFAS 123 are not indicative of future impacts. Additional grants in future years are anticipated.

K. Income Taxes:

   Deferred income taxes include the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   The components of the Company's deferred tax assets are as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1999
      Startup costs................................... $   240,633  $   171,880
      Other temporary differences.....................     277,788      288,533
      Net operating losses............................   1,563,194    8,026,263
                                                       -----------  -----------
      Total net deferred tax asset....................   2,081,615    8,486,676
      Valuation allowance.............................  (2,081,615)  (8,486,676)
                                                       -----------  -----------
      Net deferred taxes.............................. $       --   $       --
                                                       ===========  ===========

   A reconciliation of the United States federal statutory corporate rate to the Company's effective tax rate is as follows:

                                                   Year ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
Statutory federal corporate rate..................      34%       34%       34%
Other.............................................       1         1         4
Increase in valuation allowance...................     (35)      (35)      (38)
                                                   -------   -------   -------
Effective tax rate................................     -- %      -- %      -- %
                                                   =======   =======   =======

                         BE FREE, INC. AND SUBSIDIARIES

   A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset due to the uncertainty of realization.

   The Company had net operating loss carryforwards of approximately $3,882,000 and $19,931,000 at December 31, 1998 and 1999, respectively. These net operating loss carryforwards begin to expire in 2010.

   Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.

L. Employee Benefit Plans:

Defined Contribution Plan

   In January 1999, the Company established a savings plan for its employees which it designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction within statutory and plan limits. The Company may make contributions to the 401(k) plan in its discretion. No Company contributions have been made to the savings plan to date.

Employee Stock Purchase Plan

   In October 1999, the Company established a qualified Employee Stock Purchase Plan, the terms of which allow for qualified employees to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price at the beginning or end of each semi-annual stock purchase period. The Company has designated a maximum of 425,000 shares for this plan. As of December 31, 1999, no Company shares have been issued under this plan.

M. Related Party Transactions:

   The Company had amounts due from related parties totaling $813,139 and $286,477 at December 31, 1998 and 1999, respectively. Amounts due from related parties at December 31, 1998 was composed of $779,558 related to notes receivable from stockholders for restricted stock and $33,581 related to employee advances. The notes receivable from stockholders for restricted stock are due in June 2003 and accrue interest monthly at 7% per annum. The terms of the notes provided that interest accrued beginning January 1, 1999 and payments of interest commenced July 15, 1999. Amounts due from related parties at December 31, 1999 was composed of $208,072 related to notes receivable from stockholders executed in connection with the issuance of restricted stock and $78,405 related to employee advances.

                         BE FREE, INC. AND SUBSIDIARIES

N. Subsequent Events:

   On February 15, 2000, the Company's Board of Directors approved a two-for-one split of Common Stock in the form of a stock dividend. The stock dividend was paid on March 8, 2000. Stockholders' equity (deficit) has been restated for all periods presented to give retroactive recognition to the split in prior periods by reclassifying from additional paid-in capital to Common Stock the par value of the additional shares arising from the split. In addition, all references in the consolidated financial statements to the number of Common Stock shares and per share amounts have been adjusted to reflect this split.

   On February 29, 2000, the Company acquired TriVida Corporation, a privately held developer of online personalization technology. Be Free exchanged 2,933,276 shares of its Common Stock for all of the outstanding shares of TriVida, and assumed outstanding options to acquire TriVida capital stock for an additional 566,592 shares of Be Free Common Stock. This acquisition will be recorded under the purchase method of accounting.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
TriVida Corporation (a Development Stage Company)

   We have audited the accompanying balance sheets of TriVida Corporation (a Development Stage Company) as of March 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended March 31, 1998 and 1999, and for the period from January 7, 1997 (date of inception) to March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TriVida Corporation (a Development Stage Company) at March 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended March 31, 1998 and 1999, and for the period from January 7, 1997 (date of inception) to March 31, 1999, in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

October 15, 1999
Los Angeles, California

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                                 BALANCE SHEETS

                                                March 31,
                                         ------------------------  December 31,
                                            1998         1999          1999
                                                                   (Unaudited)
                ASSETS
Current assets:
 Cash and cash equivalents.............  $   107,010  $   539,894  $  1,308,291
 Prepaid expenses and other current
  assets...............................        1,471        8,958           --
                                         -----------  -----------  ------------
  Total current assets.................      108,481      548,852     1,308,291
Computers and equipment, net of
 accumulated depreciation of $90,516
 and $399,675 at March 31, 1998, and
 1999 respectively; and $706,795 at
 December 31, 1999.....................      595,998      404,058     2,059,545
Deposits...............................      139,518      141,125       185,451
                                         -----------  -----------  ------------
  Total assets.........................  $   843,997  $ 1,094,035  $  3,553,287
                                         ===========  ===========  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
 Accounts payable......................  $   100,629  $   174,431  $    387,156
 Accrued expenses......................       88,992       13,798        25,763
 Related party payable.................      173,333      333,332       373,333
 Credit line payable...................       42,825       99,825        99,825
 Current portion of capital lease
  obligation...........................      250,798      237,743       495,778
                                         -----------  -----------  ------------
  Total current liabilities............      656,577      859,129     1,381,855
Capital lease obligations, less current
 portion...............................      224,067       52,475       807,251
Convertible notes......................      580,355      741,600           --
Commitments
Stockholders' equity (deficit):
 Preferred Stock, liquidation
  preference of $0.60 per share,
  4,000,000 and 11,000,000 shares
  authorized, 3,898,810 and 10,723,694
  Series A Convertible shares issued
  and outstanding at March 31, 1998 and
  1999, respectively; 11,000,000 shares
  authorized, 10,723,694 Series A
  Convertible shares issued and
  outstanding at December 31, 1999.....    2,339,286    6,462,289     6,462,289
 Preferred Stock, liquidation
  preference of $0.81 per share,
  8,223,694 shares authorized,
  7,761,205 Series B Convertible shares
  issued and outstanding at December
  31, 1999.............................          --           --      6,356,576
 Common stock, no par value, 6,000,000
  and 16,000,000 shares authorized,
  3,000,000 and 3,226,750 shares issued
  and outstanding at March 31, 1998 and
  1999, respectively; 16,000,000
  authorized, 4,085,499 shares issued
  and outstanding at December 31, 1999.        6,320       20,725        75,470
 Additional paid-in capital on common
  stock................................      307,800      877,280     2,403,810
 Deferred compensation.................     (202,598)    (517,500)   (1,460,150)
 Deficit accumulated during the
  development stage....................   (3,067,810)  (7,401,963)  (12,473,814)
                                         -----------  -----------  ------------
  Total stockholders' equity (deficit).     (617,002)    (559,169)    1,364,181
                                         -----------  -----------  ------------
Total liabilities and shareholders'
 equity (deficit)......................  $   843,997  $ 1,094,035  $  3,553,287
                                         ===========  ===========  ============

                            See accompanying notes.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                                                     Period from
                                                       Period from        Nine Months Ended        January 7, 1997
                          Year ended March 31,       January 7, 1997        December 31,         (date of inception)
                         ------------------------  (date of inception) ------------------------    to December 31,
                            1998         1999       to March 31, 1999     1998         1999             1999
                                                                             (Unaudited)             (Unaudited)
Revenues ............... $       --   $   119,750      $   119,750     $   119,750  $       --      $    119,750
Operating expenses:
  Sales and marketing ..     577,500      931,546        1,509,046         731,326    1,536,422        3,045,468
  Research and
   development .........     820,670    1,156,728        1,991,411         840,455    1,046,920        3,038,331
  General and
   administrative ......   1,409,399    1,993,764        3,569,143       1,465,177    1,966,474        5,535,617
  Amortization of
   deferred equity-based
   compensation.........      83,962      230,378          314,340         164,185      286,135          600,475
                         -----------  -----------      -----------     -----------  -----------     ------------
Loss from operations ...  (2,891,531)  (4,192,666)      (7,264,190)     (3,081,393)  (4,835,951)     (12,100,141)
Other income (expense):
  Interest income ......      35,199       38,974           74,173          35,316       57,658          131,831
  Interest expense .....     (29,885)    (179,661)        (209,546)       (131,511)    (292,758)        (502,304)
                         -----------  -----------      -----------     -----------  -----------     ------------
Total other income
 (expense) .............       5,314     (140,687)        (135,373)        (96,195)    (235,100)        (370,473)
                         -----------  -----------      -----------     -----------  -----------     ------------
Net loss before taxes ..  (2,886,217)  (4,333,353)      (7,399,563)     (3,177,588)  (5,071,051)     (12,470,614)
Taxes ..................        (800)        (800)          (2,400)           (800)        (800)          (3,200)
                         -----------  -----------      -----------     -----------  -----------     ------------
Net Loss ............... $(2,887,017) $(4,334,153)     $(7,401,963)    $(3,178,388) $(5,071,851)    $(12,473,814)
                         ===========  ===========      ===========     ===========  ===========     ============


                            See accompanying notes.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                      Preferred Stock      Preferred Stock                                                        Accumulated
                          Class A              Class B          Common Stock        Additional                   Deficit During
                   --------------------- -------------------- ----------------- Paid-in Capital on   Deferred     Development
                     Shares     Amount    Shares     Amount    Shares   Amount     Common Stock    Compensation      Stage
Balance at
January 7, 1997
(date of
inception).......         --  $      --        --  $      --        --  $   --      $      --      $       --     $        --
 Initial
 capitalization..         --         --        --         --  2,625,000   6,000            --              --              --
 Issuance of
 Series A
 Preferred Stock.   2,125,000  1,275,000       --         --        --      --             --              --              --
 Issuance of
 common stock....         --         --        --         --    375,000     320            --              --              --
 Net loss........         --         --        --         --        --      --             --              --         (180,793)
                   ---------- ---------- --------- ---------- --------- -------     ----------     -----------    ------------
Balance at March
31, 1997.........   2,125,000  1,275,000       --         --  3,000,000   6,320            --              --         (180,793)
 Issuance of
 Series A
 Preferred Stock.   1,773,810  1,064,286       --         --        --      --             --              --              --
 Stock options
 issued to
 consultants.....         --         --        --         --        --      --          21,240             --              --
 Stock option
 compensation....         --         --        --         --        --      --         286,560        (286,560)            --
 Amortization of
 deferred
 compensation....         --         --        --         --        --      --             --           83,962             --
 Net loss........         --         --        --         --        --      --             --              --       (2,887,017)
                   ---------- ---------- --------- ---------- --------- -------     ----------     -----------    ------------
Balance at March
31, 1998.........   3,898,810  2,339,286       --         --  3,000,000   6,320        307,800        (202,598)     (3,067,810)
 Issuance of
 Series A
 Preferred Stock
 (June 1998).....   1,805,506  1,083,304       --         --        --      --             --              --              --
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (June 1998).....   1,550,592    950,032       --         --        --      --             --              --              --
 Issuance of
 common stock....         --         --        --         --    200,000  12,000            --              --              --
 Issuance of
 Series A
 Preferred Stock
 (August 1998)...     833,333    500,000       --         --        --      --             --              --              --
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (December 1998).   1,305,140    783,079       --         --        --      --             --              --              --
 Stock options
 issued to
 consultants.....         --         --        --         --        --      --          24,200             --              --
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (March 1999)....   1,330,313    798,188       --         --        --      --             --              --              --
 Issuance of
 stock purchase
 warrants........         --       8,400       --         --        --      --             --              --              --
 Exercise of
 stock options...         --         --        --         --     26,750   2,405            --              --              --
 Stock option
 compensation....         --         --        --         --        --      --         545,280        (545,280)            --
 Amortization of
 deferred
 compensation....         --         --        --         --        --      --             --          230,378             --
 Net loss........         --         --        --         --        --      --             --              --       (4,334,153)
                   ---------- ---------- --------- ---------- --------- -------     ----------     -----------    ------------
Balance at March
31, 1999.........  10,723,694 $6,462,289       --         --  3,226,750  20,725        877,280        (517,500)     (7,401,963)
 Issuance of
 Series B
 Preferred Stock
 (August 1999)
 (unaudited).....         --         --  5,670,818  4,593,362       --      --             --              --              --
 Conversion of
 promissory notes
 (August 1999)
 (unaudited).....         --         --  2,090,387  1,693,214       --      --             --              --              --
 Issuance of
 stock purchase
 warrants
 (unaudited).....         --         --        --      70,000       --      --         260,645             --              --
 Exercise of
 stock options
 (unaudited).....         --         --        --         --    858,749  54,745            --              --              --
 Stock options
 issued to
 consultants
 (unaudited).....         --         --        --         --        --      --          37,100             --              --
 Stock option
 compensation
 (unaudited).....         --         --        --         --        --      --       1,228,785      (1,228,785)            --
 Amortization of
 deferred
 compensation
 (unaudited).....         --         --        --         --        --      --             --          286,135             --
 Net loss
 (unaudited).....         --         --        --         --        --      --             --              --       (5,071,851)
                   ---------- ---------- --------- ---------- --------- -------     ----------     -----------    ------------
Balance at
December 31, 1999
(unaudited)......  10,723,694 $6,462,289 7,761,205 $6,356,576 4,085,499 $75,470     $2,403,810     $(1,460,150)   $(12,473,814)
                   ========== ========== ========= ========== ========= =======     ==========     ===========    ============
                     Total
Balance at
January 7, 1997
(date of
inception).......  $      --
 Initial
 capitalization..       6,000
 Issuance of
 Series A
 Preferred Stock.   1,275,000
 Issuance of
 common stock....         320
 Net loss........    (180,793)
                   -----------
Balance at March
31, 1997.........   1,100,527
 Issuance of
 Series A
 Preferred Stock.   1,064,286
 Stock options
 issued to
 consultants.....      21,240
 Stock option
 compensation....         --
 Amortization of
 deferred
 compensation....      83,962
 Net loss........  (2,887,017)
                   -----------
Balance at March
31, 1998.........    (617,002)
 Issuance of
 Series A
 Preferred Stock
 (June 1998).....   1,083,304
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (June 1998).....     950,032
 Issuance of
 common stock....      12,000
 Issuance of
 Series A
 Preferred Stock
 (August 1998)...     500,000
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (December 1998).     783,079
 Stock options
 issued to
 consultants.....      24,200
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (March 1999)....     798,188
 Issuance of
 stock purchase
 warrants........       8,400
 Exercise of
 stock options...       2,405
 Stock option
 compensation....         --
 Amortization of
 deferred
 compensation....     230,378
 Net loss........  (4,334,153)
                   -----------
Balance at March
31, 1999.........    (559,169)
 Issuance of
 Series B
 Preferred Stock
 (August 1999)
 (unaudited).....   4,593,362
 Conversion of
 promissory notes
 (August 1999)
 (unaudited).....   1,693,214
 Issuance of
 stock purchase
 warrants
 (unaudited).....     330,645
 Exercise of
 stock options
 (unaudited).....      54,745
 Stock options
 issued to
 consultants
 (unaudited).....      37,100
 Stock option
 compensation
 (unaudited).....         --
 Amortization of
 deferred
 compensation
 (unaudited).....     286,135
 Net loss
 (unaudited).....  (5,071,851)
                   -----------
Balance at
December 31, 1999
(unaudited)......  $1,364,181
                   ===========

                            See accompanying notes

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                                                      Period from
                                                        Period from        Nine months ended        January 7, 1997
                           Year ended March 31,       January 7, 1997        December 31,         (date of inception)
                          ------------------------  (date of inception) ------------------------    to December 31,
                             1998         1999       to March 31, 1999     1998         1999             1999
                                                                              (Unaudited)             (Unaudited)
Operating activities
 Net loss...............  $(2,887,017) $(4,334,153)     $(7,401,963)    $(3,178,388) $(5,071,851)    $(12,473,814)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation...........       90,516      309,159          402,074         254,334      307,120          709,194
 Other common stock
  expense...............       21,240       24,200           45,440          24,200      297,745          343,185
 Interest converted to
  equity................          --       118,833          118,833          35,588       71,927          190,760
 Amortization of
  deferred equity-based
  compensation..........       83,962      230,378          314,340         164,185      286,135          600,475
 Changes in operating
  assets and
  liabilities:
  Prepaid expenses......       (1,471)      (7,487)          (8,958)        (88,400)       8,958              --
  Deposits..............     (137,668)      (1,607)        (141,125)         (4,107)      25,673         (115,452)
  Accounts payable......       29,510       73,802          174,431              34      212,725          387,156
  Accrued expenses......       88,992      (75,194)          13,798         (18,997)      11,966           25,764
  Related party payable.      160,000      159,999          333,332         120,000       40,001          373,333
                          -----------  -----------      -----------     -----------  -----------     ------------
Net cash used in
 operating activities...   (2,551,936)  (3,502,070)      (6,149,798)     (2,691,551)  (3,809,601)      (9,959,399)
Investing activities
Purchase of property and
 equipment..............      (98,330)     (40,548)        (171,774)        (56,704)    (694,360)        (866,134)
Proceeds from sales of
 equipment..............       30,497          --            30,497             --           --            30,497
                          -----------  -----------      -----------     -----------  -----------     ------------
Net cash used in
 investing activities...      (67,833)     (40,548)        (141,277)        (56,704)    (694,360)        (835,637)
Financing activities
Payments of capital
 lease obligations......     (113,319)    (261,318)        (374,637)       (195,639)    (255,435)        (630,072)
Credit line borrowings..       42,825       57,000           99,825          57,000          --            99,825
Issuance of Series A
 Preferred Stock........    1,064,286    1,583,304        3,922,590       1,583,304          --         3,922,590
Issuance of Series B
 Preferred Stock........          --           --               --              --     4,593,362        4,593,362
Issuance of common
 stock..................          --        14,405           20,725          14,000       54,745           75,470
Issuance of convertible
 promissory notes.......      580,355    2,582,111        3,162,466       1,832,111      879,687        4,042,153
                          -----------  -----------      -----------     -----------  -----------     ------------
Net cash provided by
 financing activities...    1,574,147    3,975,502        6,830,969       3,290,776    5,272,359       12,103,328
                          -----------  -----------      -----------     -----------  -----------     ------------
Net increase (decrease)
 in cash and cash
 equivalents............   (1,045,622)     432,884          539,894         542,521      768,398        1,308,292
Cash and cash
 equivalents, beginning
 of period..............    1,152,632      107,010              --          107,010      539,893          539,893
                          -----------  -----------      -----------     -----------  -----------     ------------
Cash and cash
 equivalents, end of
 period.................  $   107,010  $   539,894      $   539,894     $   649,531  $ 1,308,291     $  1,848,185
                          ===========  ===========      ===========     ===========  ===========     ============
Supplemental
 disclosures:
 Interest paid..........  $    23,562  $   166,307      $   189,869     $    19,585  $    73,026     $    262,895
                          ===========  ===========      ===========     ===========  ===========     ============
Supplemental disclosure
 of non-cash
 transactions:
 During the years ended March 31, 1998 and 1999, the Company entered into capital lease obligations totaling $588,184 and $76,671, respectively.
 During the year ended March 31, 1999, $2,412,466 in convertible notes and $118,833 in accrued interest were converted into 4,186,045 shares of Series A Preferred Stock.
 During the nine months ended December 31, 1998 and 1999, the Company entered into capital lease obligations totaling $64,863 and $1,268,242, respectively.
 During the nine months ended December 31, 1998, $1,697,593 in convertible notes and $35,588 in accrued interest were converted into 1,330,313 shares of Series A Preferred Stock.
 During the nine months ended December 31, 1999, $1,621,287 in convertible notes and $71,927 in accrued interest were converted into 2,090,387 shares of Series B Preferred Stock.

                            See accompanying notes.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS
  (Information at December 31, 1999 and for the nine months ended December 31,
                          1998 and 1999 is unaudited)

1. Business Activity

   TriVida Corporation (the Company), formally Nemogen Corporation, was incorporated on January 7, 1997, in California. The Company was formed to develop and market transactional stream analysis software products. The Company has changed its business model from transactional stream analysis software products to networked website personalization. Website personalization allows companies to customize sales and marketing information on their websites, in hopes of increasing sales, by predicting customer preferences from comparing a customer's selections to those made by other customers previously. The Company's service is provided over the Internet, in real time. To date the Company has devoted the majority of its efforts to product development activities and the raising of capital. As such, the Company is considered to be in the development stage at March 31, 1999.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

   The Company has experienced recurring operating losses and has a deficiency in working capital and stockholders' equity. The Company's growth and product development have required significant capital, which historically has been met primarily through the sale of stock and the issuance of convertible promissory notes. Management believes that additional capital will be needed to fund the Company's ongoing product development and marketing efforts. Management believes that the necessary capital to fund these efforts for the next twelve months will be raised through the sale of additional shares of the Company's Series B Preferred Stock or other securities of the Company. However, there can be no assurance that such financing will be completed. Without additional financing, the Company will be required to reduce its product development and marketing efforts. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the net realizable value of the Company's net assets in the event that the Company is unable to sustain its operations.

Unaudited Interim Results

   The accompanying balance sheet as of December 31, 1999, the statements of operations and cash flows for the nine months ended December 31, 1998 and 1999 and the statement of stockholders' equity (deficit) for the nine months ended December 31, 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which included only normal recurring adjustments, necessary to present fairly the Company's financial position, results of

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

operations and cash flows as of December 31, 1999 and for the nine months ended December 31, 1998 and 1999. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited.

Cash and Cash Equivalents

   Cash equivalents include highly liquid investments with maturities of three months or less from the date of purchase.

Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents approximates fair value due to the short maturities of those instruments. The carrying amount of the Company's credit line payable approximates fair value due to its variable rate nature. There is no established market for the Company's convertible promissory notes; however, management believes that the carrying amount approximates fair value.

Computers and Equipment

   Computers and equipment, including assets recorded under capital leases, are stated at cost. These assets are depreciated using the straight-line method over the estimated useful life of three years or over the period of the lease, whichever is shorter.

Long-Lived Assets

   The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under Statement No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.

Income Taxes

   The Company accounts for income taxes using the liability method, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws expected to be in effect when the

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

differences are expected to reverse. Valuation allowances are established when necessary to reduce the carrying amount of deferred tax assets to their net realizable value.

Accounting for Stock Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its stock options as permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The required pro forma disclosure for compensation expense under SFAS No. 123 are disclosed in Note 4.

Research and Development Costs

   Pursuant to the Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company is required to capitalize software development costs when "technological feasibility" of the product has been established and anticipated future revenues assure recovery of the capitalized amounts. Because the Company's product is still in the development phase, software development costs have been charged to product development expenses in the accompanying statements of operations.

Estimates and Assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Reclassifications

   Certain prior year financial statement items have been reclassified to conform to the current period's presentation.

3. Stockholders' Equity (Deficit) and Convertible Notes

   The Company was initially capitalized in January 1997, with the issue of 2,625,000 shares of common stock for a total of $6,000. On March 14, 1997, the Company issued 2,125,000 shares of Series A Preferred Stock at a purchase price of $0.60 per share to Woodside Fund III, L.P. (Woodside) and InnoCal L.P. (InnoCal). The Company issued an additional 375,000 shares of common stock to Woodside for a total of $320. An additional 1,773,810 shares of Series A Preferred Stock at $0.60 per share were issued to Woodside and InnoCal and certain other Series A Preferred Stockholders in August 1997.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)


   In February 1998, the Company issued to Woodside, Innocal and several existing Series A Preferred shareholders convertible promissory note totaling $580,355. The notes were non-interest bearing and payable upon demand of the holders. In connection with the issuance of the convertible notes, warrants to purchase common shares at $0.10 per share upon the closing of an equity financing with proceeds of at least $5 million, were issued to Woodside and InnoCal. The number of shares subject to the warrant will be equivalent to the number of shares which would equal $75,000 of fair value of common stock at the time of the financing, as determined by the Company's Board of Directors. These warrants will expire in February 2004, to the extent not previously exercised. As of March 31, 1999, such a financing has not occurred and no warrants have been exercised. The conversion feature of the convertible promissory notes was later amended to allow for conversion upon the next round of equity financing.

   In April, May and June 1998, the Company issued convertible promissory notes to Woodside and InnoCal totaling $670,000. These notes bore an interest rate of 10% per annum and were due upon demand. These notes were convertible into shares of the Company's Series A Preferred Stock at the option of the holder.

   In June 1998, the Company entered into a Series A Preferred Stock Agreement whereby the Company issued 1,805,506 shares of Series A Preferred Stock at a purchase price of $0.60 per shares. Concurrent with this equity financing, $930,355 in outstanding convertible notes and $19,677 in accrued interest were converted into 1,550,592 shares of the Company's Series A Preferred Stock.

   Also in June 1998, the Company issued additional convertible promissory notes totaling $998,024 to Woodside, InnoCal and several other existing shareholders. These notes bore an interest rate of 10% per annum and were due upon demand. These notes were convertible into shares of the Company's Series A Preferred Stock upon the next round of equity financing.

   On July 28, 1998, InnoCal purchased 200,000 shares of the Company's common stock for $12,000.

   On July 31, 1998, the Company issued to idealab! Capital Partners I-A and I-B, L.P. (idealab!) convertible promissory notes totaling $500,000 and bearing an interest rate of 10% per annum. The unpaid balance and accrued interest on the notes will be converted into shares of the Company's Series A Preferred Stock at a rate of $0.60 per shares. Additionally, in August 1998, the Company issued to idealab! 833,333 shares of Series A Preferred Stock for a price of $0.60 per share.

   On December 31, 1998, pursuant to the provisions of the promissory note agreements, $749,012 in outstanding convertible promissory notes, plus $34,067 in accrued interest were converted into 1,305,140 shares of the Company's Series A Preferred Stock.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

   On March 12, 1999, the Company issued to InnoCal, Woodside and idealab! convertible promissory notes totaling $750,000 and bearing an interest rate of 10% per annum. The unpaid principal and accrued interest will convert into shares of the Company's Series A Preferred Stock at a rate of $0.60 per share. In connection with the issuance of these convertible notes, 240,000 warrants for the purchase of common stock at a price of $0.60 per share were issued to Woodside, InnoCal, and idealab! In addition, the holders of the warrants may convert the warrants into common stock, without any additional consideration paid. The number of shares of common stock into which the warrants convert is dependent upon the fair market value of the Company's common stock at the date of conversion. These warrants expire in March 2004, to the extent not previously exercised. At the date of grant, the warrants have been valued at $8,400 and have been treated as a discount to the convertible notes issued and as additional Preferred Stock contribution.

   Also on March 12, 1999, $749,012 in outstanding convertible promissory notes, plus $49,176 in accrued interest, were converted into 1,330,313 shares of the Company's Series A Preferred Stock.

   On April 5, 1999, the Company issued to Oasis Ventures (Oasis) and other investors $767,187 in convertible promissory notes, bearing interest at a rate of 10% per annum. The unpaid principal balance and accrued interest will convert into shares of the Company's Series B Preferred Stock at a rate of $0.81 per share. In connection with the issuance of these convertible notes, 265,730 warrants for the purchase of common stock at a price of $0.06 per share were issued to Oasis and other investors. In addition, the holders of the warrants may convert the warrants into common stock, without any additional consideration paid. The number of shares of common stock into which the warrants convert is dependent upon the fair market value of the Company's common stock at the date of conversion. These warrants expire in March 2004, to the extent not previously exercised. At the date of grant, the warrants have been valued at $152,794 and have been treated as a discount to convertible notes issued and as additional paid-in capital.

   On July 28, 1999, the Company issued to InnoCal, Woodside and idealab! $112,500 in convertible promissory notes. The notes are due upon demand and bear interest at a rate of 8% per annum. The unpaid principal balance and accrued interest will automatically be converted into shares of the Company's Series B Preferred Stock at a rate of $0.81 per share.

   In August 1999, the Company issued 5,670,818 shares of Series B Preferred Stock at a price of $0.81 per share, for $4,593,362. Additionally, $1,693,214 in outstanding convertible promissory notes were converted into 2,090,387 shares of the Company's Series B Preferred Stock.

   The Series A Preferred Stock is convertible into common stock at the holder's option at any time after issuance. The rate of conversion into common stock is determined by the product of multiplying the number of Series A Preferred shares being converted by the Series A Preferred Conversion Rate, which shall initially be 1:1 but may change pursuant to the terms of the Stock

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

Purchase Agreement. All Series A Preferred Stock will be automatically converted into common stock upon the affirmative election of the holders of at least a majority of the outstanding shares of Series A Preferred Stock or upon the completion of a public offering with proceeds of at least $15 million and a total Company valuation of at least $75 million. The voting rights of the Series A Preferred Stock are equal to the number of shares of common stock into which such shares may be converted on a 1:1 basis. Each share of Series A Preferred Stock entitles the holder to receive cash dividends at a rate of 8% per annum of the original issue price of $0.60 per share. The dividends are payable at the declaration and discretion of the Board of Directors and are non-cumulative.

   The Series B Preferred Stock is convertible into common stock at the holder's option at any time after issuance. The rate of conversion into common stock is determined by the product of the number of Series B Preferred shares being converted and the Series B Preferred Conversion Rate, which shall initially be 1:1 but may change pursuant to the terms of the Series B Preferred Stock Purchase Agreement. All Series B Preferred Stock will automatically be converted into common stock upon the affirmative election of the holders of at least a majority of the outstanding shares of Series B Preferred Stock or upon the completion of a public offering with proceeds of at least $15 million and a total Company valuation of at least $75 million. The voting rights of the Series B Preferred Stock are equal to the number of shares into which such shares may be converted on a 1:1 basis. Each share of Series B Preferred Stock entitles the holder to receive cash dividends at a rate of 8% per annum of the original purchase price of $0.81 per share. Dividends are payable at the declaration and discretion of the Board of Directors and are non-cumulative.

   The Company's Articles of Incorporation have been amended from time to time to, among other matters, adjust its authorized number of shares of preferred and common stock. In addition, in June 1998, the Company authorized a stock split of its Series A Preferred Stock, whereby every three shares of Series A Preferred Stock became five shares. All information in these financial statements related to shares of Series A Preferred Stock has been adjusted to reflect this stock split.

   At March 31, 1999, 12,773,250 shares of common stock were reserved for future issuance, of which 1,900,000 were reserved for issuance under the Company's stock option plan, 11,000,000 were reserved for issuance upon the conversion of Preferred Stock, 1,250,000 were reserved for issuance upon the conversion of the convertible promissory notes and 365,000 were reserved for issuance upon the exercise of stock purchase warrants. In July 1999, the Company amended its Articles of Incorporation to increase the authorized number of shares of common stock to 30,000,000 shares.

4. Stock Option Plan

   The Company has adopted a Stock Option Plan (the Plan), which provides for the granting of options for the purchase of up to 1,900,000 (1,000,000 at March 31, 1998) shares of the Company's common stock. Under the Plan, incentive options to purchase shares may be granted to employees of the Company. Nonqualified options to purchase shares may be issued to employees, directors, and

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

consultants of the Company. Under the terms of the Plan, the exercise price of the incentive and nonqualified options cannot be less than the fair market value at the date of grant. Options principally vest over a period of four years from the date of grant and generally expire ten years from such grant.

   The Company has granted 11,800 and 45,000 options to certain consultants for services rendered as of March 31, 1998 and 1999, respectively. As of March 31, 1999, 11,800 of these options have an exercise price of $1.80 per share, 5,000 have an exercise price of $0.60 per share and 40,000 have an exercise price of $0.06 per share. The estimated fair value of these options has been recognized as additional paid-in capital and related expense in the amounts of $21,240 and $24,200 for the years ended March 31, 1998 and 1999, respectively.

   The Company has granted 70,000 options and 127,084 warrants for the purchase of the Company's common stock to certain consultants for services rendered during the nine month period ended December 31, 1999. As of December 31, 1999, the 70,000 options have an exercise price of $0.20 per share. The estimated fair market value of these options has been recognized as additional paid-in capital and related expense in the amount of $37,100 for the nine month period ended December 31, 1999. At the date of grant, the warrants have been valued at $107,851 and have been recognized as additional paid-in capital and related expense.

   A summary of the Company's stock option activity and related information is as follows:

                                                   Outstanding Stock Options
                                                 ------------------------------
                                                            Weighted
                                                            Average
                                                            Exercise
                                                             Price    Exercise
                                                 Number of    Per    Price Per
                                                  Options    Share     Share
     Outstanding at March 31, 1997..............       --    $ --    $      --
       Granted..................................   664,800    0.09    0.06-1.80
                                                 ---------   -----   ----------
     Outstanding at March 31, 1998..............   664,800    0.09    0.06-1.80
       Granted.................................. 1,231,000    0.06      0.06
       Exercised................................   (26,750)   0.06      0.06
       Forfeited................................   (79,250)   0.06      0.06
                                                 ---------   -----   ----------
     Outstanding at March 31, 1999.............. 1,789,800   $0.07   $0.06-1.80
       Granted.................................. 2,436,500    0.19    0.06-0.20
       Exercised................................  (858,749)   0.06    0.06-0.20
       Forfeited................................   (30,667)   0.16    0.06-0.20
                                                 ---------   -----   ----------
     Outstanding at December 31, 1999........... 3,336,884    0.16    0.06-1.80
                                                 =========   =====   ==========
     Exercisable at:
       March 31, 1998...........................    14,800   $1.45   $0.06-1.80
       March 31, 1999...........................   334,540   $0.13   $0.06-1.80
       December 31, 1999........................   835,220   $0.10   $0.06-1.80
                                                 =========   =====   ==========

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)


   At March 31, 1998 and 1999, 335,200 and 110,200 shares, respectively, were available for future grant. The weighted average remaining contractual life for the outstanding options was 8.46 years at March 31, 1999.

   The excess of the deemed fair value of the Company's common stock over the exercise price of options granted during the years ended March 31, 1998 and 1999 and the nine months ended December 31, 1999, at the date of grant amounted to $286,560, $545,280 and $1,228,725, respectively. The deemed fair value of the common stock was determined by the Company based on the selling prices of contemporaneous sales of Series A Preferred Stock considering the relative rights and privileges of each security, the stages of development of the Company's business, and the inherent risks and perceived future potential of the Company at the time of grant or issuance. The typical vesting period of the options is 25% after the first year from grant with the remaining balance vesting evenly over the following three years. The amortization of deferred compensation will be charged to operations on a graded methodology basis, consistent with the method described in Financial Accounting Standards Board Interpretation No. 28, over the vesting period of the options. During the years ended March 31, 1998 and 1999 and the nine month period ended December 31, 1999, amortization of deferred compensation of $83,962, $230,378 and $286,135, respectively, was recorded. Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's net losses for the years ended March 31, 1998 and 1999, would have been as follows:

                                                          1998         1999
      Net loss as reported............................ $(2,887,017) $(4,334,153)
      APB No. 25 compensation expense recorded........      83,962      230,378
      Stock-based compensation under SFAS No. 123.....      (5,447)     (45,726)
                                                       -----------  -----------
      Pro forma net loss.............................. $(2,808,502) $(4,149,501)
                                                       ===========  ===========

   The fair value of options granted during the years ended March 31, 1998 and 1999, are estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rates ranging from 4.5% to 5.5%; and an expected life of four years. At March 31, 1998 and 1999, deferred compensation of $202,598 and $517,500, respectively, was reflected as a reduction of stockholders' equity. The deferred compensation amortization relates only to stock options awarded to employees; the salaries and related benefits of these employees are included in the applicable operating expense line item.

5. Line of Credit

   On May 30, 1997, the Company entered into a QuickStart Loan Agreement (Loan Agreement) with Silicon Valley Bank, which was amended on November 30, 1998. The Loan Agreement allows for borrowings up to $99,825 and matures on May 30, 1999. Borrowings bear interest at the

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

prevailing prime rate, as defined, plus 2.0% (10.5% at March 31, 1998, and 9.75% at March 31, 1999).

   In connection with the renewal of the Loan Agreement in November 1999, the Company issued to Silicon Valley Bank 86,420 warrants to purchase the shares of the Company's Series B Preferred Stock at a price of $0.81 per share. In addition, the warrants may be converted, on a net basis, into shares of Series B Preferred Stock without any additional consideration paid. These warrants expire in November 2009, to the extent not previously exercised. At the date of grant, the warrants have been valued at $70,000 and have been treated as a deferred financing cost and as an additional Series B Preferred Stock contribution.

6. Commitments

   The Company conducts its operations in a leased facility. The lease expires in December 2004. Rent expense related to this lease amounted to $88,372 and $184,104 for the years ended March 31, 1998 and 1999, respectively. In addition, the Company leases certain computer equipment and furniture under capital leases. The cost and accumulated depreciation related to equipment under capital leases totaled $328,451 and $664,859, and $71,519 and $588,184, respectively, at March 31, 1998 and 1999. Future minimum payments under these leases consisted of the following at March 31, 1999:

                                                           Operating  Capital
                                                             Leases    Leases
      2000................................................ $  184,104 $301,399
      2001................................................    184,104   44,510
      2002................................................    184,104   19,152
      2003................................................    184,104      --
      2004................................................    184,104      --
      Thereafter..........................................    122,736      --
                                                           ---------- --------
      Total minimum lease payments........................ $1,043,256  365,061
                                                           ----------
      Amounts representing interest.......................             (74,843)
                                                                      --------
      Present value of net minimum lease payments
       (including current portion of $237,743)............            $290,218
                                                                      ========

7. Income Taxes

   No provision for income taxes, other than the state minimum tax of $800, was recognized for the years ended March 31, 1998, 1999 and December 31, 1999, as a result of the net loss incurred during such periods.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)


   The components of the Company's deferred tax assets (and related valuation reserve) are as follows:

                                                              March 31,
                                                       ------------------------
                                                          1998         1999
      Net operating loss carryforwards................ $ 1,097,508  $ 2,665,106
      Other...........................................      86,390      150,790
                                                       -----------  -----------
      Total deferred tax assets.......................   1,183,898    2,815,896
      Valuation reserve...............................  (1,183,898)  (2,815,896)
                                                       -----------  -----------
      Net deferred tax assets......................... $       --   $       --
                                                       ===========  ===========

   The Company's income tax expense differs from income tax (benefit) computed at the U.S. federal statutory rate due to deferred tax assets not benefited. The Company's net operating loss carryforwards could be limited in circumstances involving a significant change in equity ownership.

   At March 31, 1999 and December 31, 1999, the Company had net operating loss carryforwards for both federal and state income tax purposes of approximately $6,700,000 and $11,400,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2005 through 2019, if not utilized.

8. Employee Benefit Plans

   Employees of the Company who are at least 21 years of age and have completed one month of service, are eligible to participate in a defined contribution retirement plan, under the provisions of Section 401(k) of the Internal Revenue Code. Employees may contribute 15% of their eligible compensation, up to a maximum of $10,000. The plan does provide for matching or discretionary contributions by the Company; however, no such contributions have been made through March 31, 1999.

9. Related Party Transactions

   The Company has entered into agreements with two of its executives and shareholders, whereby a portion of their salaries be loaned to the Company. These loans will be repaid upon the closing of a Third Party Financing, defined as an equity financing from institutional investors with proceeds of at least $5 million. As of March 31, 1999, no such Third Party Financing has occurred. Amounts accrued under these agreements total $173,333, $333,332 and $40,000 for the years ended March 31, 1998 and 1999 and the nine month period ended December 31, 1999, respectively.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)


10. Year 2000 (Unaudited)

   The Company has assessed its Year 2000 business risks and its exposure to computer systems which are date sensitive. Year 2000 risks results from certain computer programs that were written using two digits rather than four digits to define the year (for example "99" for 1999). Computer systems and operating equipment that utilize two digit date definitions may experience processing problems or failure when the last two digits of a year become "00," as did occur on January 1, 2000. Based on its evaluation, the Company determined that certain of its information systems were not Year 2000 compliant and elected to upgrade or replace such systems. These systems were replaced during fiscal year 1999 and the Company has determined that it is fully Year 2000 compliant. The cost of this replacement was not material.

11. Event Subsequent to Date of Report of Independent Auditors (Unaudited)

   On February 15, 2000 the Company signed a definitive agreement with Be Free, Inc. (Be Free), whereby Be Free would acquire all of the Company's issued and outstanding shares of capital stock for approximately 2,933,276 shares of Be Free common stock. In addition, Be Free would assume all outstanding options to acquire the Company's capital stock, pursuant to which an additional 566,592 shares of Be Free common stock may be issued. The sale was completed on February 29, 2000.

                     UNAUDITED PRO FORMA COMBINED CONDENSED

                             FINANCIAL INFORMATION

   The following unaudited pro forma combined condensed financial information gives effect to the acquisition by Be Free of TriVida in a transaction which will be accounted for as a purchase. The unaudited pro forma combined condensed balance sheet is based on the historical balance sheets of Be Free and TriVida and has been prepared to reflect the acquisition by Be Free of TriVida as if it had occurred at December 31, 1999. The unaudited pro forma combined condensed statement of continuing operations is based on the historical statements of continuing operations of Be Free and TriVida, and combines the results of continuing operations of Be Free for the year ended December 31, 1999 and the twelve months ended December 31, 1999 of TriVida, as if the acquisition occurred on January 1, 1999. TriVida's fiscal year ends on March 31. The results of continuing operations for TriVida for the twelve months ended December 31, 1999 were created using the unaudited results of operations of TriVida for the nine months ended December 31, 1999 and adding the unaudited results of operations of TriVida for its three months ended March 31, 1999.

   The pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future financial position or operating results of Be Free. The pro forma combined condensed financial information does not give effect to any cost savings or restructuring and integration costs which may result from the integration of Be Free and TriVida operations. Such costs related to restructuring and integration have not yet been determined and Be Free expects to charge such costs to operations during the quarter incurred.

   The unaudited pro forma combined condensed financial information is based on continuing operations only and excludes the results of extraordinary items.

   The unaudited pro forma combined condensed financial information should be read in conjunction with the financial statements and notes thereto of Be Free and TriVida included elsewhere in this prospectus.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                     BALANCE SHEET AS OF DECEMBER 31, 1999

                                                       Pro Forma        Pro Forma
                            Be Free       TriVida     Adjustments        Combined
         ASSETS
Current assets:
 Cash and cash
  equivalents...........  $ 58,975,906  $  1,308,291  $        --      $ 60,284,197
 Marketable securities..    12,761,659           --            --        12,761,659
 Accounts receivable,
  net...................     1,328,406           --            --         1,328,406
 Prepaid expenses.......     1,012,791           --            --         1,012,791
 Other current assets...       269,526           --            --           269,526
                          ------------  ------------  ------------     ------------
  Total current assets..    74,348,288     1,308,291           --        75,656,579
Marketable securities...     7,954,400           --            --         7,954,400
Property and equipment,
 net....................     7,966,868     2,059,545           --        10,026,413
Intangible assets, net..           --            --    163,413,001 (1)  163,413,001
Other assets............       567,288       185,451           --           752,739
                          ------------  ------------  ------------     ------------
  Total assets..........  $ 90,836,844  $  3,553,287  $163,413,001     $257,803,132
                          ============  ============  ============     ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and
  accrued expenses......  $  3,883,161  $    412,919  $  2,865,000 (2) $  7,161,080
 Deferred revenue.......       942,537           --            --           942,537
 Current portion of
  long-term debt........       942,770       968,936           --         1,911,706
                          ------------  ------------  ------------     ------------
  Total current
   liabilities..........     5,768,468     1,381,855     2,865,000       10,015,323
Long-term debt, net of
 current portion........     2,507,357       807,251           --         3,314,608
                          ------------  ------------  ------------     ------------
  Total liabilities.....     8,275,825     2,189,106     2,865,000       13,329,931
                          ------------  ------------  ------------     ------------
Stockholders' equity:
 Series A and B
  convertible preferred
  stock.................           --     12,818,865   (12,818,865)(3)          --
 Common stock...........       561,765        75,470        29,333 (4)      591,098
                                                           (75,470)(3)
 Additional paid-in
  capital...............   113,273,840     2,403,810   161,882,849 (4)  275,156,689
                                                        (2,403,810)(3)
 Stockholders' notes
  receivable............      (208,072)          --            --          (208,072)
 Unearned compensation..    (6,001,938)   (1,460,150)    1,460,150 (3)   (6,001,938)
 Accumulated other
  comprehensive loss....       (10,818)          --            --           (10,818)
 Accumulated deficit....   (25,017,011)  (12,473,814)   12,473,814 (3)  (25,017,011)
                          ------------  ------------  ------------     ------------
                            82,597,766     1,364,181   160,548,001      244,509,948
 Treasury stock, at
  cost..................       (36,747)          --            --           (36,747)
                          ------------  ------------  ------------     ------------
  Total stockholders'
   equity...............    82,561,019     1,364,181   160,548,001      244,473,201
                          ------------  ------------  ------------     ------------
  Total liabilities and
   stockholders' equity.  $ 90,836,844  $  3,553,287  $163,413,001     $257,803,132
                          ============  ============  ============     ============

 See accompanying notes to the unaudited pro forma combined condensed financial information.

                UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT
         OF CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                      Pro Forma       Pro Forma
                            Be Free       TriVida    Adjustments       Combined
Revenue.................  $  5,328,675  $       --   $        --     $  5,328,675
Operating expenses:
  Cost of revenue ......       844,838          --            --          844,838
  Sales and marketing...     9,329,446    1,736,642           --       11,066,088
  Client services ......     3,473,583          --            --        3,473,583
  Development and
   engineering..........     4,767,382    1,328,112           --        6,095,494
  General and
   administrative.......     2,823,412    2,530,149           --        5,353,561
  Equity related
   compensation.........     1,942,147      352,328           --        2,294,475
  Amortization of
   goodwill and
   intangible assets....           --           --     54,471,000(1)   54,471,000
                          ------------  -----------  ------------    ------------
    Total operating
     expenses...........    23,180,808    5,947,231    54,471,000      83,599,039
                          ------------  -----------  ------------    ------------
    Operating loss......   (17,852,133)  (5,947,231)  (54,471,000)    (78,270,364)
Interest income
 (expense), net.........       347,721     (279,585)          --           68,136
Provision for income
 taxes..................           --          (800)          --             (800)
                          ------------  -----------  ------------    ------------
Loss from continuing
 operations.............  $(17,504,412) $(6,227,616) $(54,471,000)   $(78,203,028)
                          ============  ===========  ============    ============
Basic and diluted loss
 from continuing
 operations per common
 share(5)...............  $      (0.92)                              $      (3.57)
Basic and diluted
 weighted average number
 of common shares(5)....    18,951,340                                 21,884,616



 See accompanying notes to the unaudited pro forma combined condensed financial information.

          NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

A. Pro forma Basis of Presentation and Adjustments

   The following unaudited pro forma combined condensed financial information gives effect to the acquisition by Be Free of TriVida in a transaction which will be accounted for as a purchase. The unaudited pro forma combined condensed balance sheet is based on the balance sheets of Be Free and TriVida and has been prepared to reflect the acquisition by Be Free of TriVida as if it had occurred at December 31, 1999. The unaudited pro forma combined condensed statement of continuing operations is based on the individual statements of continuing operations of Be Free and TriVida, and combines the results of continuing operations of Be Free for the year ended December 31, 1999 and the twelve months ended December 31, 1999 of TriVida, as if the acquisition occurred on January 1, 1999. TriVida's fiscal year ends on March 31. The results of continuing operations for TriVida for the twelve months ended December 31, 1999 were created using the unaudited results of operations of TriVida for the nine months ended December 31, 1999 and adding the unaudited results of operations of TriVida for its three months ended March 31, 1999.

   On February 29, 2000, Be Free issued 2,933,276 shares of Be Free common stock in exchange for all outstanding shares of common and preferred stock of TriVida. Be Free also issued options exercisable for 566,592 shares of common stock in replacement of outstanding options for common stock of TriVida.

B. Pro Forma Adjustments to Pro Forma Combined Condensed Financial Information

  1. Be Free estimates the purchase price for TriVida to be approximately $165.0 million based on the consideration paid to TriVida shareholders including common stock and options, plus acquisition related expenses. For purposes of measuring the value of the transaction, the value of the common stock issued was based on the average closing price of Be Free's common stock two days before and after the parties agreed to the terms of the acquisition and the terms were announced. The value of options issued was estimated using the Black Scholes valuation model. Be Free is currently in the process of performing a full assessment of the fair value of the net assets acquired. For the purposes of the preparation of the pro forma combined condensed financial information, Be Free has allocated approximately $1.4 million of the purchase price to tangible assets acquired and liabilities assumed based on the book value as of December 31, 1999. The remainder has been allocated to intangible assets which are expected to include: completed technology, workforce, trademarks and goodwill. Based on an estimated useful life of three years for such intangible assets, the unaudited pro forma combined condensed financial information includes an adjustment of approximately $54.5 million for amortization expense. The allocation of the purchase price to tangible and intangible assets, as well as the related amortization expense, may change materially as a result of the completion of Be Free's evaluation of the fair value of the net assets acquired.

  2. Increase in accrued expenses for the estimated acquisition related expenses of $2,865,000.

  3.  Elimination of TriVida equity accounts.

  4. Increase in stockholders' equity for the issuance of 2,933,276 shares of Be Free common stock and for the assumption of options to purchase 566,592 shares of Be Free common stock in connection with the acquisition. As a result, the carrying value of common stock and additional paid-in capital increased by $29,333 and $161,882,849 respectively.

  5. The unaudited pro forma combined per share amounts are based on the pro forma combined weighted average number of common shares which equals Be Free's weighted average number of common shares outstanding for the period plus the 2,933,276 shares of Be Free common stock issued in connection with the acquisition of TriVida. All dilutive potential common shares of Be Free and TriVida have been excluded from the calculation of pro forma loss from continuing operations per common share as their inclusion would be antidilutive. Unaudited pro forma loss per share from continuing operations excludes accretion of preferred stock to redemption value of $0.07 per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
March 28, 2000


                           [beFree logo appears here]

                        6,000,000 Shares of Common Stock

                            ----------------------
                                  PROSPECTUS
                            ----------------------

                          Donaldson, Lufkin & Jenrette

                                   Chase H&Q

                               Robertson Stephens

                             Dain Rauscher Wessels

                                 DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Be Free have not changed since the date hereof.

--------------------------------------------------------------------------------